SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ML BANCORP, INC.
 (Exact name of the registrant as specified in its certificate of incorporation)

        Pennsylvania                                             23-2752439
(State or other jurisdiction of            6035                (IRS Employer
 incorporation or organization)    (Primary S.I.C. Number)   Identification No.)

                                Two Aldwyn Center
                               Villanova, PA 19085
                                 (610) 526-6460

                        (Address, including zip code, and
                  telephone number, including area code, of the
                    registrant's principal executive offices)

                                Brian M. Hartline
                                 Vice President
                                ML Bancorp, Inc.
                                Two Aldwyn Center
                          Villanova, Pennsylvania 19085
                                 (610) 526-6460
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:
J. Roger Williams, Jr., Esquire                John B. Lampi, Esquire
Dilworth, Paxson, Kalish & Kauffman LLP        Schnader, Harrison, Segal & Lewis
3200 Mellon Bank Center                        Suite 700
1735 Market Street                             30 North Third Street
Philadelphia, PA 19103                         Harrisburg, PA 17101-1713
(215) 575-7050                                 (717) 231-4011

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

         If the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                                                      CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                Proposed              Proposed
       Title of Each Class               Amount to Be        Maximum Offering    Maximum Aggregate         Amount of
  of Securities to Be Registered(1)       Registered          Price Per Unit      Offering Price       Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01...........    766,000 (2)           $                   $                  $2,310.93 (3)
==================================================================================================================================

  (1) This registration statement relates to shares of common stock of the Registrant issuable to holders of the common stock of Penncore Financial Services Corporation ("Penncore") in connection with the proposed merger of Penncore with and into the Registrant.
  (2) Based on an estimated maximum of 766,000 shares of Registrant's common stock to be issued in exchange for an estimated maximum of 306,391 shares of Penncore common stock.
  (3) Estimated solely for the purpose of calculating the registration fee and based, in accordance with Rule 457(f)(2) under the Securities Act of 1933, on the per share book value of Penncore's common stock of $24.89 as reported on March 31, 1997.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                ML BANCORP, INC.

                              CROSS-REFERENCE TABLE

                           Pursuant to Regulation S-K

Item No.                            Form S-4 Caption                               Prospectus/Joint Proxy

A.  Information About the Transaction

Item 1     Forepart of the Registration Statement and
               Outside Front Cover Page of Prospectus................      Facing Page; Cross Reference Sheet;
                                                                             Outside Front Cover Page

Item 2     Inside Front and Outside Back Cover Pages of
               Prospectus............................................      Available Information; Incorporation of
                                                                             Certain Documents by Reference

Item 3     Risk Factors, Ratio of Earnings to Fixed
               Charges and Other Information.........................      Outside Front Cover Page; Summary;
                                                                             Approval of Agreement and Plan of
                                                                             Merger

Item 4     Terms of the Transaction..................................      Summary; Approval of Agreement and
                                                                             Plan of Merger; Comparison of
                                                                             Bancorp Common Stock and Penncore
                                                                             Common Stock

Item 5     Pro Forma Financial Information...........................      Not Applicable

Item 6     Material Contracts with the Company Being
               Acquired..............................................      Summary; Approval of Agreement and
                                                                             Plan of Merger

Item 7     Additional Information Required for
               Reoffering by Persons and Parties Deemed
               to be Underwriters....................................      Not Applicable

Item 8     Interests of Named Experts and Counsel....................      Not Applicable

Item 9     Disclosure of Commission Position on
               Indemnification for Securities Acts
               Liabilities...........................................      Not Applicable

B.  Information About the Registrant

Item 10    Information with Respect to S-3
               Registrants...........................................      Available Information; Incorporation of
                                                                             Certain Documents by Reference

Item 11    Incorporation of Certain Information by
               Reference.............................................      Available Information; Incorporation of
                                                                             Certain Documents by Reference

Item 12    Information with Respect to S-2 or S-3
               Registrants...........................................      Not Applicable

                                        i

Item 13    Incorporation of Certain Information by
               Reference.............................................      Not Applicable

Item 14    Information with Respect to Registrants
               Other than S-2 or S-3 Registrants.....................      Not Applicable


C.  Information About the Company Being Acquired

Item 15    Information with Respect to S-3
               Companies.............................................      Not Applicable

Item 16    Information with Respect to S-2 or S-3
               Companies.............................................      Not Applicable

Item 17    Information with Respect to Companies
               Other than S-2 or S-3 Companies.......................      Summary; Approval of Agreement and
                                                                             Plan of Merger; Description of
                                                                             Penncore; Penncore Market Prices
                                                                             and Dividends; Penncore Selected
                                                                             Consolidated Financial Data;
                                                                             Management's Discussion and
                                                                             Analysis of Financial Condition and
                                                                             Results of Operations of Penncore

D. Voting and Management Information

Item 18    Information if Proxies, Consents or
               Authorizations are to be Solicited....................      Facing Page; Outside Front Cover
                                                                             Page; Summary; Introduction;
                                                                             Approval of Agreement and Plan of
                                                                             Merger; Principal Beneficial
                                                                             Shareholders of Penncore; Information
                                                                             Concerning Penncore Directors,
                                                                             Officers and Nominee

Item 19    Information if Proxies, Consents or
               Authorizations are not to be Solicited or in
               an Exchange Offer.....................................      Not Applicable

                           Proxy Statement/Prospectus

                                ML BANCORP, INC.

              Up to 766,000 Shares of Common Stock, $0.01 par value
                        Issuable in proposed merger with

                     PENNCORE FINANCIAL SERVICES CORPORATION


     This Proxy Statement/Prospectus is being furnished to the holders of Common Stock, par value $5.00 per share ("Penncore Common Stock"), of Penncore Financial Services Corporation ("Penncore") in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Shareholders of Penncore (the "Annual Meeting") to be held on ________ ___, 1997. The purpose of the Annual Meeting is to vote upon the election of one Class A Director to the Board of Directors of Penncore, to consider and vote upon a proposed merger (the "Merger") of Penncore into ML Bancorp, Inc. ("Bancorp"), to ratify the selection of KPMG Peat Marwick LLP, certified public accountants, as the independent auditors for Penncore for the fiscal year ending December 31, 1997, to vote on the adjournment of the Annual Meeting (if necessary), and to transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. As a result of the Merger, Bancorp, which will be the surviving corporation, will acquire all of the assets and liabilities of Penncore, and each share of Penncore Common Stock will be converted into: (i) the right to receive $36.56 cash without interest; (ii) the right to receive the Exchange Ratio of 2.50 shares of Common Stock of Bancorp, par value $0.01 per share ("Bancorp Common Stock"); or (iii) the right to receive a combination of cash and shares of Bancorp Common Stock as determined by the allocation procedures described herein. On February 3, 1997, the last trading day before the public announcement of the proposed Merger, the closing price for Bancorp Common Stock on the NASDAQ National Market System ("NASDAQ") was $14.625 per share. Penncore shareholders should note that the market value of Bancorp Common Stock may change prior to consummation of the Merger and that an increase or decrease in the price of the Bancorp Common Stock prior to the consummation of the Merger may cause the Exchange Ratio to be adjusted as described herein. The approximate date on which this Proxy Statement/Prospectus will first be mailed to the shareholders of Penncore is ________ ___, 1997.
                               ------------------

     THE SHARES OF BANCORP COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
       ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

        THE SHARES OF BANCORP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION
     AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.
                               ------------------

     No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by Bancorp or Penncore. This Proxy Statement/Prospectus does not constitute an offer or solicitation by any person in any State in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of Bancorp Common Stock hereunder shall imply that the information contained herein is correct as of any time subsequent to the date of this Proxy Statement/Prospectus.
                               ------------------

       The date of this Proxy Statement/Prospectus is ________ ___, 1997.

                              AVAILABLE INFORMATION

     Bancorp has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act") a Registration Statement on Form S-4 (the "Registration Statement") covering the shares of Bancorp Common Stock issuable in the Merger. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and copies of such material can be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

     Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Suite 1400, 500 West Madison Street, Chicago, Illinois; and Room 1228, 75 Park Place, New York, New York. Copies of such material can also be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549. In addition, Bancorp files such material electronically with the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC Web site is http://www.sec.gov. Bancorp Common Stock is quoted on the NASDAQ National Market System under the symbol "MLBC," and such Bancorp reports and proxy statements and other Bancorp information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed with the SEC by Bancorp (File No. 0-24358) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

     1.   Bancorp's  Annual  Report  on Form 10-K for the year  ended  March 31,
          1996.

     2. Bancorp's Quarterly Reports on Form 10-Q for the three months ended June 30, September 30 and December 31, 1996.

     3. Bancorp's Current Reports on Form 8-K dated March 3, 1997 and March 10, 1997.

     All documents and reports filed by Bancorp pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Annual Meeting of Penncore shareholders shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     A copy of Bancorp's quarterly report for the period ending December 31, 1996 on Form 10-Q (not including exhibits thereto) is being furnished to each person who receives this Proxy Statement/Prospectus.

     All information contained in this Proxy Statement/Prospectus with respect to Bancorp was supplied by Bancorp and all information with respect to Penncore was supplied by Penncore.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ML BANCORP, INC. WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, A COPY OF ANY AND ALL DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE HEREIN. SUCH REQUESTS SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, ML BANCORP, INC., TWO ALDWYN CENTER, ROUTE 32 AND LANCASTER AVENUE, VILLANOVA, PENNSYLVANIA 19085, TELEPHONE: (610)526-6482. IN ORDER TO INSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________ __, 1997.

     This Proxy Statement/Prospectus does not constitute a prospectus for the public reoffering of Bancorp Common Stock.

                                TABLE OF CONTENTS
                                                                            Page

AVAILABLE INFORMATION.........................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................2

SUMMARY.......................................................................7
         The Parties..........................................................7
         The Penncore Annual Meeting..........................................7
         Election of Class A Director, Ratification of Independent Auditors
            and Adjournment of Annual Meeting.................................8
         The Merger...........................................................8
         Bancorp Selected Consolidated Financial Data........................13
         Comparative Per Share Data..........................................15
         Penncore Selected Consolidated Financial Data.......................15
         Market Value Information............................................15

INTRODUCTION.................................................................16
         Purpose of the Annual Meeting.......................................16
         Principal Terms of the Merger.......................................17
         Record Date; Voting Rights..........................................18
         Voting and Revocation of Proxies....................................18
         Solicitation of Proxies.............................................18
         Forms of Election Concerning Compensation to Be Received
            in the Merger....................................................19
         Rights of Dissenting Shareholders...................................19
         Voting Agreements...................................................19

ITEM 1:  ELECTION OF CLASS A DIRECTOR........................................20

ITEM 2:  APPROVAL OF AGREEMENT AND PLAN OF MERGER............................20
         The Merger..........................................................20
         Background and Reasons for the Merger...............................21
         Required Vote; Recommendations......................................23
         Voting Agreements...................................................23
         Opinion of Penncore Financial Advisor...............................24
         Conversion of Penncore Common Stock.................................26
         Shareholder Election Procedures.....................................27
         Allocation Procedures...............................................28
         Exchange of Stock Certificates......................................30
         Stock Purchase Warrants and Phantom Shares..........................31
         Certain Federal Income Tax Consequences.............................32
         Interests of Certain Persons in the Transaction.....................34
         Stock Option Agreement..............................................36
         Conduct of Penncore Business Pending the Merger.....................37
         Conditions to the Merger............................................38
         Representations and Warranties......................................38
         Termination, Amendment and Waiver...................................38
         Rights of Dissenting Shareholders...................................39
         Restrictions on Resales by Penncore Affiliates......................41
         Expenses............................................................42
         Effective Time of the Merger........................................42
         Accounting Treatment................................................42

         Indemnification of Directors and Officers of Penncore and
            Commonwealth State Bank by Bancorp...............................42
         Listing on NASDAQ Stock Market......................................43
         Advisory Board; Commonwealth State Bank.............................43

COMPARISON OF BANCORP COMMON STOCK AND PENNCORE COMMON STOCK.................43
         General.............................................................43
         Voting Rights.......................................................43
         Board of Directors..................................................44
         Amendment of Articles and By-Laws...................................45
         Restrictions on Offers and Acquisitions of Bancorp's
          Equity Securities..................................................46
         Pennsylvania Business Corporation Law...............................46
         Dissenters' Rights..................................................47
         Preferred Stock.....................................................48
         Dividend Rights.....................................................48
         Liquidation Rights..................................................48
         Miscellaneous.......................................................48

DESCRIPTION OF BANCORP.......................................................48

BANCORP MARKET PRICES AND DIVIDENDS..........................................50

DESCRIPTION OF PENNCORE......................................................51
         Business............................................................51
         Competition.........................................................51
         Supervision and Regulation..........................................51
         Effect of Government Monetary Policies..............................52
         Legislation and Regulatory Changes..................................53
         Legal Proceedings...................................................53
         Environmental Issues................................................53
         Regulatory Capital Requirements.....................................53

PENNCORE MARKET PRICES AND DIVIDENDS.........................................54
         Penncore Common Stock Prices and Common Stock Dividends.............54
         Dividend Restrictions on Commonwealth State Bank....................55

PENNCORE SELECTED CONSOLIDATED FINANCIAL DATA................................56

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS OF PENNCORE...........................57
         Results of Operations...............................................57
         Effects of Inflation and Changing Prices............................63
         Financial Condition.................................................63
         Recently Issued Accounting Pronouncements...........................71

PRINCIPAL BENEFICIAL SHAREHOLDERS OF PENNCORE................................72

INFORMATION CONCERNING PENNCORE DIRECTORS, OFFICERS
   AND NOMINEE...............................................................73
         Beneficial Ownership by Officers, Directors and Nominee.............74
         Compensation of Officers............................................75
         Profit Sharing Plan.................................................75
         Employment Agreements...............................................76
         Stock Purchase Warrants.............................................79
         Phantom Stock Plan..................................................79
         Certain Transactions................................................79

ITEM 3:  RATIFICATION OF INDEPENDENT AUDITORS................................80

ITEM 4:  ADJOURNMENT OF ANNUAL MEETING.......................................80

SHAREHOLDER PROPOSALS........................................................81

LEGAL OPINIONS...............................................................81

EXPERTS......................................................................81

OTHER MATTERS................................................................81

ANNEX F: INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PENNCORE
                  FINANCIAL SERVICES CORPORATION AND SUBSIDIARY.........    F-1

ANNEX A: AGREEMENT AND PLAN OF MERGER...................................    A-1

ANNEX B: STOCK OPTION AGREEMENT.........................................    B-1

ANNEX C: OPINION OF DANIELSON ASSOCIATES, INC...........................    C-1

ANNEX D: PENNSYLVANIA STATUTORY PROVISIONS FOR RIGHTS
                  OF DISSENTING SHAREHOLDERS............................    D-1

                                     SUMMARY


     The following is a brief summary of certain information which may also be contained elsewhere in this Proxy Statement/Prospectus. This summary is provided for convenience and should not be considered complete. It is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus, in the financial information incorporated by reference herein, and in the Annexes hereto.

The Parties

     ML Bancorp, Inc. ("Bancorp"), a Pennsylvania business corporation, is a unitary savings and loan holding company with its principal executive offices at Two Aldwyn Center, Villanova, Pennsylvania 19085 (telephone: 610-526-6460). Its subsidiary is Main Line Bank, a federally-chartered savings bank, which has 24 business centers located in Bucks, Chester, Delaware and Montgomery Counties, Pennsylvania and 9 mortgage loan production offices located in Eastern Pennsylvania, Southern New Jersey, Northern Delaware and Florida.

     Through its community offices, Main Line Bank provides a wide range of financial products and services, including traditional depository and lending services to consumers, businesses, and governmental units. Main Line Bank's primary market area consists of the greater Philadelphia metropolitan region. Its mortgage banking and commercial real estate departments lend to borrowers located outside of this area, but within approximately 100 miles of Bancorp's headquarters. For further information on Bancorp, see the caption entitled:
"DESCRIPTION OF BANCORP."

     Bancorp Common Stock is traded in the over-the-counter market under the symbol "MLBC" and is listed on the NASDAQ National Market System. On _________ __, 1997, the last reported sale price for Bancorp Common Stock was $_______ per share.

     At December 31, 1996, Bancorp had consolidated total assets of $1.875 billion, customer accounts of $875.4 million and net loans of $721.4 million. Bancorp reported net income of $11.6 million, or $0.91 per share, for the year ended March 31, 1996 and net income of $10.4 million, or $0.91 per share, for the nine months ended December 31, 1996.

     Penncore Financial Services Corporation ("Penncore"), a Pennsylvania business corporation, is a bank holding company with its principal executive offices at 3 Friends Lane, Newtown, Pennsylvania 18940 (telephone:
215-860-4200). Its subsidiary is Commonwealth State Bank, which has two banking offices in Lower Bucks County, Pennsylvania. Commonwealth State Bank offers traditional depository and lending services to consumers, businesses and governmental units which are located primarily in Bucks County, Pennsylvania and Mercer County, New Jersey. For further information on Penncore, see the caption entitled: "DESCRIPTION OF PENNCORE."

     At December 31, 1996, Penncore had total assets of $138 million, deposits of $95 million and net loans of $77 million. Penncore reported net income of $675 thousand, or $1.74 per share (primary), for the year ended December 31, 1996.

The Penncore Annual Meeting

     The Annual Meeting of Shareholders of Penncore (the "Annual Meeting") will be held at 9:00 a.m. (local time), on ___________, 1997 at the principal office of Commonwealth State Bank, 3 Friends Lane, Newtown, Pennsylvania. Only holders of record of Common Stock, par value $5.00 per share, of Penncore ("Penncore Common Stock") at the close of business on __________, 1997 will be entitled to notice of and to vote at the Annual Meeting. At that date, __________ shares of Penncore Common Stock were outstanding, each share being entitled to one vote. See "INTRODUCTION."

Election  of  Class  A  Director,   Ratification  of  Independent  Auditors  and
Adjournment of Annual Meeting

     At the Annual Meeting, the first item that shareholders of Penncore will be asked to vote upon is the election of one Class A Director to the Board of Directors of Penncore. The Director will be elected by a majority of the votes cast at the Annual Meeting. The nominee will be elected to serve for a three-year term and until his successor is elected and qualified. If, however, the Merger (as discussed below) is consummated, the nominee's service will end at the Effective Time of the Merger. See "ITEM 1: ELECTION OF CLASS A DIRECTOR" and "INFORMATION CONCERNING PENNCORE DIRECTORS, OFFICERS AND NOMINEE."

     The third item that shareholders of Penncore will be asked to vote upon is the ratification of KPMG Peat Marwick LLP ("KPMG") as Penncore's independent public accountants for the fiscal year ending December 31, 1997. Such ratification requires the affirmative vote of a majority of the votes cast at the Annual Meeting. See "ITEM 3: RATIFICATION OF INDEPENDENT AUDITORS."

     The fourth item shareholders of Penncore will be asked to vote upon is the adjournment of the Annual Meeting, if necessary, to permit further solicitation of Proxies in the event there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or to approve the Merger Agreement. Such vote on adjournment requires the affirmative vote of a majority of the votes cast at the Annual Meeting. See "ITEM 4: ADJOURNMENT OF ANNUAL MEETING."


The Merger

     At the Annual Meeting, the second item shareholders of Penncore will be asked to vote upon, is the approval of an Agreement and Plan of Merger (the "Merger Agreement") between Bancorp and Penncore. The Merger Agreement provides for the merger of Penncore with and into Bancorp (the "Merger"). As a result of the Merger, Bancorp will acquire all of the assets and liabilities of Penncore, and Penncore will cease to exist as a separate corporation. It is contemplated that simultaneously with or immediately following the Merger, Commonwealth State Bank will be merged with and into Main Line Bank (the "Bank Merger"), but will be operated under the title: "Commonwealth State Bank, a division of Main Line Bank." See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--The Merger."

     At the Effective Time of the Merger, shareholders of Penncore will receive in exchange for their shares cash, shares of Bancorp Common Stock, or a combination of cash and shares of Bancorp Common Stock, depending upon the outcome of the shareholder elections, as described herein. Each share of Penncore Common Stock will be exchanged for cash in the amount of $36.56 without interest, 2.50 shares of Bancorp Common Stock (the "Exchange Ratio"), or a combination of these two forms of consideration in accordance with the allocation procedures described herein. The Exchange Ratio will be reduced if the Average Price of Bancorp Common Stock is higher than $16.75, and may be increased if such price is less than $12.50, prior to the Effective Time of the Merger as described herein.

     Not more than 49% nor less than 30% of the outstanding shares of Penncore Common Stock will be exchanged for cash.

     Penncore shareholders are requested to deliver with their Proxy a Cash Election, a Stock Election or a Non-Election prior to the Annual Meeting on the Form of Election included with this Proxy Statement/Prospectus. Cash will be paid in lieu of any fractional share of Bancorp Common Stock.

     On May ___, 1997, the closing sales price of Bancorp Common Stock was $___ per share.

     See  "APPROVAL  OF  AGREEMENT  AND PLAN OF  MERGER--Conversion  of Penncore
Common  Stock,"   "--Shareholder   Election   Procedures,"   and   "--Allocation
Procedures."

     Reasons for the Merger

     Penncore. The Board of Directors of Penncore has, from time to time, considered Penncore's position as an independent banking company serving the Lower Bucks County market area with respect to the changing and increasingly competitive financial services industry. Penncore's competition includes commercial banks, credit unions and thrift institutions, many of which have substantially greater resources than Penncore. These competitors can provide a greater array of products and services to customers.

     In reaching its conclusion to approve the Merger Agreement, Penncore's Board of Directors considered a variety of factors, including: Penncore's and Bancorp's financial position and market position; acquisition pricing of comparable Pennsylvania commercial banks with Penncore; Bancorp's Common Stock price performance; and the specific provisions of Bancorp's offer to purchase Penncore.

     The Board of Directors of Penncore believes that the Merger will result in a stronger and more effective competitor in the Lower Bucks County, Pennsylvania and Mercer County, New Jersey markets, better able to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities that would not be available to Penncore on its own. The Penncore Board of Directors believes that the Merger will provide Penncore's customers with a broader range of products and services, as well as greater convenience. The Penncore Board of Directors also believes that the Merger will afford Penncore's shareholders who receive Bancorp Common Stock in the Merger the opportunity to continue as equity participants with a more liquid investment in a larger regional banking company.

     Bancorp. Through the Merger, Bancorp seeks to strengthen its franchise by expanding its presence in the suburban Philadelphia market. Main Line Bank has a total of 23 business centers in Chester, Delaware and Montgomery Counties, Pennsylvania, and currently has only one business center in Bucks County, Pennsylvania. Through the Bank Merger, Main Line Bank will expand its presence in the Bucks County banking market.

     Vote Required for Approval of the Merger

     Approval of the Merger Agreement requires the affirmative vote at the Annual Meeting of 75% of the issued and outstanding shares of Penncore Common Stock. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Required Vote; Recommendation."

     Voting Agreements

     The directors of Penncore have entered into agreements to vote certain shares of Penncore Common Stock beneficially owned by them in favor of the Merger Agreement. In addition, National Penn Investment Company ("National Penn") has entered into an agreement to vote all of the shares of Penncore Common Stock owned by it in favor of the Merger Agreement. In the aggregate, these agreements commit 109,899 shares of Penncore Common Stock (27.55% of the outstanding shares) to be voted in favor of the Merger Agreement. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Voting Agreements."

     The Board of Directors of Bancorp has approved the Merger Agreement, and under the Pennsylvania Business Corporation Law ("BCL"), no approval of the Merger Agreement by the shareholders of Bancorp is required.

     Opinion of Penncore Financial Advisor

     The firm of Danielson Associates Inc. has rendered an opinion to Penncore, dated as of ________ ___, 1997, that the terms of the Merger are fair, from a financial point of view, to Penncore shareholders. This opinion is attached as Annex C to this Proxy Statement/Prospectus and should be read in its entirety for information as to the matters considered and the assumptions made in rendering such opinion. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Opinion of Penncore Financial Advisor."

     Board of Directors' Recommendation

     The Board of Directors of Penncore unanimously recommends that Penncore shareholders vote "FOR" approval of the Merger Agreement. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER-- Required Vote; Recommendation."

     PENNCORE SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     Form of Election

     A Form of Election is enclosed in the mailing packet of the proxy solicitation material for the Annual Meeting.

     PENNCORE SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE
FORM OF ELECTION AND TO RETURN IT TO PENNCORE FOR RECEIPT NOT LATER THAN 9:00 A.M. (LOCAL TIME), ________ ___, 1997.

     Each shareholder of record of Penncore Common Stock, at the close of business on ________ ___, 1997, is entitled: (i) to elect to receive cash in exchange for all shares held (a "Cash Election"); (ii) to elect to receive Bancorp Common Stock in exchange for all Shares held (a "Stock Election"); or
(iii) to indicate that such shareholder has no preference as to the receipt of cash or Bancorp Common Stock in exchange for all shares held (a "Non-Election"). Failure by a Penncore shareholder to make the election in accordance with the instructions accompanying the Form of Election shall constitute a Non-Election. A Form of Election, to be effective, must be received by Penncore by 9:00 a.m. (local time), on ________ ___, 1997 (the "Election Deadline"). A shareholder who makes an election shall have the right to revoke such election by giving written notice of such revocation to the Secretary of Penncore prior to the Election Deadline. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Shareholder Election Procedures."

     A Cash Election does not guarantee that a shareholder will receive only cash in exchange for Penncore shares, and a Stock Election does not guarantee that a shareholder will receive only Bancorp Common Stock in exchange for Penncore shares. The exact amount of cash and number of shares of Bancorp Common Stock to be exchanged will be determined based upon the total number of Cash Elections, Stock Elections, and Non-Elections received by Penncore. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Allocation Procedures."

     Interests of Certain Persons in the Transaction

     Certain of the directors and officers of Penncore and Commonwealth State Bank hold shares of Penncore Common Stock, stock purchase warrants and/or phantom shares, as the case may be. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Stock Purchase Warrants and Phantom Shares" and "INFORMATION CONCERNING PENNCORE DIRECTORS, OFFICERS AND NOMINEE--Beneficial Ownership by Officers, Directors and Nominee."

     Owen O. Freeman, Jr., the Chairman of the Boards of Directors of Penncore and Commonwealth State Bank, shall become, at the Effective Time of the Merger, a member of the Boards of Directors of Bancorp and Main Line Bank and Chairman of a newly formed Bancorp Advisory Board.

     Mr. Freeman and H. Paul Lewis, the President of Penncore and Commonwealth State Bank, have entered into employment contracts with Penncore and Commonwealth State Bank, the terms of which expire on December 31, 1998. Under such contracts, Mr. Freeman and Mr. Lewis have certain rights if their employment is terminated following a change in control (such as the Merger). See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Interests of Certain Persons in the Transaction (Executive Employment Contracts)."

     In addition, under severance agreements entered into between Penncore and/or Commonwealth State Bank, as the case may be, and certain officers (other than Mr. Freeman and Mr. Lewis) of such entities, if there is a change of control (such as the Merger) and the officer is terminated as a result thereof, then Bancorp shall pay to the respective officer one-month's then current salary for each full or partial year of full time employment with Penncore or Commonwealth State Bank to a maximum of 12 months and provide certain other employee benefits. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Interests of Certain Persons in the Transaction (Severance Agreements)."

     Tax Consequences

     KPMG has  provided an  opinion,  subject to certain  assumptions,  that the
Merger will constitute a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code (the "Code") and that accordingly (i) neither Bancorp nor Penncore will recognize gain or loss as a result of the Merger, and (ii) holders of Penncore Common Stock that exchange their shares solely for Bancorp Common Stock will not recognize gain or loss in the Merger, and holders of Penncore Common Stock that exchange their shares for Bancorp Common Stock and cash may recognize gain in the Merger but not in excess of the amount of cash received. Furthermore, the holding period and tax basis of the shares of Bancorp Common Stock received by a Penncore shareholder will be the same as the holding period and tax basis of the Penncore Common Stock exchanged for the Bancorp Common Stock, except that a holder of Penncore Common Stock receiving Bancorp Common Stock and cash will be required to decrease its basis in Bancorp Common Stock by the cash received and increase its basis by the gain recognized. A Penncore shareholder who receives solely cash in the Merger in exchange for shares of Penncore Common Stock, or who exercises such shareholder's dissenters' right to seek an appraisal of such shareholder's shares of Penncore Common Stock, generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the shares of Penncore Common Stock exchanged therefor. For a more complete description of the income tax consequences of the Merger, see "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Certain Federal Income Tax Consequences."

     Stock Option Agreement

     In connection with the Merger Agreement, Bancorp and Penncore entered into a Stock Option Agreement, granting Bancorp an option to purchase up to 95,900 newly issued or treasury shares of Penncore Common Stock (or 19.9% of the Penncore Common Stock issued and outstanding after giving effect to the issuance of Penncore Common Stock upon the exercise of the option) at a price of $24 per share (the "Option"), upon the occurrence of certain events. In general, the events which would permit Bancorp to exercise the Option would involve an attempt by one or more third parties to acquire a significant interest in Penncore. The Stock Option Agreement may discourage third parties from making competing offers to acquire Penncore. Exercise of the Option for more than 5% of the outstanding Penncore Common Stock would be subject to the prior approval of regulatory authorities. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Stock Option Agreement."

     Dissenters' Rights

     Record holders of Penncore Common Stock who object to the Merger and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the BCL and paid to them in cash in lieu of the shares of Bancorp Common Stock, cash, or combination thereof that they would otherwise be entitled to receive in the Merger. A copy of the pertinent statutory provisions is attached to this Proxy Statement/Prospectus as Annex D. Failure to follow such provisions precisely may result in a loss of dissenters' rights. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Rights of Dissenting Shareholders."

     Differences in Shareholder Rights

     The rights of the holders of Bancorp Common Stock differ in certain respects from those of the holders of Penncore Common Stock. While Penncore's Articles of Incorporation require the affirmative vote of at least 75% of the outstanding shares of Penncore Common Stock to approve certain mergers and other fundamental transactions, Bancorp's Articles of Incorporation do not contain similar supermajority provisions with respect to such transactions and, therefore, approval of such transactions involving Bancorp would require only the affirmative vote of a majority of the outstanding shares of Bancorp Common Stock. Bancorp and Penncore have classified Boards of Directors; however, there are differences in the rights of shareholders of the two companies to nominate and remove directors. Bancorp's Articles of Incorporation place certain restrictions on acquisitions of Bancorp equity securities; Penncore's Articles of Incorporation contain no equivalent restrictions. In addition, because Bancorp is a registered corporation under Pennsylvania law, certain provisions of Chapter 25 of the BCL apply to Bancorp but not to Penncore. Because Bancorp Common Stock is listed on a national securities exchange, holders of Bancorp Common Stock are not entitled to dissenters' appraisal rights in certain situations in which such rights would be available to shareholders of Penncore. Unlike Penncore, Bancorp has an authorized class of preferred stock which, if issued, could affect the rights of the holders of Bancorp Common Stock. For a more detailed discussion of the differences between the rights of holders of Penncore Common Stock and those of the holders of Bancorp Common Stock, see "COMPARISON OF BANCORP COMMON STOCK AND PENNCORE COMMON STOCK."

     Regulatory Approvals

     The Merger and Bank Merger require approvals by the Office of Thrift Supervision ("OTS"), the Pennsylvania Department of Banking and other regulatory authorities. Applications for these approvals have been filed and are expected to be approved, although no assurances may be given as to whether or when such approvals may be received.

     Conditions; Amendment; Termination

     In addition to Penncore shareholder approval and regulatory approvals, consummation of the Merger is contingent upon the satisfaction of a number of other conditions. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Conditions to the Merger." Notwithstanding prior Penncore shareholder approval, the Merger Agreement may be amended in any respect except that, after the Penncore Annual Meeting, the form and amount of consideration to be received by the shareholders of Penncore and the holders of Stock Purchase Warrants and Penncore Phantom Shares shall not, in general, be decreased. The Merger Agreement may be terminated, and the Merger abandoned, notwithstanding prior Penncore shareholder approval, upon the following events: by mutual agreement of Bancorp and Penncore or by either of them in the event of a material breach of the Merger Agreement by the other party; failure to receive regulatory approval; issuance of a final non-appealable order of any federal or state court restraining or prohibiting the consummation of the Merger or any governmental action which would make the consummation of the Merger illegal; or failure to consummate the Merger on or prior to September 30, 1997. In addition, subject to certain conditions and limitations, Penncore's Board of Directors may terminate the Merger Agreement if the Average Price of Bancorp's Common Stock, as defined in the Merger Agreement, is below $12.50 at the time of the Merger. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Termination, Amendment and Waiver."

     Effective Time of the Merger

     It is presently anticipated that if the Merger Agreement is approved by the shareholders of Penncore, the Merger will become effective at 12:01 a.m., on ________ ___, 1997 (the "Effective Time"). There can be no assurance, however, that all conditions to the Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the Merger to become effective within the anticipated time frame. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Effective Time of the Merger."

     Accounting Treatment

     Upon consummation of the Merger, the transaction will be accounted for as a purchase. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Accounting Treatment."

     Management and Operations after the Merger

     The Boards of Directors and executive officers of Bancorp and Main Line Bank in office immediately prior to the Effective Time of the Merger will remain in such respective positions. Owen O. Freeman, Jr., the Chairman of Penncore and Commonwealth State Bank, will be appointed a director of Bancorp and Main Line Bank. After the Effective Time of the Merger, Bancorp intends to operate Commonwealth State Bank as a division of Main Line Bank. Bancorp will also form an Advisory Board for the Bucks and Montgomery Counties, Pennsylvania and Mercer County, New Jersey market areas. Mr. Freeman will be the Chairman of this Advisory Board. Employees of Penncore and Commonwealth State Bank will be offered positions within the Bancorp organization to the extent deemed appropriate by Bancorp. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Interests of Certain Persons in the Transaction."


Bancorp Selected Consolidated Financial Data

     The following table sets forth certain selected historical consolidated financial data for Bancorp. This data is derived from, and should be read in conjunction with, the consolidated financial statements of Bancorp, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Interim unaudited data for the nine months ended December 31, 1996 and 1995 reflect, in the opinion of management of Bancorp, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended December 31, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.


                                          At or For the
                                           Nine Months
                                        Ended December 31,                        At or For the Year Ended March 31,
                                        1996           1995          1996          1995         1994          1993          1992
Balance Sheet Data(5):                                       (Dollars in thousands, except per share data)
Assets..........................      $1,875,091   $1,757,048    $1,765,812    $1,563,452   $1,001,037      $989,308      $989,528
Loans receivable, net(1)........         813,680      760,332       768,824       575,280      294,324       313,521       410,843
Mortgage-related securities.....         898,467      885,450       873,471       880,285      653,180       610,767       463,216
Investments.....................          30,334       29,728        24,942        46,163       13,658        14,816        37,507
Customer accounts...............         875,426      851,022       861,016       693,988      679,687       618,693       652,162
Borrowings......................         837,357      739,378       748,206       705,231      256,633       304,881       280,413
Equity..........................         141,163      144,607       140,337       141,300       53,978        57,056        47,122
Nonperforming assets............          15,816       11,313        10,445         8,931       12,363        24,658        36,849
Allowance for loan losses.......          16,894       13,168        13,124         9,111        7,337         7,488         6,996
Book value per share(2).........           13.07        12.13         12.24         11.15          N/A           N/A           N/A
Tangible book value per share(2)           12.74        11.85         11.93         11.10          N/A           N/A           N/A

Income Statement Data:
Interest income.................        $103,458      $88,588      $120,421       $90,233      $61,889       $70,973       $83,925
Interest expense................          63,216       56,843        76,659        53,484       39,079        45,959        61,697
                                 ---------------------------------------------------------------------------------------------------
Net interest income.............          40,242       31,745        43,762        36,749       22,820        25,014        22,228
Provision for Loan Losses.......           4,310        3,000         4,000         3,400        1,113         3,169         9,627
                                 ---------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses.....          35,932       28,745        39,762        33,349       21,707        21,845        12,601
Non-interest income.............          11,661        4,833         7,269         3,412        8,616         7,196        10,214
Non-interest expenses...........          37,643 (3)   19,570        29,139        23,093       21,000        20,253        19,045
Income before income taxes and
  effect of cumulative change
  in accounting principle.......           9,950       14,008        17,892        13,668        9,323         8,788         3,770


Income taxes....................            (424)(3)    5,153         6,272         4,974        7,461         3,267         3,225
Cumulative effect of change in
  accounting for income taxes...              --           --            --            --           --         1,967            --
                                 ---------------------------------------------------------------------------------------------------
Net income......................         $10,374 (3)   $8,855       $11,620        $8,694       $1,862        $7,488          $545
                                 ===================================================================================================

Primary earnings per share......           $0.91 (3)    $0.69         $0.91         $0.48          N/A           N/A           N/A
Fully diluted earnings per share           $0.91 (3)    $0.69         $0.91         $0.48          N/A           N/A           N/A
Dividends declared per share....           $0.28        $0.18         $0.26           N/A          N/A           N/A           N/A

Average Balance Sheet Data(5):
Assets..........................      $1,876,313   $1,598,139    $1,628,137    $1,310,585   $1,001,449      $946,874      $972,568
Loans...........................         808,386      639,535       662,160       412,464      304,745       355,410       398,906
Mortgage-related securities.....         879,714      817,042       821,436       753,745      598,345       499,878       481,692
Investments.....................          80,833       80,898        77,199        89,501       44,770        43,894        12,889
Customer accounts...............         864,768      734,007       759,335       693,803      638,804       589,441       647,348
Borrowings......................         855,559      697,115       704,267       498,307      294,016       291,329       247,492
Equity..........................         142,032      148,222       147,372       105,809       58,768        50,553        51,908
Weighted shares outstanding-
  primary.......................          11,347       12,858        12,695        13,457          N/A           N/A           N/A
Weighted shares outstanding-
  fully diluted.................          11,409       12,919        12,787        13,457          N/A           N/A           N/A

Selected Financial Ratios:
Return on average equity........            7.30%(4)     7.97%         7.88%         8.22%        3.17%        14.81%         1.05%
Return on average assets........            0.55%(4)     0.74%         0.71%         0.66%        0.19%         0.79%         0.06%
Average equity to average assets            7.57%        9.27%         9.05%         8.07%        5.87%         5.34%         5.34%
Allowance for loan losses to:
  Net loans.....................            2.34%        1.91%         1.90%         1.66%        2.73%         2.58%         1.84%
  Non-performing loans..........          119.46%      149.14%       156.20%       134.74%      137.50%        55.16%        40.68%
Total non-performing assets to
  total assets..................            0.84%        0.64%         0.59%         0.57%        1.23%         2.49%         3.72%
Capital ratios:
  Tangible capital..............            6.36%        7.86%         7.48%         9.17%        5.15%         5.40%         4.21%
  Core capital..................            6.36%        7.86%         7.48%         9.17%        5.11%         5.31%         4.11%
  Risk-based capital............           14.83%       17.02%        15.31%        21.54%       12.67%        13.11%         8.67%
Net interest margin.............            3.00%        2.74%         2.79%         2.90%        2.39%         2.74%         2.45%

---------------------------------
(1)  Loans include loans receivable, net, and loans available for sale.
(2) Per share data is calculated since August 11, 1994, the date of Bancorp's initial public offering, and has been adjusted for Bancorp's two-for-one stock split effected on September 6, 1996.
(3) Results of operation for the nine months ended December 31, 1996 were impacted by $3.8 million of tax benefit related to legislation which eliminated the need to recapture tax bad debt reserves, which was substantially offset by a one-time, pre-tax charge of $4.8 million ($3.1 million net tax) incurred in connection with the recapitalization of the SAIF pursuant to the same legislation. The net effect of these items was to increase net income during the nine months ended December 31, 1996 by $0.06 per share.
(4) Ratios include the impact of the nonrecurring adjustments in Note 3. Had these adjustments been excluded, return on average equity and return on average assets would be 9.69% and 0.74%, respectively.
(5) Certain declassifications have been made in order to conform with current year's presentation.

     Comparative Per Share Data

     The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share, and income from continuing operations per common share (i) on a historical basis for Bancorp and Penncore, (ii) on a pro forma basis per share of Bancorp Common Stock to reflect consummation of the Merger, and (iii) on an equivalent pro forma basis per share of Penncore Common Stock to reflect consummation of the Merger. The data presented as pro forma per share of Bancorp Common Stock and as equivalent pro forma per share of Penncore Common Stock assumes that the Exchange Ratio will be 2.50 shares of Bancorp Common Stock for each share of Penncore Common Stock, that 70% of the issued and outstanding shares of Penncore Common Stock will be exchanged in the Merger for the Bancorp Common Stock, and that 30% of the issued and outstanding shares of Penncore Common Stock will be exchanged in the Merger for cash. This information should be read in conjunction with the selected consolidated financial data of Bancorp, which appear in this Proxy Statement, and the Penncore Selected Consolidated Financial Data which appear herein and the financial statements of Penncore, including the notes thereto, which are contained in Annex F hereto.

                                                        Historical Per Share
                                                                                    Pro Forma Per        Equivalent Pro Forma
                                                       Bancorp      Penncore        Bancorp Share        Per Penncore Shares
Book Value Per Common Share at
December 31, 1996..................................      $13.07        $24.94            $13.15                  $32.88

Cash Dividends Declared Per Common
Share for the Nine Months Ended December 31, 1996
as to Bancorp and for the Year Ended December 31, 1996
as to Penncore.....................................         .285          .15               .285                    .71

Income From Continuing Operations Per
Common Share (Primary) for the Nine Months Ended
December 31, 1996 as to Bancorp and for the Year Ended
December 31, 1996 as to Penncore...................         .91          1.74               .86                    2.15

Penncore Selected Consolidated Financial Data

     Selected historical consolidated financial data for Penncore is set forth in this Proxy Statement/Prospectus at "PENNCORE SELECTED CONSOLIDATED FINANCIAL DATA."

Market Value Information

     The following table sets forth (i) the closing sale price for Bancorp Common Stock on the NASDAQ National Market System on February 3, 1997, the last trading day prior to the first public announcement of the Merger and (ii) an equivalent per share price for Penncore Common Stock computed by multiplying the closing sale price for Bancorp Common Stock on February 3, 1997 by 2.50. The Exchange Ratio of 2.50 assumes that the "average price" (as defined herein) of a share of Bancorp Common Stock is not more than $16.75 nor less than $12.50. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Conversion of Penncore Common Stock."

                                                  Last
                                             Pre-Announcement   Equivalent Per
                                                 Price            Share Price

Bancorp Common Stock....................         $14.625                --

Penncore Common Stock...................              --            $36.56

     On May ___, 1997, the closing sale price of Bancorp Common Stock was $___ per share. Using these prices and making the assumptions set forth above, the Exchange Ratio would have been ______, and the equivalent per share price for Penncore Common Stock would have been $_______.

     The last transaction involving Penncore Common Stock known to Penncore management to have occurred prior to announcement of the Merger was a sale of 4,000 shares of Penncore Common Stock at $30.125 per share on January 9, 1997. The most recent transaction involving Penncore Common Stock known to Penncore management prior to the date of this Proxy Statement/Prospectus was a sale of 7,200 shares of Penncore Common Stock at $38.50 per share on March 25, 1997. See "PENNCORE MARKET PRICES AND DIVIDENDS." There is no established public trading market for Penncore Common Stock, and there has been only limited trading in Penncore Common Stock. Therefore, these prices may not necessarily be indicative of the true market value of Penncore Common Stock. See "PENNCORE MARKET PRICES AND DIVIDENDS."

                                  INTRODUCTION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Penncore of proxies to be voted at the Annual Meeting and at any adjournment or adjournments thereof. The Annual Meeting will be held at 9:00 a.m. (local time), on ________ ___, 1997, at the principal office of Commonwealth State Bank, 3 Friends Lane, Newtown, Pennsylvania 18940.

     The registered office of Penncore is located at Commonwealth State Bank, 3 Friends Lane, Newtown, Pennsylvania 18940. The telephone number for Penncore is
(215) 860-4200.  For New Jersey residents,  the telephone number for Penncore is
(609) 396-8008. All inquiries should be directed to Owen O. Freeman, Jr., Chairman of Penncore. Commonwealth State Bank is a wholly owned subsidiary of Penncore. The approximate date on which this Proxy Statement/Prospectus and the enclosed form of proxy (the "Proxy") will first be mailed to the shareholders of Penncore is ________ ___, 1997.

Purpose of the Annual Meeting

     The purpose of the Annual Meeting is to vote upon the election of one Class A Director to the Board of Directors of Penncore, to consider and vote upon a proposed merger of Penncore into Bancorp, to ratify the selection of KPMG as the independent auditors for Penncore for the fiscal year ending December 31, 1997, to vote on adjournment of the Annual Meeting, if necessary, to permit further solicitation of Proxies in the event there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or to approve the Merger, and to transact such other business as may properly come before the Annual Meeting.

     The shareholders of Penncore will be asked to consider and vote upon a proposal to approve the Merger Agreement. As more fully described below under "APPROVAL OF AGREEMENT AND PLAN OF MERGER," the Merger Agreement provides for the Merger. It is contemplated that simultaneously with or following the Merger, Bancorp will take the necessary corporate action to cause the business of Penncore's bank subsidiary, Commonwealth State Bank, to be merged with and into Bancorp's bank subsidiary, Main Line Bank.

     Holders of a majority of the outstanding shares of Penncore Common Stock entitled to vote, represented in person or by Proxy, will constitute a quorum for purposes of transacting business at the Annual Meeting.

     The Class A Director will be elected by the affirmative vote of a majority of the shares of Penncore Common Stock represented in person or by Proxy at the Annual Meeting.

     Approval of the Merger Agreement will require the affirmative vote at the Annual Meeting of 75% of the issued and outstanding shares of Penncore Common Stock.

     The ratification of the selection of KPMG as the independent auditors for Penncore for the fiscal year ending December 31, 1997, requires the affirmative vote of a majority of the shares of Penncore Common Stock represented in person or by Proxy at the Annual Meeting.

     Any adjournment of the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

     The Board of Directors of Penncore knows of no other business to be presented for consideration at the Annual Meeting.

Principal Terms of the Merger

     At the Effective Time of the Merger, each issued and outstanding share of Penncore Common Stock, based upon an election to be made by each Penncore shareholder, will be exchanged for: (a) $36.56 cash; (b) 2.50 shares of Bancorp Common Stock (the "Exchange Ratio," which is subject to adjustment based upon the price of Bancorp Common Stock prior to the Merger); or (c) a combination of Bancorp Common Stock and cash (subject to certain allocation procedures). Not more than 49% nor less than 30% of the outstanding shares of Penncore Common Stock shall be converted into cash.

     In the event that holders of more than 49% of the outstanding shares of Penncore Common Stock elect to receive cash in exchange for Penncore Common Stock, then such Cash Election Shares shall be subject to the allocation
procedures.   See  "APPROVAL  OF  AGREEMENT   AND  PLAN  OF   MERGER--Allocation
Procedures."

     In the event that holders of more than 70% of the outstanding shares of Penncore Common Stock elect to receive Bancorp Common Stock in exchange for Penncore Common Stock, then such Stock Election Shares shall also be subject to the allocation procedures. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER-- Allocation Procedures."

     In the event that a holder of Penncore Common Stock fails to submit an election in a timely manner, then such Non-Election Shares shall also be subject to the allocation procedures. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Allocation Procedures."

     Each Penncore shareholder is requested to make an election with respect to the form of consideration to be received in exchange for shares of Penncore
Common Stock, which election shall be legally binding. This election shall be made on the enclosed Form of Election. Each shareholder should complete and return the enclosed Form of Election in accordance with the instructions accompanying the Form of Election which should be carefully read and strictly complied with. All Forms of Election must be received by Penncore no later than 9:00 a.m. (local time), on ________ ___, 1997, the date of the Penncore Annual Meeting.

     If the "average price" of Bancorp Common Stock is less than $12.50 for the 10 trading days ending on the 11th day prior to the Effective Time of the Merger, then Bancorp shall have the option to increase the Exchange Ratio to a number equal to $31.25 divided by the average price. If Bancorp fails to exercise this option, then the Penncore Board of Directors may terminate the Merger. For example, assuming that the "average price" is $12.00, then Bancorp must exchange 2.604 shares of Bancorp Common Stock for each share of Penncore Common Stock. The Merger Agreement provides that the "average price" of Bancorp Common Stock will be the average of the last reported sale prices of Bancorp Common Stock (as reported by NASDAQ) for the 10 trading days ending on the 11th day before the Effective Time of the Merger.

     If the "average price" of Bancorp Common Stock exceeds $16.75 for the 10 trading days ending on the 11th day prior to the Effective Time of the Merger, then Bancorp shall decrease the Exchange Ratio to a number equal to $41.875 divided by the average price. For example, assuming the "average price" is $18.00, then the number of shares of Bancorp Common Stock to be exchanged for a share of Penncore Common Stock would be 2.326. This adjustment shall not occur if prior to the 10-day trading period ending on the 11th day prior to the Effective Time of the Merger, Bancorp has made a public announcement of its proposed acquisition or of the sale of substantially all of Bancorp's assets.

     Because the Effective Time of the Merger may not occur for several weeks after the Annual Meeting, the market value of Bancorp Common Stock may vary between the date of the Annual Meeting and the Effective Time of the Merger. In the Merger Agreement, the Exchange Ratio of 2.50 shares of Bancorp Common Stock for each share of Penncore Common Stock is fixed, subject to the adjustments described above. Therefore, a shareholder of Penncore must bear the risk with respect to any decrease in the value of Bancorp Common Stock subsequent to the Annual Meeting and prior to the Effective Time of the Merger.

     In lieu of the issuance of fractional shares of Bancorp Common Stock, cash adjustments will be paid equal to an amount determined by multiplying such fraction of a share of Bancorp Common Stock by the per share closing price on NASDAQ of Bancorp Common Stock on the Effective Time of the Merger. Such payments shall be rounded to the nearest cent.

     Penncore has received an opinion of the investment banking firm of Danielson Associates, Inc. that the terms of the Merger are fair to the shareholders of Penncore from a financial point of view. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Opinion of Penncore Financial Advisor" and Annex C hereto.


Record Date; Voting Rights

     The Board of Directors of Penncore has fixed the close of business on ______________, 1997 as the record date for determining the shareholders of Penncore entitled to notice of and to vote at the Annual Meeting. At that date, __________ shares of Penncore Common Stock were outstanding. Each such share entitles its holder of record at the close of business on the record date to one vote on each matter properly submitted to the shareholders for action at the Annual Meeting. Penncore does not have any other outstanding class of capital stock. Cumulative voting rights do not exist with respect to the election of Directors. On ________________, there were approximately _______ shareholders of record of Penncore Common Stock.


Voting and Revocation of Proxies

     All properly executed Proxies not theretofore revoked will be voted at the Annual Meeting or any adjournment or postponement thereof in accordance with the instructions thereon. Proxies containing no voting instructions will be voted in favor of all items on the agenda. The Proxy of any shareholder who votes against approval of the Merger Agreement will not be used to vote in favor of any proposal to adjourn the Annual Meeting in the event Penncore management wishes to adjourn or postpone the Annual Meeting in order to allow time for the solicitation of additional votes to approve the Merger Agreement.

     A shareholder who has executed and returned a Proxy may revoke it at any time before it is voted by filing with the Secretary of Penncore written notice of such revocation, by submitting a later-dated Proxy after giving notice to the Secretary, or by attending the Annual Meeting and voting in person by ballot after giving the Secretary notice of such intent to vote in person. Attendance at the Annual Meeting will not, of itself, constitute a revocation of a Proxy.


Solicitation of Proxies

     In addition to solicitation by mail, directors, officers and employees of Penncore or Commonwealth State Bank may solicit Proxies from the shareholders of Penncore in person or by telephone or otherwise. No additional compensation will be paid for such solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward Proxy soliciting materials to beneficial owners of shares held of record by them and will be reimbursed by Penncore for their reasonable expenses. Penncore will bear its own expenses in connection with the solicitation of Proxies for the Annual Meeting, except that Bancorp and Penncore will each pay 50% of the printing costs related to the solicitation of Proxies from Penncore shareholders. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Expenses."

Forms of Election Concerning Compensation to be Received in the Merger

     Enclosed with the notice of the Annual Meeting is a form entitled "Form of Election." Each shareholder of record of Penncore Common Stock at the close of business on the record date is requested to make a legally binding election, subject to shareholder approval and to consummation of the Merger, using the Form of Election. Each such shareholder is entitled: (i) to elect to receive cash in exchange for all shares held (a "Cash Election"); (ii) to elect to receive Bancorp Common Stock in exchange for all shares held (a "Stock Election"); or (iii) to indicate that such shareholder has no preference as to the receipt of cash or Bancorp Common Stock in exchange for all shares held (a "Non-Election"). A Penncore shareholder shall only be permitted to make such election with respect to all shares of Penncore Common Stock held by him, her or it. Failure by a Penncore shareholder to make the election in accordance with the instructions accompanying the Form of Election shall constitute a Non-Election. A Form of Election, to be effective, must be received by Penncore no later than 9:00 a.m. (local time), on ________ ___, 1997, the date of the Penncore Annual Meeting (the "Election Deadline"). See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Shareholder Election Procedures."

     A shareholder who makes an election shall have the right to revoke such election by giving written notice of such revocation to the Secretary of Penncore prior to the Election Deadline.

     A CASH ELECTION DOES NOT GUARANTEE THAT A SHAREHOLDER WILL RECEIVE ONLY CASH IN EXCHANGE FOR PENNCORE SHARES, AND A STOCK ELECTION DOES NOT GUARANTEE THAT A SHAREHOLDER WILL RECEIVE ONLY BANCORP COMMON STOCK IN EXCHANGE FOR PENNCORE SHARES. THE EXACT COMBINATION OF CASH AND BANCORP COMMON STOCK TO BE DISTRIBUTED TO EACH SHAREHOLDER WILL BE DETERMINED BASED UPON THE TOTAL NUMBER OF CASH ELECTIONS, STOCK ELECTIONS, AND NON-ELECTIONS RECEIVED BY PENNCORE. SEE "APPROVAL OF AGREEMENT AND PLAN OF MERGER-- ALLOCATION PROCEDURES."


Rights of Dissenting Shareholders

     Under the BCL, each outstanding share of Penncore Common Stock, the holder of which has (i) timely filed with Bancorp a written demand for appraisal pursuant to Section 1574 of the BCL; (ii) effected no change in the beneficial ownership of such shares from the date of such filing continuously through the Effective Time of the Merger; (iii) refrained from voting such shares for approval of the Merger Agreement; and (iv) otherwise complies with the procedures required by the BCL, shall not be converted in the Merger into Bancorp Common Stock or cash, but such holder shall have such rights to receive in cash the "fair value" of such share of Penncore Common Stock in lieu of Bancorp Common Stock or cash as provided by the BCL. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Rights of Dissenting Shareholders" and Subchapter 15D of the BCL, a copy of which is attached hereto as Annex D and incorporated herein by reference. Shareholders considering exercising rights under Subchapter 15D of the BCL are advised to review Annex D in its entirety and to consult their own legal counsel.


Voting Agreements

     The Directors of Penncore and, in addition, National Penn Investment Company have entered into voting agreements, subject to certain fiduciary responsibilities, with Bancorp to vote all of the shares of Penncore Common Stock that they control for approval of the Merger Agreement. The aggregate number of shares of Penncore Common Stock for which this group can exercise voting power is 109,899 shares, or 27.55%, of the issued and outstanding shares of Penncore Common Stock on the record date of the Annual Meeting.

                      ITEM 1: ELECTION OF CLASS A DIRECTOR

     Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the election of the one nominee for Class A Director, who is Ashton Harvey. If Mr. Harvey should become unavailable for any reason, Proxies will be voted in favor of a substitute nominee as the Board of Directors of Penncore shall determine. The Board of Directors has no reason to believe that Mr. Harvey will be unable to serve if elected. Mr. Harvey will be elected to serve for a three-year term and until his successor is elected and qualified, but if the Merger is consummated, Mr. Harvey's service will end on the Effective Time of the Merger. Any vacancy occurring on the Board of Directors of Penncore for any reason may be filled by a majority of the Directors then in office until the expiration of the term of the vacancy.

     There is no cumulative voting for the election of the Directors. Each share of Penncore Common Stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of Penncore Common Stock, he or she may cast up to ten votes for each Director in the class to be elected.

     For information as to directors, officers and the nominee, see "INFORMATION CONCERNING PENNCORE DIRECTORS, OFFICERS AND NOMINEE."


                ITEM 2: APPROVAL OF AGREEMENT AND PLAN OF MERGER


     This section of the Proxy Statement/Prospectus describes the material terms of the Merger Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Prospectus/Proxy Statement as Annex A.


The Merger

     The Merger Agreement provides for a merger of Bancorp and Penncore in which Bancorp will be the surviving corporation. As a result of the Merger, Bancorp will acquire all of the assets and liabilities of Penncore, and Penncore will cease to exist as a separate corporation.

     On the Effective Time of the Merger, shareholders of Penncore will receive in exchange for their shares cash, shares of Bancorp Common Stock, or a combination of cash and shares of Bancorp Common Stock, depending upon the outcome of the shareholder elections described below. Each share of Penncore Common Stock will be exchanged for cash in the amount of $36.56 without interest, 2.50 shares of Bancorp Common Stock (the "Exchange Ratio"), or a pro rata combination of these two forms of consideration in accordance with the allocation procedures described below. The Exchange Ratio will be reduced if the Average Price of Bancorp Common Stock is higher than $16.75, and may be increased if the Average Price of Bancorp Common Stock is lower than $12.50, prior to the Effective Time as described below. Penncore shareholders are being requested to file a Cash Election, a Stock Election or a Non-Election prior to the Annual Meeting on the Form of Election included with this Proxy Statement/Prospectus. On May ___, 1997, the closing sale price of Bancorp Common Stock was $___ per share. Cash will be paid in lieu of any fractional share of any Bancorp Common Stock. See the captions below entitled "Conversion of Penncore Common Stock," "Shareholder Election Procedures," and "Allocation Procedures."

     On and after the Effective Time, all of the shares of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

     Bancorp is a unitary savings and loan holding company with its principal executive office in Villanova, Pennsylvania. The principal subsidiary of Bancorp is Main Line Bank, Villanova, Pennsylvania, which operates a total of 24 business centers and 9 mortgage loan production offices principally in the suburban Philadelphia area.

     Penncore is a bank holding company with its principal executive office in Newtown, Pennsylvania. Penncore's only subsidiary is Commonwealth State Bank, which operates two branch banking offices in Bucks County, Pennsylvania.

     It is contemplated that simultaneously with or shortly following the Merger of Penncore and Bancorp, Commonwealth State Bank will be merged into Main Line Bank (the "Bank Merger"). The Bank Merger is conditioned upon the prior or simultaneous consummation of the Merger of Penncore and Bancorp, but the merger of Penncore and Bancorp is not conditioned upon the consummation of the Bank Merger. After the Bank Merger, the offices of Commonwealth State Bank shall be operated as a division of Main Line Bank under the trade name of Commonwealth State Bank.

     Promptly following the Effective Time of the Merger, Bancorp will appoint an Advisory Board for Bancorp. Owen O. Freeman, Jr., Chairman of Penncore and Commonwealth State Bank, will become the Chairman of this Advisory Board, which will interact with Bancorp officers for purposes of generating new deposit and loan business in the Bucks and Montgomery Counties, Pennsylvania, and Mercer County, New Jersey market areas. The members of the Advisory Board shall be paid for each meeting that they attend as determined by Bancorp.

     This Advisory Board and the divisional designation shall continue so long as they are deemed to be in the best interests of Bancorp as determined by the Board of Directors of Bancorp.


     At the Effective Time of the Merger, Owen O. Freeman, Jr., will also become a member of the Boards of Directors of Bancorp and Main Line Bank.


Background and Reasons for the Merger

     Penncore. The Board of Directors of Penncore has from time to time, considered Penncore's position as an independent banking company serving the Lower Bucks County market area with respect to the changing and increasingly competitive financial services industry and to its strategic alternatives--continued independence, internal growth by opening new branch offices, growth through the acquisition of branch offices from other financial institutions or present or future sale of the Penncore franchise. Penncore's competition includes credit unions, commercial banks and thrift institutions, many of which have substantially greater resources than Penncore. These competitors can provide a greater array of products and services to customers and can offer their employees more opportunities to advance their careers.

     Owen O. Freeman, Jr., the Chairman of the Boards of Directors of Penncore and Commonwealth State Bank, reported, from time to time, to the members of the Penncore Board of Directors that he had occasional informal discussions with representatives of a variety of financial institutions regarding a business combination with Penncore. Representatives of several of these financial institutions indicated an interest in pursuing more serious discussions with Mr. Freeman, but their initial ranges of proposed consideration for the Penncore franchise were inadequate based upon then current publicly announced bank acquisitions and did not require any analyses by a qualified financial advisor.

     However, in the middle of 1996, serious discussions commenced between Mr. Freeman and Dennis S. Marlo, the President and Chief Executive Officer of Bancorp. On September 17, 1996, Mr. Freeman advised the Penncore and
Commonwealth State Bank directors not to engage in any transactions with Penncore Common Stock.

     At a Board of Directors meeting of Commonwealth State Bank held on November 19, 1996, Mr. Freeman related that the discussions with a financial institution were very positive. Mr. Freeman did not disclose at this meeting that such financial institution was Bancorp.

     At the December 3, 1996 Penncore Board of Directors meeting, Mr. Freeman related that a possible transaction with Bancorp was imminent on terms which he considered to be in the best interests of the Penncore shareholders as well as the employees and customers of Commonwealth State Bank. At such meeting, the Board of Directors directed Mr. Freeman to pursue the preparation of a definitive acquisition agreement between Penncore and Bancorp. Furthermore, Arnold Danielson, President of Danielson Associates, Inc. ("Danielson"), the financial advisor to Penncore, prepared a background analysis of the acquisition marketplace for commercial bank organizations of Penncore's size and characteristics. Mr. Freeman distributed a copy of this Danielson analysis to each director and discussed the contents of it with the directors.

     On February 4, 1997, the Penncore Board of Directors met to consider the Merger Agreement between Penncore and Bancorp. Prior to this meeting, each Penncore director was delivered a copy of such agreement together with information prepared by Danielson and financial statements of Bancorp. The Danielson information included, among other things, Penncore's and Bancorp's financial position and market position; acquisition pricing of comparable Pennsylvania commercial banks with Penncore; Bancorp's Common Stock price performance; and an examination of Bancorp's offer to purchase Penncore. Mr. Danielson reviewed with the directors his analysis of the proposed transaction from a financial point of view and concluded with his opinion that the terms were fair to the Penncore shareholders from a financial point of view. The directors reviewed the provisions of the Merger Agreement with respect to the officers and employees of Penncore and Commonwealth State Bank and further considered the structure of Commonwealth State Bank as an operating division of Main Line Bank and the establishment of the advisory board of Bancorp after the Merger is completed. The directors concluded that such organizational structure would serve the interests of the employees and customers of Commonwealth State Bank and the Lower Bucks County communities as well as communities located in Mercer County, New Jersey, which are served by Commonwealth State Bank. None of the above considerations was given preference over the others. However, each consideration was part of the entire basis on which the Board of Directors reached its decision.

     The Board of Directors of Penncore believes that the Merger will result in a stronger and more effective competitor in the Lower Bucks County, Pennsylvania and Mercer County, New Jersey markets, better able to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities that would not be available to Penncore on its own. The Penncore Board of Directors believes that the Merger will provide Penncore's customers with a broader range of products and services, as well as greater convenience. The Penncore Board of Directors also believes that the Merger will afford Penncore's shareholders who receive Bancorp Common Stock in the Merger the opportunity to continue as equity participants with a more liquid investment in a larger regional banking company.

     Bancorp. Through the Merger, Bancorp seeks to strengthen its franchise by expanding its presence in the suburban Philadelphia market. Main Line Bank has a total of 23 business centers in Chester, Delaware and Montgomery Counties, Pennsylvania, and currently has only one business center in Bucks County, Pennsylvania. Through the Bank Merger, Main Line Bank will expand its presence in the Bucks County banking market.

Required Vote; Recommendations

     Approval of the Merger Agreement requires the affirmative vote at the Annual Meeting of 75% of the issued and outstanding shares of Penncore Common Stock.


     THE BOARD OF  DIRECTORS  OF PENNCORE  HAS  UNANIMOUSLY  APPROVED THE MERGER
AGREEMENT. THE BOARD OF DIRECTORS OF PENNCORE UNANIMOUSLY RECOMMENDS THAT THE PENNCORE SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

     The Board of Directors of Bancorp has approved the Merger Agreement, and under the BCL, no approval of the Merger Agreement by the shareholders of Bancorp is required.


Voting Agreements

     In connection with the Merger Agreement, the directors of Penncore have entered into agreements to vote certain shares of Penncore Common Stock beneficially owned by them in favor of the Merger Agreement. The directors of Penncore have agreed with Bancorp that they will vote in favor of the Merger Agreement all shares of Penncore Common Stock owned by them as individuals or (to the extent their proportionate voting interest) jointly with other persons, and that they will use their best efforts to cause any other shares of Penncore Common Stock over which they have or share voting power to be voted in favor of the Merger Agreement. In addition, National Penn Investment Company ("National Penn") has entered into an agreement to vote all of the shares of Penncore Common Stock owned by it in favor of the Merger Agreement. In the aggregate, these agreements commit 109,899 shares of Penncore Common Stock (27.55% of the outstanding shares) to be voted in favor of the Merger Agreement.

     The agreements further provide that with respect to the shares of Penncore Common Stock, owned by National Penn and by the Penncore directors as individuals or (to the extent of the director's proportionate voting interest) jointly with other persons (collectively, "Shares"), the directors and National Penn will not until the Merger has been consummated or the Merger Agreement has been terminated: (1) vote Shares in favor of any other merger or transaction which would have the effect of a person other than Bancorp or an affiliate acquiring control of Penncore or Commonwealth State Bank or (2) sell or otherwise transfer Shares (i) pursuant to any tender offer or similar proposal made by a person other than Bancorp or an affiliate, (ii) to any person other than Bancorp or an affiliate seeking to obtain control of Penncore or Commonwealth State Bank, or (iii) for the principal purpose of avoiding their obligations under the agreement. The agreements define "control" as the ability to (1) direct the voting of 10% or more of the shares eligible to vote in the election of directors of Penncore or Commonwealth State Bank or (2) direct the management and policies of Penncore or Commonwealth State Bank.

     THE AGREEMENTS ARE APPLICABLE TO THE DIRECTORS ONLY IN THEIR CAPACITY AS SHAREHOLDERS AND DO NOT AFFECT THE EXERCISE OF THEIR FIDUCIARY RESPONSIBILITIES AS DIRECTORS OR EXECUTIVE OFFICERS OF PENNCORE OR COMMONWEALTH STATE BANK. FOR EXAMPLE, IF BANCORP'S FINANCIAL CONDITION DETERIORATES MATERIALLY PRIOR TO THE ANNUAL MEETING, THEN THE DIRECTORS OF PENNCORE COULD INFORM THE PENNCORE SHAREHOLDERS THAT THEY HAVE WITHDRAWN THEIR RECOMMENDATION TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT. THE AGREEMENTS ALSO DO NOT APPLY TO THE SHARES OF PENNCORE COMMON STOCK HELD BY A DIRECTOR AS A TRUSTEE OR OTHER FIDUCIARY. NO MONETARY OR OTHER COMPENSATION WAS PAID TO ANY PENNCORE DIRECTOR OR NATIONAL PENN FOR ENTERING INTO THESE AGREEMENTS.

     The foregoing is a summary of the material terms of the voting agreements. The forms of these agreements have been filed with the SEC as exhibits to the Registration Statement. Such forms are incorporated herein by reference, and the foregoing summary of the agreements is qualified in its entirety by reference to such filing.


Opinion of Penncore Financial Advisor

     General

     The Board of Directors of Penncore retained Danielson Associates Inc. ("Danielson") in November 1996 to act as its financial advisor and as such, among other things, to advise the Penncore Board of Directors as to the fairness to its shareholders of the financial terms of the offer to acquire Penncore. Danielson is regularly engaged in the valuation of banks, bank holding companies and thrifts in connection with mergers, acquisitions and other securities transactions and has knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets. Danielson was selected by Penncore because of its knowledge of, experience with, and reputation in the financial services industry.

     In such capacity, Danielson participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to accepting the offer was ultimately made by the Board of Directors of Penncore. Danielson advised Penncore's Board of Directors that, in its opinion, as of February 3, 1997, the financial terms of Bancorp's offer were "fair" to Penncore and its shareholders. No limitations were imposed by the Penncore Board of Directors upon Danielson with respect to the investigations made or procedures followed by it in arriving at its opinion.

     In arriving at its opinion, Danielson reviewed certain publicly available business and financial information relating to Penncore and Bancorp, including
(a) 1994 and 1995 annual reports; (b) call report data from 1989 through 1996 and quarterly reports for March 31, 1996, June 30, 1996 and September 30, 1996;
(c) recently reported prices and trading activities of, and dividends paid on, the common stock of Bancorp; and (d) certain other publicly available information, including data relating to the current economic environment generally and the banking market in particular. Danielson also met with the management of Penncore to discuss Penncore's past and current business operations and financial condition.

     As more fully described below, Danielson also considered certain financial and stock market data of Bancorp in comparison with similar data of other publicly held banks, thrifts and their holding companies and considered financial terms of comparable transactions, which have been recently announced and/or completed.

     Danielson did not obtain any independent appraisal of assets or liabilities of Penncore or Bancorp or their respective subsidiaries. Further, Danielson did not independently verify the information provided by Penncore or Bancorp and assumed the accuracy and completeness of all such information.

     In arriving at its opinion, Danielson performed a variety of financial analyses. Danielson believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Danielson's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis and summary description.

     In its analyses, Danielson made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Bancorp's or Penncore's control. Any estimates contained in Danielson's analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     Danielson analyzed the changes in the amount of earnings, book value, and indicated dividends represented by the receipt of about 2.50 shares of Bancorp Common Stock or $36.56 in cash for each of the outstanding shares of Penncore Common Stock surrendered and $36.56 less the exercise price for each outstanding stock purchase warrant and share of phantom stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for Bancorp Common Stock and dividends to be received by Penncore' shareholders.

     Comparable Companies and Comparable Acquisitions Analyses

     Danielson compared Penncore's (a) tangible capital of 6.98% of assets as of December 31, 1996, (b) .58% of assets nonperforming as of September 30, 1996, and (c) net operating income of .97% of average assets for the nine-month period ending September 30, 1996, with the medians for selected Pennsylvania banks that Danielson deemed comparable. These banks included all of the "new banks," - i.e., opened since 1985, in the Philadelphia suburbs, specifically, Berks County Bank, Madison Bank, Premier Bank and Founders Bank. Their medians were (a) tangible capital of 7.09% of assets, (b) .99% of assets nonperforming, and (c) net operating income of 1.30% of average assets.

     Danielson also compared Bancorp's (a) stock price as of January 31, 1997 of 14 times adjusted earnings and 116% of book, (b) dividend yield based on trailing four quarters as of September 30, 1996 and stock price as of January 31, 1997 of 2.61%, (c) tangible capital as of September 30, 1996 equal to 7.09% of assets, (d) nonperforming assets as of September 30, 1996 equal to .61% total assets and (e) return on average assets during the trailing four quarters ended June 30, 1996, equal to .72% with the medians for selected bank, bank holding and thrift companies that Danielson deemed to be comparable to Bancorp.

     The selected institutions included publicly traded Pennsylvania and New Jersey bank, bank holding and thrift companies with assets between $500 million and $3 billion and no extraordinary characteristics. These comparable banks were Commerce Bancorp, Inc.; Commonwealth Bancorp, Inc.; FMS Financial Corp.; Harleysville National Corp.; IBS Financial Corp.; Jeff Banks, Inc.; Keystone Heritage Group, Inc.; National Penn Bancshares, Inc.; Prime Bancorp, Inc.; TF Financial Corporation; and Univest Corporation of Pennsylvania. The comparable medians were (a) stock price of 15.1 times earnings and 124% of book for the thrifts and 12.6 times earnings and 169% of book for the banks, (b) dividend yield of 1.93% for the thrifts and 2.97% for the banks, (c) tangible capital of 8.59% and 8.44% of assets for the thrifts and banks, respectively, (d) .41% of assets not performing for the thrifts and .89% for the banks, and (e) return on average assets of .91% and 1.31% for the thrifts and banks, respectively. Danielson also compared other income, expense and balance sheet information of such companies with similar information about Bancorp.

     Danielson compared the consideration to be paid in the Merger to the latest twelve months earnings and equity capital of Penncore with the earnings and capital multiples paid in recent acquisitions of Pennsylvania banks. For this comparison, Danielson used the median of these multiples for banks acquired in 1995, 1996 and through January 31, 1997 with assets greater than $100 million. Danielson also considered the prices paid for banks established since 1985 in the Northeast and sold between 1993 and 1996. At the time Danielson made its analysis, the consideration to be paid in the Merger equalled 157% of Penncore's December 31, 1996 book value and 22.4 times Penncore's earnings for the trailing four quarters as of December 31, 1996. This compares to median multiples of 201% of book value and 18.3 times earnings for comparable Pennsylvania acquisitions.

     No company or transaction used in this composite analysis is identical to Penncore and Bancorp. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

     The summary set forth above describes all of the material terms of the analyses and procedures performed by Danielson in the course of arriving at its opinion; however, it does not purport to address every aspect of such analyses and procedure. In payment for its services as the financial advisor to Penncore, Danielson was paid a fee of $25,000 and out-of-pocket expenses.

     The full text of the opinion of Danielson dated as of ________ ___, 1997, which sets forth assumptions made and matters considered, is attached hereto as Annex C to this Proxy Statement/Prospectus. Penncore shareholders are urged to read this opinion in its entirety. Danielson's opinion is directed only to the consideration to be received by Penncore shareholders in the Merger and does not constitute a recommendation to any Penncore shareholder as to how such shareholder should vote at the Annual Meeting.


Conversion of Penncore Common Stock

     In the Merger, each share of Penncore Common Stock outstanding immediately prior to the Effective Time (other than treasury shares, shares owned by Bancorp and shares as to which dissenters' rights have been perfected ("Dissenting Shares")) will be converted into the right to receive $36.56 cash without interest (the "Per Share Cash Amount"), 2.50 shares of Bancorp Common Stock (the "Exchange Ratio"), or a combination of cash and shares of Bancorp Common Stock as described below (collectively, the "Merger Consideration").

     If the Average Price of Bancorp Common Stock exceeds $16.75, the Exchange Ratio shall be decreased from 2.50 to a number equal to $41.875 divided by the Average Price (calculated to the nearest 1/1,000). For this purpose, the "Average Price" means the average of the last reported sale prices of Bancorp's Common Stock (as reported by NASDAQ) for the 10 trading days ending on the 11th day before the Effective Time (the "Averaging Period"). However, there shall be no such adjustment to the Exchange Ratio if prior to the Averaging Period, there has been a public announcement of the proposed acquisition or sale of all of Bancorp's Common Stock or substantially all of Bancorp's assets. If the Average Price of Bancorp Common Stock is less than $12.50, the Merger Agreement may be terminated unless Bancorp elects to increase the Exchange Ratio to a number equal to $31.25 divided by the Average Price (calculated to the nearest 1/1000). If the Averaging Period for the determination of the Exchange Ratio had ended on May ___, 1997, the Average Price of Bancorp Common Stock would be $___ and the
Exchange Ratio would be ___ shares of Bancorp Common Stock. However, the Averaging Period will not be known until the determination of the Effective Time of the Merger, which will occur after the Annual Meeting. Therefore, the actual Exchange Ratio may be a different number.

     Under the Merger Agreement, there are certain limitations on the number of shares of Penncore Common Stock that will be exchanged for Bancorp Common Stock or cash. No more than 70% of the outstanding shares of Penncore Common Stock will be exchanged for shares of Bancorp Common Stock. No more than 49% of the outstanding shares of Penncore Common Stock will be exchanged for cash. If these limitations are exceeded, then those affected Penncore shareholders shall be subject to the allocation procedures discussed below.

Shareholder Election Procedures

     Each shareholder of Penncore Common Stock on the record date for the Annual Meeting is entitled (i) to elect to receive cash for all of such shares (a "Cash Election"), (ii) to elect to receive Bancorp Common Stock for all of such shares (a "Stock Election"), or (iii) to indicate no preference as to the receipt of cash or Bancorp Common Stock for all of such shares (a "Non-Election"). Elections should be made by holders of Penncore Common Stock by mailing or delivering to Penncore the Form of Election which is included with this Proxy Statement/Prospectus for delivery by Penncore to Chase Mellon Shareholder Services (the "Exchange Agent"). To be effective, a Form of Election must be properly completed, signed and submitted to Penncore. Forms of Election must be received by Penncore no later than 9:00 a.m. (local time), on _________, 1997, the date of the Annual Meeting (the "Election Deadline"). The election by a Penncore shareholder is legally binding, subject to the consummation of the Merger, and cannot be revoked or changed after the Election Deadline. Penncore will review all Forms of Election prior to their submission to the Exchange Agent. However, Bancorp will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Bancorp (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Penncore, Bancorp nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations under the Allocation Procedures described below to determine the Merger Consideration under the Merger Agreement and all such computations shall be conclusive and binding on the holders of Penncore Common Stock.

     A PENNCORE SHAREHOLDER MUST COMMIT ALL OF HIS OR HER SHARES TO EITHER THE CASH ELECTION OR THE STOCK ELECTION. FOR EXAMPLE, A PENNCORE SHAREHOLDER CANNOT DIVIDE THE NUMBER OF SHARES INTO TWO GROUPS AND ELECT THE CASH ELECTION FOR ONE GROUP OF SHARES AND THE STOCK ELECTION FOR THE OTHER GROUP OF SHARES. IF A PENNCORE SHAREHOLDER FAILS TO MAKE THE REQUIRED ELECTION BY THE ELECTION DEADLINE, THEN HIS OR HER ELECTION SHALL BE DEEMED TO BE A NON- ELECTION.

     A person who is a nominee, trustee or who holds shares of Penncore Common Stock in some other representative capacity (a "Representative"), may submit multiple Forms of Election with respect to each beneficial owner of such shares. A Representative must complete that portion of the Form of Election certifying that such Form of Election covers all of the shares of Penncore Common Stock held by such representative for the applicable beneficial owner.

     A Penncore shareholder may revoke a previously submitted Form of Election prior to the Election Deadline after giving written notice to Penncore of such revocation and submitting a substitute Form of Election by the Election Deadline.

     A Penncore shareholder who does not submit a Form of Election by the Election Deadline shall be deemed to have made a Non-Election. If Bancorp or the Exchange Agent, as the case may be, shall determine that a Cash Election or Stock Election was not properly made, such Cash Election or Stock Election shall be deemed to be of no force and effect and the affected shareholder shall be deemed to have made a Non-Election.

     BECAUSE BOTH THE NUMBER OF SHARES OF PENNCORE COMMON STOCK TO BE CONVERTED TO CASH AND THE NUMBER OF SHARES OF PENNCORE COMMON STOCK TO BE CONVERTED TO BANCORP COMMON STOCK IN THE MERGER WILL NOT BE DETERMINED UNTIL AFTER THE ELECTION DEADLINE UNDER THE ALLOCATION PROCEDURES DESCRIBED BELOW, NO ASSURANCE CAN BE GIVEN THAT A SHAREHOLDER WILL RECEIVE ALL CASH OR ALL BANCORP COMMON STOCK AS ELECTED. RATHER, THE ELECTION BY A PENNCORE SHAREHOLDER WILL BE SUBJECT TO THE RESULTS OF THE ALLOCATION PROCEDURES DESCRIBED BELOW.

     ALL ELECTIONS SUBMITTED ARE IRREVOCABLE AFTER THE ELECTION DEADLINE. IF THE MERGER AGREEMENT IS APPROVED BY THE REQUIRED VOTE OF THE SHARES OF PENNCORE COMMON STOCK, THEN SUCH ELECTIONS ARE LEGALLY BINDING ON THE SHARES SUBJECT TO SUCH FORM OF ELECTION. IF THE MERGER AGREEMENT IS APPROVED BY THE REQUISITE VOTE OF SHARES OF PENNCORE COMMON STOCK, THEN, AFTER THE ANNUAL MEETING, THE STOCK TRANSFER BOOKS OF PENNCORE WILL BE CLOSED AND THERE WILL BE NO FURTHER REGISTRATION OF TRANSFERS OF SHARES OF PENNCORE COMMON STOCK.


Allocation Procedures

     In  order  for  a  Penncore   shareholder   to  understand  the  allocation
procedures, he or she must understand the following definitions:

     "Outstanding Penncore Shares" means the number of shares of Penncore Common Stock outstanding immediately prior to the date of the Annual Meeting.

     "Stock Election Shares" means all shares of Penncore Common Stock covered by Stock Elections.

     "Stock Election Number" means the actual number of shares of Penncore Common Stock that will be exchanged for Bancorp Common Stock.

     "Cash Election Shares" means all shares of Penncore Common Stock covered by Cash Elections.

     "Cash Election Number" means the actual number of shares of Penncore Common Stock that will be exchanged for cash.

     "Non-Election Shares" means all shares of Penncore Common Stock covered by a Non-Election or deemed to be covered by a Non-Election for failure to submit a properly completed and executed Form of Election by the Election Deadline.

     "Per Share Cash Amount" means $36.56.

     The Stock Election Number cannot exceed 70% of the Outstanding Penncore Shares and the Cash Election Number cannot exceed 49% of the Outstanding Penncore Shares. If the Stock Election Shares or the Cash Election Shares exceed the above limitations, then the following allocation procedures shall be applied:

     If the Cash Election Shares exceed the Cash Election Number, all Stock Election Shares and all Non-Election Shares shall be exchanged for Bancorp Common Stock, and the Cash Election Shares shall be exchanged for Bancorp Common Stock and cash in the following manner:

              each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Bancorp Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction (the result shall be rounded to two decimal points, with a third decimal point rounded upward if it equals .005 or more and ignored if it equals less than .005).

     If the Stock Election Shares exceed the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be exchanged for cash, and all Stock Election Shares shall be exchanged for Bancorp Common Stock and cash in the following manner:

              each Stock Election Share shall be converted into the right to receive (i) a number of shares of Bancorp Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction (the result shall be rounded to two decimal points, with a third decimal point rounded upward if it equals .005 or more and ignored if it equals less than .005).

     In the event that the Cash Election Number exceeds Cash Election Shares and the Stock Election Number exceeds the Stock Election Shares, all Cash Election Shares shall be exchanged for cash, all Stock Election Shares shall be exchanged for Bancorp Common Stock, and the Non-Election Shares, if any, shall be exchanged for Bancorp Common Stock and cash in the following manner:

              each Non-Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of the Cash Election Number over the total number of Cash Election Shares and the denominator of which shall be the excess of (A) the Outstanding Penncore Shares over (B) the sum of the total number of Cash Election Shares and the total number of Stock Election Shares and (ii) a number of shares of Bancorp Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Non-Election Fraction.

     The following are examples of the operation of these Allocation Procedures based on certain hypothetical results of the Shareholder Election Procedures. These examples are set forth only for the purpose of illustrating the operation of the Allocation Procedures and do not reflect the actual Merger Consideration to be received by Penncore shareholders in the Merger based on the actual elections made by Penncore shareholders.

         Example 1.
                         Assumptions:  Stock  Election  Shares  equal 60%,  Cash
                    Election Shares equal 30% and Non-Election Shares equal 10% of the Outstanding Shares.
                         Result:  Stock Election Number is 60% and Cash Election
                    Number is 40% of the Outstanding Shares. All shareholders who made Stock Elections receive Bancorp Common Stock and all shareholders who made Cash Elections and Non-Elections receive cash.

         Example 2.
                         Assumptions:  Stock  Election  Shares  equal 20%,  Cash
                    Election Shares equal 70%, and Non-Election Shares equal 10% of the Outstanding Shares.
                         Result:  Stock Election Number is 51% and Cash Election
                    Number is 49% of the Outstanding Shares. All shareholders who made Stock Elections and Non-Elections receive Bancorp Common Stock. All shareholders who made Cash Elections receive for each of their shares $36.56 multiplied by 49/70 in cash plus the Exchange Ratio multiplied by 21/70 in Bancorp Common Stock.

         Example 3.
                         Assumptions:  Stock  Election  Shares  equal 80%,  Cash
                    Election Shares equal 10% and Non-Election Shares equal 10% of the Outstanding Shares.
                         Result:  Stock Election Number is 70% and Cash Election
                    Number is 30% of the Outstanding Shares. All shareholders who made Cash Elections and Non-Elections receive cash. All shareholders who made Stock Elections receive for each of their shares the Exchange Ratio multiplied by 70/80 in Bancorp Common Stock plus $36.56 multiplied by 10/80 in cash.

         Example 4.
                         Assumptions:  Stock  Election  Shares  equal 25%,  Cash
                    Election Shares equal 20% and Non-Election Shares equal 55% of the Outstanding Shares.
                         Result:  Stock Election Number is 51% and Cash Election
                    Number is 49% of the Outstanding Shares. All shareholders who made Stock Elections receive Bancorp Common Stock and all shareholders who made Cash Elections receive cash. All shareholders who made Non- Elections receive for each of their shares the Exchange Ratio multiplied by 26/55 in Bancorp Common Stock plus $36.56 multiplied by 29/55 in cash.


Exchange of Stock Certificates

         At the Effective Time of the Merger, Bancorp shall deposit with the Exchange Agent, for the benefit of the holders of shares of Penncore Common Stock, (i) certificates evidencing such number of shares of Bancorp Common Stock equal to the Exchange Ratio multiplied by the Stock Election Number and, (ii) cash in the amount equal to the Per Share Cash Amount multiplied by the Cash Election Number (such certificates for shares of Bancorp Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in the letters of transmittal described below, deliver the Bancorp Common Stock and cash contemplated to be issued out of the Exchange Fund.

         As soon as reasonably practicable after the Effective Time of the Merger, Bancorp will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Penncore Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a notice indicating the form of Merger Consideration to be received by the holder as a result of the Allocation Procedures, (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form and with such other provisions as Bancorp may reasonably specify, and (iii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Bancorp Common Stock or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall receive therefor (A) a certificate or certificates evidencing the number of whole shares of Bancorp Common Stock exchanged for the shares of Penncore Common Stock formerly evidenced by such Certificate, (B) cash, (C) cash in lieu of fractional shares of Bancorp Common Stock, and (D) any dividends or other distributions to which such holder is entitled (the shares of Bancorp Common Stock, dividends, distributions and cash described in clauses (A), (B), (C) and
(D) being collectively, the "Total Merger Consideration") and the Certificate so surrendered shall forthwith be canceled. Until surrendered as described above, each Certificate shall be deemed at any time after such Effective Time to evidence only the right to receive upon such surrender the Total Merger Consideration.

         No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Bancorp Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Bancorp Common Stock evidenced thereby. No other part of the Total Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid promptly to the holder of the certificate evidencing whole shares of Bancorp Common Stock issued in exchange for the certificate, the amount of any cash payable with respect to a fractional share of Bancorp Common Stock and the amount of dividends or other distributions with a record date after the Effective Time of the Merger. No interest shall be paid on the Total Merger Consideration.

         No certificates or scrip evidencing fractional shares of Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Bancorp. In lieu of any such fractional shares, each holder of Penncore Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share closing price on NASDAQ of Bancorp Common Stock on the Effective Time of the Merger (or, if shares of Bancorp Common Stock did not trade on the NASDAQ on such date, the first day of trading of such Bancorp Common Stock on the NASDAQ after such Effective Time) by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Penncore Common Stock then held of record by such holder).

         IF THE MERGER IS APPROVED BY THE AFFIRMATIVE VOTE AT THE ANNUAL MEETING OF 75% OF THE ISSUED AND OUTSTANDING SHARES OF PENNCORE COMMON STOCK, THEN THE STOCK TRANSFER BOOKS OF PENNCORE WILL BE CLOSED AFTER THE ANNUAL MEETING AND THERE WILL BE NO FURTHER REGISTRATION OF TRANSFERS OF PENNCORE COMMON STOCK THEREAFTER ON THE RECORDS OF PENNCORE.

         Any portion of the Exchange Fund which remains undistributed to the holders of Penncore Common Stock for six months after the Effective Time of the Merger shall be delivered by the Exchange Agent to Bancorp. Any holders of Penncore Common Stock shall only look to Bancorp for payment of the Total Merger Consideration. In the event that any Certificates are not surrendered for exchange within 24 months of such Effective Time, the Bancorp Common Stock that would otherwise have been delivered in exchange for the unsurrendered Certificates shall be sold by Bancorp and the net proceeds of the sale shall be held for the holders of the unsurrendered Certificates to be paid to them upon surrender of their Certificates. After the date of such sale of Bancorp Common Stock, the sole right of the holders of unsurrendered Certificates shall be the right to collect the net sales proceeds held for their account without interest thereon.

         Bancorp shall not be liable to any holder of shares of Penncore Common Stock for any such shares of Bancorp Common Stock, cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Bancorp shall be entitled to deduct and withhold from the Total Merger Consideration otherwise payable to any holder of Penncore Common Stock such amounts as Bancorp is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Bancorp, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares of Penncore Common Stock in respect of which such deduction and withholding was made by Bancorp.


Stock Purchase Warrants and Phantom Shares

         At the Effective Time of the Merger, the stock purchase warrants to purchase 31,066 shares of Penncore Common Stock ("Warrants") which are currently outstanding shall be canceled and be of no force or effect. Each holder of the Warrants will be entitled to receive immediately prior to the Effective Time, in settlement thereof, a cash payment from Penncore in the amount of $15.24 per share of Penncore Common Stock covered by the Warrant, multiplied by the total number of shares of Penncore Common Stock covered by the Warrant. See "INFORMATION CONCERNING PENNCORE DIRECTORS, OFFICERS AND NOMINEE--Stock Purchase Warrants."

         On or prior to the Effective Time of the Merger, Penncore shall pay each participant under Penncore's Phantom Stock Plan $15.24 in cash for each of the shares credited to each participant's account. There are an aggregate of 27,850 shares credited to all accounts under the Phantom Stock Plan. See "INFORMATION CONCERNING PENNCORE DIRECTORS, OFFICERS AND NOMINEE--Phantom Stock Plan."

Certain Federal Income Tax Consequences

         The following summary discusses the principal federal income tax consequences of the Merger. The summary is based upon the Internal Revenue Code (the "Code"), applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of Penncore Common Stock hold such shares as a capital asset, and does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and shareholders who acquired shares of Penncore Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, nor any consequences arising under the laws of any state, locality or foreign jurisdiction.

         Tax Opinion

         KPMG has provided their opinion that the Merger will constitute a tax-free reorganization pursuant to Sections 368(a)(1)(A) of the Code and that accordingly (i) neither Bancorp nor Penncore will recognize gain or loss as a result of the Merger, and (ii) holders of shares of Penncore Common Stock that exchange their shares solely for Bancorp Common Stock will not recognize gain or loss in the Merger, and holders of shares of Penncore Common Stock that exchange their shares for Bancorp Common Stock and cash will recognize gain, if any, in the Merger but not in excess of the amount of cash received.

         The foregoing opinion is based upon (i) certain representations of Bancorp and Penncore, (ii) the assumption that the Merger will be consummated in accordance with its terms, and (iii) the assumption that the "continuity of interest" requirement for tax-free reorganization treatment will be satisfied. In general, under applicable U.S. Supreme Court precedent, the continuity of interest requirement will be satisfied if the fair market value of the Bancorp Common Stock issued in the Merger is approximately 40% or more of the total amount of the cash paid plus the fair market value of the Bancorp Common Stock issued in the Merger. While at least 51% of Penncore Common Stock must be exchanged for Bancorp Common Stock in the Merger, the percentage of the value of consideration of Bancorp Common Stock issued in the Merger may be greater or less than 51%. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Conversion of Penncore Common Stock." Other factors may affect the continuity of interest test as well. The consummation of the Merger is conditioned on the receipt by Bancorp and Penncore of an opinion of KPMG confirming that the requirements for tax-free reorganization treatment, including the continuity of interest requirement, have been met and that the Merger therefore qualifies as a tax-free reorganization.

         The discussion below summarizes certain federal income tax consequences of the Merger to a Penncore shareholder, assuming that the Merger will qualify as a tax-free reorganization.

         Holders of Penncore Common Stock--General

         As discussed below, the federal income tax consequences of the Merger to a Penncore shareholder depend on whether such shareholder receives cash or shares of Bancorp Common Stock or some combination thereof for such shareholder's shares of Penncore Common Stock, as well as for any shares of Penncore Common Stock that such shareholder constructively owns within the meaning of Section 318 of the Code (which generally deems a person to own stock that is owned by certain family members or related entities or that is the subject of options owned or deemed owned by such person), and may further depend on whether such shareholder actually or constructively owns any Bancorp Common Stock.

         Only Bancorp Common Stock Received

         Except as discussed below with respect to cash received in lieu of a fractional shares of Bancorp Common Stock, a shareholder of Penncore that receives only shares of Bancorp Common Stock in the exchange of such shareholder's shares of Penncore Common Stock will not recognize gain or loss. The tax basis of the Bancorp Common Stock received in the Merger will be the same as the tax basis of the shares of Penncore Common Stock exchanged therefore in the Merger. The holding period of the Bancorp Common Stock received will include the holding period of shares of Penncore Common Stock exchanged therefore.

         Only Cash Received

         A Penncore shareholder that receives solely cash in the Merger in exchange for such shareholder's shares of Penncore Common Stock, or that exercises such shareholder's dissenters' right to seek an appraisal of such shareholder's shares of Penncore Common Stock, generally will recognize capital gain or loss measured by difference between the amount of cash received and the tax basis of the shares of Penncore Common Stock exchanged therefor. If, however, any such shareholder constructively owns shares of Penncore Common Stock that are exchanged for Bancorp Common Stock in the Merger, or owns Bancorp Common Stock actually or constructively after the Merger, the consequences to such shareholder may in unusual circumstances be similar to the consequences discussed in the second paragraph of the next Section, except that the amount of consideration, if any, treated as a dividend will not be limited to the amount of such shareholder's gain.

         Bancorp Common Stock and Cash Received

         Except as discussed below with respect to cash received in lieu of a fractional share of Bancorp Common Stock, a Penncore shareholder that, as a result of the Allocation Procedures described above, receives both Bancorp Common Stock and cash in exchange for shares of Penncore Common Stock will not recognize loss in such exchange. Under Section 356(a)(1) of the Code, however, the shareholder will recognize gain (measured by the sum of the fair market value of the Bancorp Common Stock received plus the amount of any cash received minus the tax basis of the shares of Penncore Common Stock exchanged), if any, but only to the extent of the amount of any cash received. Under applicable U.S. Supreme Court precedent, such gain will be capital gain except in the circumstances described in the next paragraph.

         In unusual circumstances, a Penncore shareholder that constructively owns shares of Penncore Common Stock that are exchanged for Bancorp Common Stock in the Merger or that actually or constructively owns Bancorp Common Stock after the Merger (other than Bancorp Common Stock received in the Merger) will be required to treat any gain recognized as dividend income (rather than capital gain) up to the amount of cash received in the Merger if the receipt of cash by such shareholder has the effect of a distribution of a dividend. Whether the receipt of cash has the effect of the distribution of a dividend would depend upon the shareholder's particular circumstances. The Internal Revenue Service has indicated in published rulings that a distribution that results in any actual reduction in interest of a small, minority shareholder in a publicly held corporation will not constitute a dividend if the shareholder exercises no control with respect to corporate affairs.

         The tax basis of the shares of Bancorp Common Stock received will be the same as the tax basis of the shares of Penncore Common Stock exchanged, decreased by the basis of any fractional share interest for which cash is received in the Merger, and further decreased by the amount of cash received (other than cash received for a fractional share interest), and increased by the amount of gain recognized on the exchange (including any portion that is treated as a dividend). The holding period of the shares of Bancorp Common Stock received will include the holding period of the shares of Penncore Common Stock exchanged therefor.

         Fractional Shares

         If a holder of shares of Penncore Common Stock receives cash in lieu of a fractional share of Bancorp Common Stock in the Merger, such cash amount will be treated as received in exchange for the fractional share. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Bancorp Common Stock reduced by the proportion of the holder's tax basis in shares of Penncore Common Stock exchanged and allocable to the fractional share of Bancorp Common Stock.

         THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, PENNCORE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.


Interests of Certain Persons in the Transaction

         Officers and Directors of Penncore

         Certain of the directors and officers of Penncore and Commonwealth State Bank hold shares of Penncore Common Stock, stock purchase warrants and/or phantom stock, as the case may be. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Stock Purchase Warrants and Phantom Shares" and "INFORMATION CONCERNING PENNCORE DIRECTORS, OFFICERS AND NOMINEE--Beneficial Ownership by Officers, Directors and Nominee."

         Owen O. Freeman, Jr., the Chairman of the Boards of Directors of Penncore and Commonwealth State Bank shall become, at the Effective Time of the Merger, a member of the Boards of Directors of Bancorp and Main Line Bank.

         Advisory Board for Bancorp

         Mr. Freeman shall also become the Chairman of an Advisory Board of Bancorp. This advisory board shall interact with Bancorp officers for purposes of generating new deposit and loan business in the Bucks and Montgomery Counties, Pennsylvania market area as well as the Mercer County, New Jersey market area. Members of this Advisory Board may include members of the Boards of Directors of Penncore and Commonwealth State Bank who will be requested by Bancorp to serve on such board. The members of the Advisory Board shall be paid for each meeting that they attend as determined by the Board of Directors of Bancorp. This Advisory Board shall continue so long as it is deemed to be in the best interests of Bancorp.

         Penncore and Commonwealth State Bank Employees

         As soon as administratively practicable after consummation of the Merger, employees of Penncore and Commonwealth State Bank shall be generally entitled to participate in Bancorp's employee benefit, health, welfare and similar plans (other than Bancorp's defined benefit pension plan and Employee Stock Ownership Plan as described below) on substantially the same terms and conditions as employees of Bancorp, giving effect (except for the accrual of benefits under such plans) to years of service with Penncore and Commonwealth State Bank as if such service were with Bancorp. No employee of Penncore or Commonwealth State Bank presently participating in Penncore's or Commonwealth State Bank's medical plan shall be precluded from participating in medical plans of Bancorp on account of a preexisting medical condition, and shall receive credit toward any deductible and co-payments under any welfare benefit plans sponsored by Bancorp to the extent such deductibles and co-payments have been satisfied under the respective Penncore welfare benefit plans.

         Upon consummation of the Merger or as soon thereafter as practicable, all participants in Commonwealth State Bank's 401(k) Plan shall be automatically and fully vested in all amounts contained in or allocable to their accounts in accordance with the terms of such plan. Commonwealth State Bank's 401(k) Plan shall be merged into Bancorp's 401(k) Plan and (i) Penncore and Commonwealth State Bank employees who remain employees of Bancorp shall have the right to participate in Bancorp's 401(k) Plan on the same terms and conditions as other participating employees, but shall in all events be fully vested in their accounts transferred from Commonwealth State Bank's 401(k) Plan in accordance with the terms of such plan; and (ii) all other Penncore and Commonwealth State Bank employees shall be entitled to roll their respective accounts into an individual retirement account and to all other rights to which they would have been entitled had they been fully vested and terminated their employment with Penncore immediately preceding the Effective Time of the Merger.

         Penncore and Commonwealth State Bank employees who remain employees of Bancorp after the Effective Time of the Merger are not eligible to participate in Bancorp's defined benefit pension plan.

         Employees of Penncore and Commonwealth State Bank shall be entitled to participate in Bancorp's Employee Stock Ownership Plan on the same basis as any new employee of Bancorp, but will receive no credit for vesting purposes for service with Penncore.

         Executive Employment Contracts

         Penncore and Commonwealth State Bank have entered into written employment contracts with Owen O. Freeman, Jr., Chairman of the Boards of Directors, and H. Paul Lewis, President of Penncore and Commonwealth State Bank. Under such contracts, if Mr. Freeman or Mr. Lewis is terminated from employment following a change of control (such as the Merger), then Bancorp (as the successor to Penncore and Commonwealth State Bank) shall be obligated to pay Mr. Freeman or Mr. Lewis, as the case may be, his current annual salary for the remaining term of the contract (which expires December 31, 1998), or 24 months with respect to Mr. Freeman and 18 months with respect to Mr. Lewis, whichever is longer. Bancorp shall also maintain the current benefit plans and programs (or pay, if ineligible, a dollar amount equal to the benefit forfeited as a result of such ineligibility for as long as the annual salary is paid) to which Mr. Freeman or Mr. Lewis, as the case may be, was entitled prior to the termination. See "INFORMATION CONCERNING PENNCORE DIRECTORS, OFFICERS AND NOMINEE--Employment Agreements."

         Severance Agreements

         Penncore and Commonwealth State Bank have entered into severance agreements with the following officers of Penncore or Commonwealth State Bank, as the case may be:

                                                              Title of Position With
Name of Officer         Title of Position With Penncore       Commonwealth State Bank
H. Nickerson Hall       Vice President/Chief Financial        Vice President/Chief Financial Officer
                        Officer

Sharon M. Fink          Assistant Secretary/Treasurer         Vice President, Assistant Secretary, Treasurer

P. Alice Bischoff               ----------                    Vice President - Operations

Aileen M. Connolly              ----------                    Vice President - Branch Administration

Ronald G. Langlois              ----------                    Vice President

         Under these severance agreements, if there is a change of control (such as the Merger) and the officer is terminated as a result thereof, then Bancorp (as the successor to Penncore and Commonwealth State Bank) shall pay to the respective officer one-month's then current annual salary for each full or partial year of full time employment with Penncore or Commonwealth State Bank to a maximum of 12 months (the "Severance Benefit Period"). For example, if an officer was employed by Penncore for six years and eight months prior to termination, he or she shall be entitled to receive seven months of payments. Bancorp shall also provide, during the respective officer's Severance Benefit Period, life, medical, health, accident and disability insurance and a survivor's income benefit in form, substance and amount which is in each case substantially equivalent to that provided to him or her prior to the commencement of the Severance Benefit Period, whichever the respective officer shall select.

         Future Employment Discussions

         Bancorp is currently engaged in discussions with Messrs. Lewis, Hall and Langlois and Mesdames Fink, Bischoff and Connolly regarding possible positions for them within the Bancorp organization. There is no assurance that any of these officers and Bancorp will agree on terms of employment following the Effective Time of the Merger. If such agreements are not reached in any case, then Bancorp shall make the required payments due under the respective employment contracts and severance agreements.


Stock Option Agreement

         The summary information below concerning the material terms of the Stock Option Agreement, which is an integral part of the Merger Agreement, is qualified in its entirety by reference to the full text of such agreement, which is attached to this Proxy Statement/Prospectus as Annex B.

         Under the Stock Option Agreement, Penncore has granted to Bancorp an option to purchase up to 95,900 newly issued or treasury shares of Penncore Common Stock (or 19.9% of the Penncore Common Stock issued and outstanding after giving effect to the issuance of Penncore Common Stock upon exercise of the option) at a price of $24 per share (the "Option"). In the event of any change in Penncore Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option and the purchase price therefor shall be adjusted to reflect such change. In the event that any additional shares of Penncore Common Stock are issued or otherwise become outstanding after the date of the Stock

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



Option Agreement (other than pursuant to such Stock Option Agreement), the number of shares of Penncore Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Penncore Common Stock then issued and outstanding after giving effect to any shares subject or issued pursuant to the Option. The $24 exercise price is a negotiated price representing the approximate book value of Penncore Common Stock immediately prior to the announcement of the execution of the Merger Agreement by Penncore and Bancorp.

         Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might be interested in acquiring control of Penncore. The Option is exercisable only upon the occurrence of certain "Purchase Events" that might jeopardize consummation of the Merger pursuant to the terms of the Merger Agreement. The term "Purchase Event" in the Stock Option Agreement generally relates to an attempt by a third party to acquire a significant interest in Penncore and refers to any of the following events: (i) Penncore or any Penncore subsidiary, without having received Bancorp's prior written consent, enters into an agreement with any person (other than Bancorp or one of its subsidiaries) to (x) merge or consolidate, or enter into any similar transaction, with Penncore, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Penncore, or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Penncore or any Penncore subsidiary; (ii) except with respect to a certain Stock Purchase Agreement between Penncore and National Penn Investment Company, any person shall have acquired beneficial ownership of 10% or more of the outstanding shares of Penncore Common Stock (the term "beneficial ownership" having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or (iii) the making of an acquisition proposal or an offer to purchase 10% or more of the then outstanding shares of Penncore Common Stock or the filing of an application or notice with any federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (i) or (ii) above, and thereafter the holders of Penncore Common Stock shall have not approved the Merger Agreement and the transaction contemplated thereby at the meeting of such shareholders held for such purpose or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement. As of the date of this Proxy Statement/Prospectus, to the best of the knowledge of Bancorp and Penncore, no purchase event has occurred.

         The Option would terminate upon the earliest to occur of (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than a termination resulting from a willful breach by Penncore of any covenant contained therein); or (iii) twelve months after termination of the Merger Agreement if such termination follows the occurrence of a Purchase Event or is due to a willful breach by Penncore of any covenant contained in the Merger Agreement.

         Although the shares issuable upon exercise of the Option represent approximately 19.9% of the shares of Penncore Common Stock that would be outstanding after such exercise, Bancorp may not acquire more than 5% of the outstanding shares of Penncore Common Stock, pursuant to the exercise of the Option or otherwise, without prior approval of the Federal Reserve Board under the Bank Holding Company Act. The Stock Option Agreement grants certain registration rights to Bancorp with respect to the shares issued upon exercise of the Option.


Conduct of Penncore Business Pending the Merger

         Penncore has agreed in the Merger Agreement that, pending consummation of the Merger, Penncore and Commonwealth State Bank will conduct their businesses only in the ordinary course and that, except as consented to by Bancorp, Penncore and Commonwealth State Bank will not, among other things, (i) issue, purchase or otherwise dispose of or acquire any shares of their capital stock or grant any options or other rights to acquire such stock or pay dividends (except normal recurring dividends); (ii) make certain changes in the compensation or benefits payable to employees; (iii) merge or consolidate with, or acquire control over, any other corporation, bank or other organization or acquire or dispose of any material assets outside the ordinary course of business; (iv) make capital expenditures in excess of certain limits; (v) make material changes to their lending or investment policies; (vi) incur indebtedness or enter into or change any material contract other than in the ordinary course of business; or
(vii) amend their articles of incorporation or by-laws.


Conditions to the Merger

         In addition to Penncore shareholder approval, the Merger is contingent upon the satisfaction of a number of other conditions, including (i) approval of the Merger by the Office of Thrift Supervision ("OTS") and the Pennsylvania Department of Banking without conditions deemed unduly burdensome by Bancorp and the absence of any suit by the United States under the antitrust laws to prohibit the Merger filed within 15 days following OTS approval, (ii) receipt of the tax opinion described above (see "Certain Federal Income Tax Consequences"),
(iii)  receipt of customary  closing  legal  opinions  from Penncore and Bancorp counsel, and (iv) the absence of any judicial or administrative order prohibiting or adversely affecting the Merger or any pending or threatened litigation or administrative proceeding challenging the Merger. Bancorp's obligation to consummate the Merger is subject to the following additional conditions: (i) receipt of the agreement of the Penncore affiliate described below under "Restrictions on Resales by Penncore Affiliate" and (ii) receipt by Bancorp of satisfactory evidence demonstrating that all Penncore Stock Purchase Warrants and Phantom Shares shall have been canceled and payment therefor shall have been received by the holders thereof on or prior to the Effective Time of the Merger (see "Stock Purchase Warrants and Phantom Shares"). In addition, unless waived, each party's obligation to consummate the Merger is subject to the performance by the other party of its obligations under the Merger Agreement, the accuracy of the representations and warranties of the other party contained therein and the receipt of certain certificates and opinions from the other party and its counsel.


Representations and Warranties

         The representations and warranties contained in the Merger Agreement relate, among other things, to the organization and good standing of Bancorp, Penncore and their subsidiaries; the capitalization of Bancorp and Penncore and ownership of their subsidiaries; the authorization by Bancorp and Penncore of the Merger Agreement and the Stock Option Agreement and the absence of conflict with other laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes; compliance with environmental laws; the adequacy of allowances for loan losses; compliance of employee benefit plans under the requirements of the Employee Retirement Income Security Act of 1974, as amended; the absence of undisclosed litigation; compliance with laws; and the accuracy of statements contained in applicable bank regulatory applications and filings and of this Proxy Statement/Prospectus and of Bancorp's Registration Statement of which it is a part. Additional representations and warranties by Penncore concern, among other things, payment of taxes; title to properties; and the absence of undisclosed equity investments, employment contracts, employee benefit plans, material contracts or collective bargaining agreements. None of the representations and warranties contained in the Merger Agreement will survive the consummation of the Merger.


Termination, Amendment and Waiver

         Even though the requisite number of shares of Penncore Common Stock may have been voted to approve the Merger Agreement, the Merger Agreement may be terminated prior to the Effective Time of the Merger: (a) by the mutual consent of the parties; (b) by either party in the event of a breach by the other party of any representation or warranty or a material breach of any covenant which cannot be or has not been cured within 30 days after written notice; (c) by either party, 60 days after the date on which any request or application for requisite regulatory approval shall have been denied or withdrawn; (d) by Bancorp, if the Penncore directors fail to recommend a vote for the approval of the Merger Agreement to the Penncore shareholders or if the Penncore directors withdraw, modify or change their recommendation in a manner adverse to Bancorp with respect to the Merger Agreement or the Merger; (e) by either party, if there shall be a final non-appealable order of any federal or state court restraining or prohibiting the consummation of the Merger or any governmental action which would make the consummation of the Merger illegal; or (f) by either party in the event that the Merger is not consummated on or prior to September 30, 1997.

         In addition to the foregoing, Penncore's Board of Directors may terminate the Merger Agreement in the event that the Average Price of Bancorp's Common Stock is less than $12.50 unless Bancorp elects to exercise the Bancorp Exchange Ratio Option. For this purpose, the Average Price means the average of the last reported sale prices of Bancorp's Common Stock (as reported by NASDAQ) for the 10 trading days ending on the 11th day prior to the Effective Time of the Merger (the "Averaging Period"). If Penncore elects to terminate the Merger Agreement in accordance with this provision, it shall give written notice to Bancorp prior to the 5th business day before the Effective Time of the Merger, and Bancorp shall thereupon have five business days from the receipt of such notice in which it may exercise the Bancorp Exchange Ration Option which is the right to increase the Exchange Ratio to a number equal to $31.25 divided by the Average Price (calculated to the nearest 1/1000). Upon exercise of the Bancorp Exchange Ratio Option, the Merger Agreement will remain in full force and effect.

         Even though the requisite number of shares of Penncore Common Stock may have been voted to approve the Merger Agreement, any provision of the Merger Agreement may be waived by the party benefited by the provision or amended or modified at any time by a written agreement of the parties providing for such amendment or modification approved by their respective Boards of Directors, except that after the Penncore shareholders' meeting, the form and amount of consideration to be received by the shareholders of Penncore and the holders of the Stock Purchase Warrants and Penncore Phantom Shares shall not thereby be decreased (except as provided in the Bancorp Exchange Ratio Option).


Rights of Dissenting Shareholders

         The rights of dissenting shareholders of Penncore are governed by the BCL. The BCL provides holders of shares of Penncore Common Stock with the right to dissent from the Merger and obtain payment of the "fair value" of such shares upon compliance with the relevant provisions of the BCL, in the event that the Merger is consummated. The term "fair value" means the value of a share of
Penncore's Common Stock immediately before consummation of the Merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger. Holders of unexercised Penncore Stock Purchase Warrants are not entitled to dissenters' rights with respect to the Penncore Warrants. A copy of the applicable statute is set forth in Annex D hereto. The following summary of such provisions is qualified in its entirety by reference to Annex D.

         Any shareholder of Penncore who contemplates exercising the right to dissent should carefully read the provisions of Subchapter D of Chapter 15 of the BCL.

         A shareholder desiring to exercise dissenters' rights must satisfy all of the following conditions. The shareholder must (i) prior to the vote upon the Merger at the Annual Meeting submit a written notice to Penncore of the shareholder's intention to demand payment of the fair value of the shareholder's shares if the Merger is effectuated; (ii) effect no change in the beneficial ownership of the shares from the date of such filing continuously through the Effective Time of the Merger; and (iii) refrain from voting the shares for approval of the Merger Agreement. The written notice referred to in clause (i) must be in addition to and separate from voting against, abstaining from voting, or failing to vote on approval of the Merger Agreement. Voting against, abstaining from voting or failing to vote on approval of the Merger Agreement will not constitute written notice of an intent to demand payment for Penncore Common Stock within the meaning of the BCL. Any written notice or demand which is required in connection with the exercise of dissenters' rights must be sent to: Owen O. Freeman, Jr., Chairman, Penncore Financial Services Corporation, 3 Friends Lane, Newtown, PA 18940.


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



         In the event a shareholder votes for approval of the Merger Agreement, or delivers a Proxy in connection with the Annual Meeting (unless the Proxy specifies a vote against, or an abstention from voting on, approval of the Merger Agreement), the shareholder will have waived the dissenters' rights and will have nullified any written notice of an intent to demand payment submitted by such holder. Failure to submit a Proxy specifying a vote against or abstention from voting on the Merger does not waive a shareholder's dissenters' rights.

         A Penncore shareholder may assert dissenters' rights as to less than all of the shares registered in such holder's name only if such record holder dissents with respect to all shares owned by any one beneficial owner and discloses the name and address of each person on whose behalf such holder dissents. The rights of a partial dissenter are determined as if the shares as to which the record holder dissents and record holder's remaining shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on such owner's behalf only if such owner submits to Penncore the record holder's written consent to the dissent no later than the time the beneficial owner asserts his dissenters' rights. A beneficial owner may not dissent with respect to less than all shares of the same class or series owned by the beneficial owner, whether or not the shares owned by such beneficial owner are registered in such beneficial owner's name.

         If the Merger Agreement is approved, Penncore will deliver a dissenters' notice to all holders who have satisfied the foregoing requirements which will: (i) state where and when a demand for payment is to be sent and certificated shares are to be deposited; (ii) inform holders of any uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received; (iii) supply a form for demanding payment that includes a requirement that the person certify the date on which he or she, or the person on whose behalf he or she dissented, acquired beneficial ownership of the shares; and (iv) be accompanied by a copy of Sections 1571 through 1580 of the BCL.

         A shareholder who is sent a dissenters' notice is required to make a payment demand to Penncore, make the certification referred to above, and, in the case of certificated shares, deposit the certificates representing the holder's dissenting shares in accordance with the dissenter's notice. A shareholder who takes these actions (including the depositing of share certificates) retains all other rights as a holder of Penncore Common Stock, except to the extent such rights are canceled or modified by the consummation of the Merger. A shareholder who does not make a payment demand and deposit the holder's share certificates where required, each by the date set forth in Penncore's dissenters' notice, will not be entitled to payment of the fair value of the holder's shares under Sections 1571 through 1580 of the BCL.

         Promptly after effectuation of the Merger, or upon timely receipt of the shareholder's payment demand if the Merger has already been effectuated, Penncore shall either (i) pay to dissenters who have made demand and, in the case of certificated shares, have deposited their certificates, an amount that Penncore estimates to be the fair value of the shares; or (ii) give written notice that no payment is being made of the estimated fair value.

         The payment (or written notice that no payment is being made) by Penncore will be accompanied by: (i) Penncore's balance sheet and statement of income as of the end of a fiscal year ended not more than 16 months before the date of remittance and the latest available interim financial statements; (ii) a statement of Penncore's estimate of the fair value of the shares; and (iii) a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Sections 1571 through 1580 of the BCL. If Penncore does not make payment of the estimated value, it is required to return to the shareholder any certificates deposited with Penncore and, with respect to uncertificated shares, release transfer restrictions, with a notation on the certificates or transfer records that a demand for payment has been made.

         If Penncore gives notice of its estimate of the fair value of the shares without remitting payment, or remits payment of its estimate of fair value and the dissenter believes that the amount states or remitted is less than fair value, the dissenter may send to Penncore the dissenter's own estimate of fair value, which is deemed to be a demand for payment of that amount (less any amounts previously paid by Penncore). If Penncore has remitted payment of its estimate of fair value, a dissenter must file the dissenter's own estimate within 30 days after the mailing by Penncore of its remittance or else be entitled to no more than the amount remitted to the dissenter by Penncore.

         Penncore or Bancorp, as the case may be, intends to negotiate in good faith with any dissenting shareholders. Within 60 days of the later of (i) the Effective Time of the Merger; (ii) timely receipt of any demands for payment (other than those described in the previous paragraph); or (iii) timely receipt of the demand for payment referred to in the previous paragraph, Penncore or Bancorp, as the successor to Penncore, may apply in the Court of Common Pleas of Bucks County (the "Court") to have the Court determine the fair value of any shares as to which demands for payment are unsettled. All dissenters whose demands have not been settled must be made parties to the proceeding. If Penncore or Bancorp, as the case may be, fails to file such an action, dissenters whose demands have not been settled may file an application for such a proceeding in the Court within 30 days after the expiration of the 60-day period referred to above. If such an application is not filed by a dissenter within the prescribed time period, the dissenter shall be paid Penncore's estimate of fair value of the dissenter's shares, and no more, and may bring an action to recover any of such amount not remitted to the dissenter.

         Costs and expenses of a valuation proceeding will be borne by Bancorp, as the successor to Penncore, unless the Court assesses some portion or all of the expenses against a dissenter who demanded supplemental payment and whose action in so doing the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith. Expenses of counsel and experts for respective parties may be assessed wholly or in part against Bancorp if it fails to comply substantially with Sections 1571 through 1580 of the BCL, and may be assessed against any party the Court finds acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner.


         The foregoing is only a summary of the rights of a dissenting shareholder of Penncore. Any shareholder who intends to dissent from the Merger should carefully review the applicable provisions of the BCL and should also consult with his or her attorney. The failure of a shareholder to follow precisely the procedures summarized above may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Penncore shareholders, except as indicated above or otherwise required by law.

         In general, any dissenting shareholder who perfects the dissenters' right to be paid the fair value of the dissenter's shares in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Certain Federal Income Tax Consequences."


Restrictions on Resales by Penncore Affiliates

         The shares of Bancorp Common Stock issuable in the Merger have been registered under the Securities Act, and such shares will generally be freely tradeable by the Penncore shareholders who receive Bancorp Common Stock as a result of the Merger. However, this registration does not cover resales by any Penncore shareholders who may be deemed to be an "affiliate" of Penncore or Bancorp at the Effective Time of the Merger as that term is defined in Rule 145 under the Securities Act. An affiliate may not sell his or her shares of Bancorp Common Stock acquired in the Merger except pursuant to: (i) an effective Registration Statement under the Securities Act covering the shares to be sold;
(ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. For purposes of Rule 145, Owen O. Freeman, Jr. is deemed to be the only "affiliate" who must comply with these requirements.

         The Merger Agreement requires as a condition to the Merger that Owen O. Freeman, Jr. enter into an agreement not to sell his shares of Bancorp Common Stock acquired in the Merger except in accordance with the requirements of the Securities Act and the regulations thereunder.

Expenses

         Bancorp and Penncore will each pay 50% of (1) all printing costs for the Registration Statement and Proxy Statement/Prospectus and (2) all fees and expenses related to the tax opinion referred to above (see "Certain Federal Income Tax Consequences" above). Bancorp shall pay for the fees and expenses related to the issuance of a closing letter by KPMG with respect to Penncore's consolidated financial position and results of operations. Each party will pay its own other expenses incurred in connection with the Merger Agreement. However, the Merger Agreement provides that if the Merger is not consummated as a result of a willful breach of the Merger Agreement by one party to such Merger Agreement, then the party so found to have willfully breached the Merger Agreement shall indemnify the other party for the respective costs, fees and expenses of its counsel.


Effective Time of the Merger

         It is presently anticipated that if the Merger Agreement is approved by the affirmative vote of 75% of the issued and outstanding shares of Penncore Common Stock, then the Merger will become effective at 12:01 a.m. (local time), on ________ ___, 1997 (the "Effective Time"). However, as noted above, consummation of the Merger is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the Merger will be satisfied or, if satisfied, that they will be satisfied in time to permit the Merger to become effective within the anticipated time frame. In addition, as also noted above, Bancorp and Penncore retain the power to abandon the Merger or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior approval by the requisite number of shares of Penncore Common Stock.


Accounting Treatment

         Upon consummation of the Merger, the transaction will be accounted for as a purchase, and all of the assets and liabilities of Penncore will be recorded in Bancorp's consolidated financial statements at their estimated fair value at the Effective Time. The amount by which the purchase price paid by Bancorp exceeds the fair value of the net assets acquired by Bancorp will be recorded as goodwill. Bancorp currently expects that based on preliminary purchase accounting estimates the Merger would result in identifiable intangibles and goodwill approximating $8,000,000 and yearly amortization of intangibles and goodwill of approximately $800,000. Bancorp's consolidated financial statements will include the operations of Penncore after the Effective Time of the Merger.


Indemnification of Directors and Officers of Penncore and Commonwealth State Bank by Bancorp

         After the Effective Time of the Merger, Bancorp has agreed to indemnify and hold harmless each director and officer of Penncore and Commonwealth State Bank who is serving or has served as a director or officer of Penncore or Commonwealth State Bank, or both and who is serving or has served as a director or trustee of another entity expressly at Penncore's or Commonwealth State Bank's request or direction against any and all costs or expenses (including reasonable attorneys' fees), incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of or in connection with such person's position to the extent and in the manner provided under Article 23 of Penncore's bylaws (relating to director and officer indemnification) in effect on the date of the Merger Agreement. Furthermore, Penncore has applied for an additional six-year term on the current directors' and officers' liability insurance coverage.

Listing on NASDAQ Stock Market

         Bancorp shall use its best efforts following the Effective Time of the Merger, subject to the conditions and requirements of the National Association of Securities Dealers, Inc. for such listing, to cause the shares of Bancorp Common Stock to be issued pursuant to the Merger Agreement to be included for listing on the NASDAQ National Market System.


Advisory Board; Commonwealth State Bank

         Bancorp agrees, promptly following the Effective Time of the Merger, to appoint an advisory board of Bancorp which may include members of the Boards of Directors of Penncore and Commonwealth State Bank requested by Bancorp and willing to serve on such advisory board (the "Advisory Board"). The Advisory Board shall be responsible to interact with the officers of Bancorp for purposes of generating new deposit and loan business in the Bucks and Montgomery Counties, Pennsylvania, and Mercer County, New Jersey, market areas. Bancorp shall appoint Owen O. Freeman, Jr. as the Chairman of the Advisory Board. The members of the Advisory Board shall be paid for each meeting that they attend as determined by the Board of Directors of Bancorp.

         After such Effective Time, all offices of the Commonwealth State Bank shall be placed under the organizational structure of Main Line Bank as an operating division and designated for marketing purposes as "Commonwealth State Bank, a division of Main Line Bank."

         This Advisory Board and the divisional designation shall continue so long as they are deemed to be in the best interests of Bancorp as determined by the Board of Directors of Bancorp.


                       COMPARISON OF BANCORP COMMON STOCK
                            AND PENNCORE COMMON STOCK


General

         Upon consummation of the Merger, some shareholders of Penncore will become shareholders of Bancorp. Because the Articles of Incorporation ("Articles") and By-Laws of Bancorp and Penncore are not the same, the Merger will result in certain changes in the rights of the holders of Penncore Common Stock who hold Bancorp Common Stock as a result of the Merger. The material differences in the rights of holders of Bancorp Common Stock and Penncore Common Stock are discussed below.


Voting Rights

         General

         The holders of Bancorp Common Stock, like the holders of Penncore Common Stock, are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote. In addition, the Articles of both Bancorp and Penncore provide that shareholders do not have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

         Supermajority Votes for Certain Transactions

         Penncore's Articles require that certain transactions involving Penncore be approved by the affirmative vote of the holders of at least 75% of the issued and outstanding shares of Penncore Common Stock. The transactions subject to Penncore's special voting requirements are: (1) a merger or consolidation; (2) the liquidation or dissolution of the corporation; or (3) any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation.

         Bancorp's Articles do not contain special provisions concerning the vote required to approve mergers, consolidations, voluntary dissolution, asset sales and the like. Pursuant to the BCL, approval of such transactions generally requires the affirmative vote of the holders of a majority of the outstanding shares of Bancorp Common Stock.


Board of Directors

         Classified Boards

         The Articles and By-Laws of Bancorp and the By-Laws of Penncore divide the Board of Directors into classes.



         The Board of Directors of Bancorp consists of four classes, each consisting of one-fourth (or as near as may be possible) of the whole number of the Board of Directors. One class of directors is elected at each Annual Meeting of Shareholders, and each class serves for a term of four years. The number of directors which constitute the full Board of Directors of Bancorp may be increased or decreased by a vote of a majority of the Board of Directors. However, the number of directors may not be less than five nor more than fifteen. Vacancies, including vacancies caused by an increase in the number of directors, may generally be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director. Directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected.

         The Board of Directors of Penncore consists of three classes, each consisting of one-third (or as near as may be) of the whole number of the Board of Directors. One class of directors is elected at each Annual Meeting of Shareholders, and each class serves for a term of three years. The number of directors which constitute the full Board of Directors of Penncore may be increased or decreased by a vote of a majority of the Board of Directors. However, the number of directors may not be less than three nor more than twenty-five. Vacancies, including vacancies caused by an increase in the number of directors, are filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director. Directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected.

         Removal of Directors

         Bancorp's Articles provide that, in general, any director may be removed from office without cause by an affirmative vote of not less than 75% of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose. Any director may be removed for cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal is defined to exist only if the director whose removal is sought has been declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the corporation.

         Penncore's By-Laws provide that the Board of Directors may declare vacant the office of a director if he is declared of unsound mind by an order of court or convicted of felony or for any other proper cause. Under the BCL, because Penncore has a classified Board, the entire Board, any class of directors or any individual director may be removed from office only for cause by a majority of the votes cast at a meeting of the Penncore shareholders. In addition, the entire Board may be removed from office with or without cause by the unanimous vote or consent of the holders of Penncore Common Stock.

         Nomination of Director Candidates

         The Articles of Bancorp and the By-Laws of Penncore require that any shareholder intending to nominate a candidate for election as a director must give the corporation advance written notice of the nomination, containing certain specified information. Bancorp's Articles require that the notice be given not later than 60 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders. Penncore's By-Laws require notice to be given no less than 60 days prior to the meeting at which the Annual Meeting at which the election is to be held.


Amendment of Articles and By-Laws

         Proposal of Amendments

         Under the BCL, because the Common Stock of Bancorp is registered under the Exchange Act, the shareholders of Bancorp are not entitled by statute to propose amendments to the Articles of the corporation. Any amendments to the Articles of Bancorp must first be proposed by the Board of Directors. Amendments to the Articles of Penncore may be proposed by either (1) the Board of Directors or (2) the petition of shareholders entitled to at least 30% of the votes that all shareholders are entitled to cast thereon.

         Approval of Amendments

         Bancorp's Articles require that amendments to the company's Articles and By-Laws be approved by shareholders. Approval requires the votes of the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, to approve any amendment to Bancorp's Articles or ByLaws. Notwithstanding the prior sentence, the Articles require the affirmative vote of the holders of at least 75% of the shares of the corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, to amend, adopt, alter, change or repeal any provision of the Articles or By-Laws inconsistent with certain Articles or By-Laws relating to directors generally, the number and powers of directors, changes in number of directors, filling vacancies on the Board of Directors, and removing directors; preemptive rights; indemnification of officers, directors, employees and agents and limitations on personal liability of directors; meetings of shareholders, organization and conduct of such meetings and shareholder proposals; restrictions on offers and acquisitions of the corporation's equity securities; and amendments of Articles and By-Laws.

         Penncore's Articles require that an amendment to Article 7 be approved by the affirmative vote of the holders of at least 75% of the outstanding Common Stock of the company. Article 7 is the provision requiring that merger, consolidation, liquidation, dissolution, or any other action that would result in the sale or other disposition of all or substantially all of the assets of the company be approved by the affirmative vote of the holders of at least 75% of the issued and outstanding Common Stock of the company. Under the BCL, other Articles may be amended by a majority of the votes cast at a meeting of Penncore shareholders.

         Penncore's By-Laws require the vote of at least 80% of the outstanding Penncore Common Stock to adopt any amendment to the By-Laws of Penncore. Except as to matters for which a shareholder vote is required by statute, Penncore's Board may also amend the By-Laws without shareholder approval by a majority vote of the members of the Board of Directors. Penncore's By-Laws also specifically require the approval of at least 80% of the outstanding Penncore Common Stock in order to amend Section 23.6 of the By-Laws, which generally requires that the company obtain an opinion from its counsel that an indemnification payment to an officer or director will not constitute an unsound banking practice prior to making such payment.


Restrictions on Offers and Acquisitions of Bancorp's Equity Securities

         Bancorp's Articles provide that for a period of five years from the completion of the conversion of Main Line Federal Savings Bank (now known as Main Line Bank) from mutual to stock form, no person or entity shall directly or indirectly offer to acquire or acquire the "beneficial ownership" of (i) more than 10% of the issued and outstanding shares of any class of an equity security of Bancorp, or (ii) any securities convertible into, or exercisable for, any equity securities of Bancorp if, assuming conversion or exercise by such person or entity of all securities of which such person or entity is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person or entity is not the beneficial owner), such person or entity would be the beneficial owner of more than 10% of any class of an equity security of Bancorp. Beneficial ownership is generally defined to entail the possession of voting rights and other shareholder rights pursuant to direct or indirect ownership of shares of Bancorp Common Stock, or pursuant to some contract, agreement, or other arrangement with the owner of such shares. The status of beneficial owner extends to certain parties who are associated with beneficial owners and to persons or entities who control, are controlled by, or under common control with a beneficial owner.

         The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to Bancorp by underwriters or a selling group acting on its behalf, (ii) any tax qualified employee benefit plan or arrangement established by Bancorp or by Main Line Bank and any trustee of such plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of Bancorp's Board of Directors.

         In the event that shares are acquired in violation of the restrictions on offers and acquisitions, all shares beneficially owned by any person or entity in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or entity or counted as voting shares in connection with any matter submitted to shareholders for a vote. In addition, the Board of Directors may cause such shares in excess of 10% to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of the sale.

         The conversion of Main Line Federal Savings Bank from mutual to stock form was completed on August 11, 1994. These restrictions on offers and acquisitions will expire on August 10, 1999.


Pennsylvania Business Corporation Law

         The provisions of the Articles and By-Laws of Bancorp and Penncore described under "Voting Rights" and "Board of Directors" above and the provisions of Bancorp's Articles described under "Restriction on Offers and Acquisitions of Bancorp's Equity Securities" above are in addition to certain provisions of Chapter 25 of the BCL which may have the effect of discouraging or rendering more difficult a hostile takeover attempt.

         Unlike Penncore, Bancorp's shares of Common Stock are registered with the SEC under the Exchange Act and, therefore, Bancorp is deemed to be a registered corporation under Pennsylvania law. Therefore, the following provisions of Chapter 25 (relating to registered corporations) of the BCL apply to Bancorp but not to Penncore.

         Under Section 2538 of the BCL, any merger, consolidation, share exchange or sale of assets between Bancorp or its subsidiary and any shareholder of the corporation, any division of Bancorp in which any shareholder receives a disproportionate amount of any shares or other securities of any corporation resulting from the division, any voluntary dissolution of Bancorp in which a shareholder is treated differently from other shareholders of the same class or any reclassification in which any Bancorp shareholder's voting or economic interest in the corporation is materially increased relative to substantially all other shareholders must, in addition to any other shareholder vote required, be approved by a majority of the votes which all shareholders other than the shareholder receiving the special treatment are entitled to cast with respect to the transaction. This special vote requirement does not apply to a transaction
(1) which has been approved by a majority vote of the Board, without counting the vote of certain directors affiliated with or nominated by the interested shareholder or (2) in which the consideration to be received by the shareholders is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class.

         Under Subchapter 25E of the BCL, if any person or group acting in concert acquires voting power over Bancorp shares representing 20% or more of the votes which all shareholders of the corporation would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

         Under Subchapter 25G of the BCL, Bancorp may not engage in merger, consolidation, share exchange, division, asset sale or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of directors of the corporation unless (1) the business combination or the acquisition of the 20% interest is approved by the Board of Directors of the corporation prior to the date the 20% interest is acquired, (2) the person beneficially owns at least 80% of the outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F, (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

         Subchapter 25H of the BCL requires a person or group to disgorge to Bancorp any profits received from a sale of Bancorp's equity securities within 18 months after the person or group acquires or offers to acquire 20% of Bancorp's voting power or publicly discloses an intention to acquire control of Bancorp.


Dissenters' Rights

         The BCL provides for dissenters' rights in a variety of transactions including: (i) mergers or consolidations to which a corporation is a party (other than mergers not requiring a shareholder vote); (ii) certain sales, leases or exchanges of all or substantially all of the assets of a corporation; and (iii) certain share exchanges or plans of division. However, except in the case of (1) a merger, consolidation, share exchange or division in which their shares would be converted into or exchanged for something other than shares of the surviving, new, acquiring or other corporation (or cash in lieu of fractional shares) or (2) a transaction in which certain shareholders receive materially different treatment from that accorded other holders of the same class or series of shares, shareholders of a Pennsylvania business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or held of record by 2,000 or more shareholders.

         Bancorp is listed on the NASDAQ National Market System. Therefore, shareholders of Bancorp are not permitted to exercise dissenters' rights.

         Penncore is not listed on a national securities exchange, and Penncore has fewer than 2,000 shareholders of record. Shareholders of Penncore will have the right to dissent from the Merger. See "APPROVAL OF AGREEMENT AND PLAN OF MERGER--Rights of Dissenting Shareholders."


Preferred Stock

         Penncore's Articles do not authorize any class of stock other than Penncore Common Stock. The Articles of Bancorp authorize Bancorp to issue up to 5,000,000 shares of Bancorp preferred stock.

         The authorized shares of Bancorp preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of Bancorp's Board of Directors providing for the issuance thereof. Each series of preferred stock would have such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights, if any, as Bancorp's Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Bancorp belong exclusively to the holders of Bancorp Common Stock.


Dividend Rights

         The holders of Bancorp Common Stock and Penncore Common Stock are entitled to dividends when, as and if declared by their Board of Directors out of funds legally available therefor. However, if Bancorp preferred stock is issued, the Board of Directors of Bancorp may grant preferential dividend rights to the holders of such stock which would prevent payment of dividends on the Bancorp Common Stock unless and until specific dividends on the preferred stock had been paid.


Liquidation Rights

         Upon liquidation, dissolution or winding up of Bancorp or Penncore, whether voluntary or involuntary, the holders of Bancorp or Penncore Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Bancorp, the Board of Directors of Bancorp may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of the corporation available for distribution before any distribution is made to the holders of Bancorp Common Stock.


Miscellaneous

         There are no preemptive rights, sinking fund provisions, conversion rights, or redemption provisions applicable to Bancorp or Penncore Common Stock. Holders of fully paid shares of Bancorp or Penncore Common Stock are not subject to any liability for further calls or assessments.


                             DESCRIPTION OF BANCORP


         ML Bancorp, Inc. is a unitary savings and loan holding company conducting business through its wholly-owned subsidiary, Main Line Bank, which is a federal savings bank. Main Line Bank is a federally-chartered, SAIF-insured savings institution operating through its 24 business centers located in Bucks, Chester, Delaware and

Montgomery Counties, Pennsylvania, and 9 mortgage loan production offices located in Eastern Pennsylvania, Southern New Jersey, Northern Delaware and Florida. Bancorp's headquarters is located at Two Aldwyn Center, Lancaster Avenue and Route 320, Villanova, Pennsylvania 19085.

         Bancorp is a community oriented institution which has historically offered a wide range of savings products to its retail customers while concentrating its lending activities on real estate loans secured by single-family residential properties, residential construction and development projects and selected commercial properties. As a full-service community banking institution, Bancorp also offers consumer loans and small business commercial loans.

         Bancorp's service areas are characterized by intense competition for banking business among commercial banks, savings and loan associations, mutual savings banks, credit unions and other financial institutions. Bancorp actively competes with such banks and institutions for local retail and commercial accounts. Bancorp also is subject to competition from other banks and financial institutions in Southeastern Pennsylvania, as well as other financial institutions outside its service areas, for certain types of banking business. Many competitors have substantially greater financial resources and larger branch systems than those of Bancorp.

         Other competitors, including consumer finance companies, factors, insurance companies, and money market mutual funds, compete with certain lending and deposit gathering services offered by Bancorp. Bancorp also competes with insurance companies, investment counseling firms, mutual funds and other business firms and individuals in corporate and trust investment management services.

         As of March 31, 1997, Bancorp had a total of 401 full-time employees and 45 part-time employees.

                       BANCORP MARKET PRICES AND DIVIDENDS


         Bancorp Common Stock is currently, and after the consummation of the Merger will be, traded on the NASDAQ National Market System under the symbol "MLBC." The following table sets forth high and low closing sales prices for Bancorp Common Stock for the periods indicated, in each case as reported by NASDAQ, and the cash dividends per share declared on Bancorp Common Stock for such periods.

                                                                                                                Cash
                                                                    Quarterly Closing Sales                   Dividends
                                                                          Price Range                          Declared
                                                                 High                      Low
Fiscal 1994
Quarter Ended September 30, 1994............                    $8.38                    $7.63                   N/A

Quarter Ended December 31, 1994.............                     8.00                     6.13                   N/A

Quarter Ended March 31, 1995................                     8.07                     6.69                   N/A


Fiscal 1995

Quarter Ended June 30, 1995.................                    $9.82                    $7.88                   $0.05

Quarter Ended September 30, 1995............                    11.94                     9.50                   $0.06

Quarter Ended December 31, 1995.............                    12.32                    10.50                   $0.07

Quarter Ended March 31, 1996................                    12.38                    10.88                   $0.08


Fiscal 1996

Quarter Ended June 30, 1996.................                   $12.50                   $11.38                   $0.095

Quarter Ended September 30, 1996............                    14.06                    11.88                    0.095

Quarter Ended December 31, 1996.............                    14.88                    13.88                    0.095

Quarter Ended March 31, 1997................                    17.75                    13.75                    0.095

         On February 3, 1997, the last NASDAQ trading day prior to the first public announcement of the Merger, the closing sale price for Bancorp Common Stock was $14.625. On _________ ___, 1997, the closing sale price for the Bancorp Common Stock was $_____. On _________ ___, 1997, there were approximately __________ shares of Bancorp Common Stock outstanding, held by approximately ______ shareholders of record.

         While Bancorp is not obligated to pay cash dividends, Bancorp's Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Bancorp.

                             DESCRIPTION OF PENNCORE


Business

         Penncore Financial Services Corporation was organized in 1986 as a registered bank holding company to hold all of the outstanding shares of the common stock of Commonwealth State Bank. Penncore is supervised by The Federal Reserve Bank of Philadelphia acting under delegated authority from the Board of Governors of the Federal Reserve System ("FRB"). Penncore's headquarters is the main office of Commonwealth State Bank located at 3 Friends Lane, Newtown, Pennsylvania 18940-1880. Substantially all of Penncore's income is derived from the operations of Commonwealth State Bank.

         Commonwealth State Bank was organized in 1986. It is a Pennsylvania-chartered banking institution and a member of the FRB. Its deposits are insured under the Bank Insurance Fund of the Federal Deposit Insurance Corporation. Commonwealth State Bank has a main office and one branch office located in Yardley, Pennsylvania.
Commonwealth State Bank leases the land and buildings for its offices.

         Commonwealth State Bank is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in its Bucks County, Pennsylvania and Mercer County, New Jersey market areas. Among its services, Commonwealth State Bank accepts time, demand and savings deposits and makes secured and unsecured commercial, real estate and consumer loans. Commonwealth State Bank's business is not seasonal in nature and is not dependent upon any single customer or small group of customers for deposits or loans.

         As of December 31, 1996, Commonwealth State Bank had 32 full-time equivalent employees.


Competition

         Penncore competes with other local credit unions, commercial banks, thrifts and other financial institutions, most of which are larger than Commonwealth State Bank, as well as with major regional banking and financial institutions. These competitors include First National Bank and Trust Company of Newtown, CoreStates Bank, Frankford Bank, Prime Bank, Beneficial Savings Bank, PNC Bank and Trenton Savings Bank. Commonwealth State Bank is generally competitive in its service area with respect to interest rates paid on time and savings, deposits, service charges on deposit, accounts and interest charged on loans.


Supervision and Regulation

         The operations of Commonwealth State Bank are subject to federal and state statutes applicable to banks chartered under the banking laws of the Commonwealth of Pennsylvania, to members of the FRB, and to banks, whose deposits are insured by the FDIC. Commonwealth State Bank's operations are also subject to regulations of the Department of Banking (the "Department"), the FRB and the FDIC.

         Federal and state banking laws and regulations govern, among other things, a bank's scope of business, investments, reserves against deposits, loans and collateral, mergers and consolidations and establishment of branches. All banks in Pennsylvania are permitted to maintain branch offices in any county of the state. Branches may be established only after approval by the Department. The Department is required to grant approval only if it finds that there is a need for banking services or facilities such as are contemplated by the proposed branch. The Department may disapprove an application if the applicant bank does not have the requisite capital and surplus or if the application relates to the establishment of a branch in a county contiguous to the county in which the applicant's principal place of business is located, and another banking institution that has its principal place of business in the county in which the proposed branch would be located has, in good faith, notified the Department of its intention to establish a branch in the same municipal location in which the proposed branch would be located.

         The laws of Pennsylvania applicable to Commonwealth State Bank include, among other things, provisions that: (1) require the maintenance of certain reserves against deposits; (2) limit the type and amount of loans that may be made and the interest that may be earned thereon; (3) restrict investments and other activities; and (4) limit the payment of dividends. The amount of funds that Commonwealth State Bank may lend to a single borrower is limited generally under Pennsylvania law to fifteen percent (15%) of the aggregate of its capital, surplus, undivided profits, loan loss reserves and capital securities of Commonwealth State Bank (all as defined by statute and regulation).

         Applicable Pennsylvania law also requires that a bank obtain the approval of the Department prior to effecting any merger where the surviving bank would be a Pennsylvania-chartered bank. In reviewing any merger application, the Department would consider, among other things, whether the merger would be consistent with adequate and sound banking practices and whether the merger would be in the public interest on the basis of several factors, including the potential effect of the merger on competition and the convenience and needs of the area primarily to be served by Commonwealth State Bank resulting from the merger.

         Federal law also prohibits acquisitions of control of a bank, such as Commonwealth State Bank, without prior notice to the FRB. "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of Commonwealth State Bank or to vote twenty-five percent (25%) or more of its capital securities.

         From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Commonwealth State Bank. It cannot be predicted whether any such legislation will be adopted or how such legislation would affect the business of Commonwealth State Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, Commonwealth State Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business.

         For example, under the Community Reinvestment Act of 1977 ("CRA"), the FRB is required to assess the record of all financial institutions regulated by it to determine if these institutions are meeting the credit needs of the community (including low- and moderate-income neighborhoods). The FRB must take a bank's community reinvestment record into account when evaluating any application made by the particular bank for, among other things, approval of a branch or deposit facility, an office relocation, a merger, or an acquisition of bank shares. The FRB is required by law to make publicly available each bank's CRA record. CRA evaluations include a descriptive rating ("outstanding," "satisfactory," "needs to improve," or "substantial noncompliance") and a statement describing the basis for the rating. Commonwealth State Bank's most recent rating pursuant to the CRA was "satisfactory."


Effect of Government Monetary Policies

         The earnings of Penncore are and will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies.

         The monetary policies of the FRB have had, and will likely continue to have, an important impact on the operating results of commercial banks through the FRB's power to implement national monetary policy in order, among other things, to curb inflation or combat recession. The FRB has a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation, among other things, of the discount rate on borrowing of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.


Legislation and Regulatory Changes

         From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, and before various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact such changes might have on Penncore and Commonwealth State Bank.


Legal Proceedings

         In the opinion of the management of Penncore and Commonwealth State Bank, there are no proceedings pending to which Penncore and Commonwealth State Bank are a party or to which their property is subject, which, if determined adversely to Penncore and Commonwealth State Bank, would be material in relation to Penncore's and Commonwealth State Bank's undivided profits or financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of Penncore and Commonwealth State Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against Penncore or Commonwealth State Bank by government authorities.


Environmental Issues

         There are several federal and state statutes that govern the obligations of financial institutions with respect to environmental issues. Besides being responsible under such statutes for its own conduct, a bank also may be held liable under certain circumstances for actions of borrowers or other third parties on properties that collateralize loans held by the bank. Such potential liability may far exceed the original amount of the loan made by the bank. Currently, Penncore and Commonwealth State Bank are not a party to any pending legal proceedings under any environmental statute nor is Penncore and Commonwealth State Bank aware of any circumstances that may give rise to liability of Penncore or Commonwealth State Bank under any such statute.


Regulatory Capital Requirements

         The following table presents Penncore's consolidated capital ratios at December 31, 1996.
                                                 (dollar amounts in thousands)

Tier I Capital ....................................          $9,504
Tier II Capital ...................................           1,005
                                                            --------
Total Capital .....................................         $10,509
                                                            ========

Adjusted Total Average Assets .....................        $134,502
Total Adjusted Risk-Weighted Assets(1) ............         $80,164

Tier I Risk-Based Capital Ratio(2) ................           11.86%
Required Tier I Risk-Based Capital Ratio...........            4.00%
Excess Tier I Risk-Based Capital Ratio ............            7.86%

Total Risk-Based Capital Ratio(3)..................           13.11%
Required Total Risk-Based Capital Ratio............            8.00%
Excess Total Risk-Based Capital Ratio..............            5.11%

Tier I Leverage Ratio(4)...........................            7.07%
Required Tier I Leverage Ratio.....................            4.00%
Excess Tier I Leverage Ratio.......................            3.07%
-------------------------
(1)  Includes   off-balance  sheet  items  at   credit-equivalent   values  less
     intangible assets.
(2) Tier I Risk-Based Capital Ratio is defined as the ratio of Tier I Capital to Total Adjusted Risk-Weighted Assets.
(3) Total Risk-Based Capital Ratio is defined as the ratio of Tier I and Tier II Capital to Total Adjusted Risk-Weighted Assets.
(4) Tier I Leverage Ratio is defined as the ratio of Tier I Capital to Adjusted Total Average Assets.


         Penncore's ability to maintain the required levels of capital is substantially dependent upon the success of Penncore's capital and business plans; the impact of future economic events on Penncore loan customers; and Penncore's ability to manage its interest rate risk and investment portfolio and control its growth and other operating expenses.


                      PENNCORE MARKET PRICES AND DIVIDENDS


Penncore Common Stock Prices and Common Stock Dividends

         There is no established public trading market for Penncore Common Stock. Occasionally, individuals sell and buy shares of Penncore Common Stock in privately negotiated transactions. Penncore acts as its own transfer agent and keeps its own stock transfer ledger. According to such ledger, the following number of shares were transferred during the years indicated:

              Year                      Number of Shares Transferred
              1996                                 33,490
              1995                                 95,865
              1994                                 24,975

         The lowest and highest prices per share known by the management of Penncore for the above years were between $17.00 and $28.00 per share, respectively. These prices may or may not include any mark-up, mark-down or commission.

         In 1996, Penncore paid a cash dividend of $0.15 per share. Previous cash dividends paid were $0.12 per share during 1995 and 1994, and $0.10 per share during 1993.

         On  February  3,  1997,   the  last  business  day   preceding   public
announcement of the Merger, the last known stock price was $32.00 per share.

         As of March 31, 1997, there were 161 holders of record of Penncore Common Stock.


Dividend Restrictions on Commonwealth State Bank

         In order for Penncore to declare and pay dividends, Commonwealth State Bank must generate sufficient income to pay dividends to Penncore. Any future dividends of Commonwealth State Bank are subject to certain regulatory considerations and the discretion of its Board of Directors and will depend upon a number of factors, including operating results, financial conditions and general business conditions. The shareholders are entitled to receive dividends, as and when declared by the Board of Directors of Penncore and Commonwealth State Bank, out of funds legally available therefor, subject to the restrictions set forth in the Pennsylvania Banking Code of 1965 (the "Pennsylvania Banking Code") and the Federal Deposit Insurance Act.

         Certain restrictions exist regarding the ability of Commonwealth State Bank to transfer funds to Penncore Financial Services Corporation in the form of cash dividends. The approval of Federal banking regulators is required to pay dividends in excess of the total of the Bank's net earnings of the current year combined with the retained earnings, as defined, of the proceeding two years. As of January 1, 1997, approximately $995,000 of undistributed earnings of the Bank were available for distribution to Penncore Financial Services Corporation as dividends without prior regulatory approval.

         Under the BCL, Penncore may not pay a dividend if, after giving effect thereto, either (a) Penncore would be unable to pay its debts as they become due in the usual course of business or (b) Penncore's total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: (i) financial statements prepared on the basis of generally accepted accounting principles, (ii) financial statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances, or (iii) a fair valuation or other method that is reasonable under the circumstances.

                  PENNCORE SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated data, except for the per common share and ratio information, presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1996, are derived from the consolidated financial statements of Penncore, which financial statements have been audited by KPMG. The per common share and ratio information presented have not been audited. The consolidated financial statements as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, and the report thereon, are contained in Annex F hereto.

                                                                            For years ended December 31,
                                                           1996           1995          1994           1993           1992
Income Statement Data:                                           (Dollars in thousands, except for earnings per share)
Interest income                                             $10,360         $9,529        $7,357         $6,123         $5,105
Interest expense                                              6,177          6,071         4,093          3,160          2,671
                                                      --------------------------------------------------------------------------
Net interest income                                           4,183          3,458         3,264          2,963          2,434
Provision for loan losses                                       340            262           240            210            194
                                                      --------------------------------------------------------------------------
Net interest income after provision for loan losses           3,843          3,196         3,024          2,753          2,240
Other income                                                    244            226           150            200            181
Other expense                                                 3,100          2,712         2,595          2,399          2,123
                                                      --------------------------------------------------------------------------
Income before income tax expense, extraordinary credit and
  cumulative effect of change in accounting principle           987            710           579            554            298
Income tax expense                                              312            239           196            202            102
Income before extraordinary credit and cumulative effect of
  change in accounting principle                                675            471           383            352            196
Extraordinary credit - utilization of tax loss carryovers         0              0             0              0             40
Cumulative effect of change in accounting principle               0              0             0             35              0
                                                      --------------------------------------------------------------------------
Net income                                                     $675           $471          $383           $387           $236
                                                      ==========================================================================
Per Common Share:
Income before extraordinary credit and cumulative effect of
  change in accounting principle                              $1.69          $1.22         $0.99          $0.91          $0.51
Extraordinary credit - utilization of tax loss carryovers         0              0             0              0           0.10
Cumulative effect of change in accounting principle               0              0             0           0.09              0
                                                      --------------------------------------------------------------------------
Net income - fully diluted                                     1.69           1.22          0.99           1.00           0.61
                                                      --------------------------------------------------------------------------
Book Value                                                    24.94          23.64         19.37          21.05          20.14
Dividends                                                      0.15           0.12          0.12           0.10           0.00
Ratios:
Return on average assets                                      0.50%          0.37%         0.34%          0.41%          0.33%
Return on average equity                                      7.36%          5.59%         4.88%          4.87%          3.08%
Financial Condition Data:
Total assets                                               $137,779       $135,117      $119,318       $103,491        $85,387
Securities available for sale                                42,651         51,462        32,681         37,488              0
Securities held to maturity                                  11,284          5,339        20,158         14,918         37,576
Loans (net of unearned income)                               78,405         69,474        56,373         46,375         38,005
Allowance for loan losses                                     1,205            861         1,013            796            606
Deposits                                                     94,916        105,844        93,274         77,650         67,512
Borrowed funds                                               29,587         16,606        16,097         15,767          6,973
Shareholders' equity                                          9,629          9,127         7,480          8,126          7,777

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATION OF PENNCORE


         The following discussion is an analysis of the financial condition at December 31, 1996 and 1995, and the results of operations of Penncore and its wholly owned subsidiary, Commonwealth State Bank, for each of the three-year periods ended December 31, 1996, 1995 and 1994 and should be read in conjunction with the Consolidated Financial Statements and Notes thereto and the Selected Consolidated Financial Data included elsewhere in this Proxy Statement/Prospectus.


Results of Operations

         Net Income

         Penncore's net income for the year ended December 31, 1996 was $675 thousand compared to $471 thousand for the same period of 1995, an increase of $204 thousand or 43.3%. The increase in net income was attributable to an increase in interest and fees on loans, an improvement in the yield on the investment portfolio, a lowering of the cost of other borrowed funds and improved noninterest income. Offsetting these factors was an increase in the provision for loan losses and increased noninterest expense. Net income for the year ended December 31, 1995 increased $88 thousand or 23.0% compared to the results for the same period of 1994. Similar factors as those discussed above resulted in the increase in net income from 1994 to 1995.

         Net Interest Income

         Penncore's primary revenue source is net interest income. Net interest income represents the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits and borrowed funds. Changes in net interest income from period to period result from increases or decreases in the average balances of interest-earning assets and interest-bearing liabilities and the increases or decreases in the net interest margin, or spread, between the average yield earned on such assets and average rates paid on such liabilities.

         A portion of Penncore's interest income is derived from investments that are exempt from Federal income taxes. In order to make the pre-tax comparison of income and yields consistent, the interest earned on these interest earning assets has been adjusted to reflect a fully tax-equivalent basis.

         To provide a more in depth analysis of net interest income, the tables on the following pages present for the years indicated: (i) average principal balances, interest earned/paid, average rates, and net interest spread and margin; and (ii) a rate/volume analysis, detailing the variance in interest income due to changes in average principal balances and changes in average yield. Yields are calculated using the tax equivalent interest income.


                                                                   Year Ended December 31, 1996
                                                                                                Interest
(amounts in thousands)                                                Average Balance           income/expense     Yield/Cost
Assets
Interest earning assets
     Loans, net (3)                                                        $74,113                  $6,842           9.23%
     Investments (1):
       Taxable securities                                                   51,972                   3,272            6.30
       Tax exempt securities (2)                                             1,488                     103            6.92
Other:
     Federal funds sold                                                      2,204                     117            5.31
     Interest bearing deposits with banks                                      856                      47            5.49
                                                            ----------------------------------------------------------------
Total interest earning assets                                             $130,633                 $10,381           7.95%
Non-interest earning assets
     Cash and due from banks                                                 3,302
     Allowance for loan losses                                              (1,050)
     Other assets                                                            1,818
                                                            ------------------------
Total Assets                                                              $134,703
                                                            ========================
Liabilities and Shareholders' Equity
Interest bearing liabilities
     Interest bearing demand deposits                                      $13,588                    $399           2.94%
     Saving deposits                                                         6,623                     198            2.99
     Time deposits                                                          72,155                   4,325            5.99
     Borrowed funds                                                         21,670                   1,255            5.79
                                                            ----------------------------------------------------------------
Total interest bearing liabilities                                        $114,036                  $6,177           5.42%
Non-interest bearing liabilities
     Demand deposits                                                         8,460
     Other liabilities                                                       3,037
Shareholders' equity                                                         9,170
                                                            ------------------------
Total liabilities & shareholders' equity                                  $134,703
                                                            ========================
Net interest income/net interest spread                                                             $4,204           2.53%
                                                                                                    ======           =====
Net yield on interest earning assets                                                                                 3.22%
                                                                                                                     =====

Notes:
(1) All securities including securities available for sale, are presented at amortized cost for purpose of this schedule.
(2) In order to make pretax income and resultant yields on tax exempt investments comparable to those on taxable investments, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has increased interest income by $21,000, $3,000 and $2,000 in 1996, 1995, 1994 respectively.
(3) For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.


                                                               Year Ended December 31, 1995
                                                                                     Interest
(amounts in thousands)                                      Average Balance        income/expense           Yield/Cost
Assets
Interest earning assets
     Loans, net (3)                                              $63,444                $5,904                  9.31%
     Investments (1):
       Taxable securities                                         57,182                 3,366                   5.89
       Tax exempt securities (2)                                     227                    16                   7.05
Other:
     Federal funds sold                                            3,175                   188                   5.92
     Interest bearing deposits with banks                            967                    58                   6.00
                                                -----------------------------------------------------------------------
Total interest earning assets                                   $124,995                $9,532                  7.63%
Non-interest earning assets
     Cash and due from banks                                       3,905
     Allowance for loan losses                                    (1,035)
     Other assets                                                  2,045
                                                --------------------------
Total Assets                                                    $129,910
                                                ==========================
Liabilities and Shareholders' Equity
Interest bearing liabilities
     Interest bearing demand deposits                            $12,727                  $370                  2.91%
     Saving deposits                                               7,898                   234                   2.96
     Time deposits                                                74,647                 4,466                   5.98
     Borrowed funds                                               17,174                 1,001                   5.83
                                                -----------------------------------------------------------------------
Total interest bearing liabilities                              $112,446                $6,071                  5.40%
Non-interest bearing liabilities
     Demand deposits                                               5,880
     Other liabilities                                             2,945
Shareholders' equity                                               8,639
                                                --------------------------
Total liabilities & shareholders' equity                        $129,910
                                                ==========================
Net interest income/net interest spread                                                 $3,461                  2.23%
                                                                                        ======                  =====
Net yield on interest earning assets                                                                            2.77%
                                                                                                                =====

Notes:
(1) All securities including securities available for sale, are presented at amortized cost for purpose of this schedule.
(2) In order to make pretax income and resultant yields on tax exempt investments comparable to those on taxable investments, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has increased interest income by $21,000, $3,000 and $2,000 in 1996, 1995, 1994 respectively.
(3) For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.


                                                         Year Ended December 31, 1994
                                                                                     Interest
(amounts in thousands)                                     Average Balance         income/expense           Yield/Cost
Assets
Interest earning assets
     Loans, net (3)                                              $50,402                $4,560                  9.05%
     Investments (1):
       Taxable securities                                         52,485                 2,630                   5.01
       Tax exempt securities (2)                                     132                    11                   8.33
Other:
     Federal funds sold                                            2,964                   128                   4.32
     Interest bearing deposits with banks                            689                    30                   4.35
                                                -----------------------------------------------------------------------
Total interest earning assets                                   $106,672                $7,359                  6.90%
Non-interest earning assets
     Cash and due from banks                                       3,171
     Allowance for loan losses                                      (912)
     Other assets                                                  2,447
                                                --------------------------
Total Assets                                                    $111,378
                                                ==========================
Liabilities and Shareholders' Equity
Interest bearing liabilities
     Interest bearing demand deposits                            $13,795                  $354                  2.57%
     Saving deposits                                               9,584                   284                   2.96
     Time deposits                                                55,393                 2,677                   4.83
     Borrowed funds                                               17,505                   777                   4.44
                                                -----------------------------------------------------------------------
Total interest bearing liabilities                               $96,277                $4,092                  4.25%
Non-interest bearing liabilities
     Demand deposits                                               4,996
     Other liabilities                                             1,895
Shareholders' equity                                               8,210
                                                --------------------------
Total liabilities & shareholders' equity                        $111,378
                                                ==========================
Net interest income/net interest spread                                                 $3,267                  2.65%
                                                                                        ======                  =====
Net yield on interest earning assets                                                                            3.05%
                                                                                                                =====

Notes:
(1) All securities including securities available for sale, are presented at amortized cost for purpose of this schedule.
(2) In order to make pretax income and resultant yields on tax exempt investments comparable to those on taxable investments, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has increased interest income by $21,000, $3,000 and $2,000 in 1996, 1995, 1994 respectively.
(3) For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

         Net interest income also may be analyzed by segregating the volume and rate components of interest income and interest expense. Tho following table demonstrates the impact on net interest income of changes in the volume of interest earning assets and interest bearing liabilities and changes in interest rates earned and paid.

                                                        For the year ended:  12/31/96               For the year ended:  12/31/95
                                                            compared to 12/31/95                        compared to 12/31/94

                                                    Increase (Decrease) Due to change in       Increase (Decrease) Due to change in

                                                    Average        Average                       Average        Average
(In thousands)                                      volume          rate            Net          volume          rate           Net
Interest earning assets:
     Loans, net                                      $985           $(47)          $938        $1,210           $134       $1,344
     Investments:
          Taxable                                    (319)           225            (94)          249            487          736
          Tax exempt                                   87              0             87             7             (2)           5
Federal funds sold                                    (53)           (18)           (71)           10             50           60
Interest bearing balances with banks                   (6)            (5)           (11)           14             14           28
                                          -----------------------------------------------------------------------------------------
Total interest income                                $694           $155           $849        $1,490           $683       $2,173
                                          -----------------------------------------------------------------------------------------
Interest bearing liabilities:
     Interest bearing demand deposits                  25              4             29           (29)            45           16
     Savings deposits                                 (38)             2            (36)          (50)             0          (50)
     Time deposits                                   (149)             8           (141)        1,062            727        1,789
     Borrowed funds                                   260             (6)           254           (15)           239          224
                                          -----------------------------------------------------------------------------------------
Total interest expense                                 98              8            106           968          1,011        1,979
                                          -----------------------------------------------------------------------------------------
Net interest income                                  $596           $147           $743          $522          $(328)        $194
                                          =========================================================================================

         Tax equivalent interest income for 1996 was $10.4 million compared to $9.5 million in 1995. This represented a $900 thousand or 9.5% increase from 1995 to 1996 and was primarily due to an increase in average balances resulting from internal growth and an increase in the rates on earning assets. 1995 tax equivalent interest income of $9.5 million increased from $7.4 million in 1994.

         Interest on taxable securities was $3.3 million in 1996 compared to $3.4 million in 1995. The $100 thousand or 3.0% decline was due to a $5.2 million or 9.1% decrease in the average balance when comparing 1996 to 1995. Offsetting this decrease in the average balances was an increase in the yield from 5.89% for 1995 to 6.30% in 1996. This increase was accomplished by purchasing higher rate investments as lower rate investments were called, matured or prepaid. This replacement combined with rate increases on adjustable rate mortgage backed securities accounted for the yield improvement. Interest income on taxable securities of $3.4 million in 1995 compared to $2.6 million in 1994 had an increase of $800 thousand or 30.7%. This increase was due to a 9.0% increase in average balances and a 17.6% increase in the investment yields when comparing 1995 to 1994.

         In 1996, management expanded the municipal bond portfolio from $227 thousand at year end 1995 to $1.5 million at year end 1996. This $1.3 million or 560.7% increase was the primary cause of the $87 thousand increase in tax equivalent interest income to $103 thousand for 1996 compared to $16 thousand for 1995. Partially offsetting this increase was a decline in yield on tax free municipal bonds. The tax equivalent interest income of $16 thousand in 1995 compared to $11 thousand in 1994. Similar factors causing the change from 1995 to 1996 resulted in the increase from 1995 to 1994.

         Interest and fees on loans totalled $6.8 million in 1996 compared to $5.9 million in 1995. The average balance of loans was $74.1 million with an average yield of 9.23% in 1996 compared to an average balance of $63.4 million with an average yield of 9.31% in 1995. The increase in the average balance was a result of management's continued focus on increasing the loan portfolio.
Growth was recorded in commercial, mortgage and installment loans with the greatest increase in commercial loans. The decrease in yields on the loan portfolio was primarily attributable to the 25 basis point drop in prime in February 1996. A significant portion of the loan portfolio consisted of loans with rates tied to the prime rate of interest. Interest and fees on loans of $4.6 million was recorded for 1994. The $1.3 million increase in interest and fees on loans from 1994 to 1995 reflected the increase in average balances and yields during the respective years.

         Interest expense on total deposits was $4.9 million in 1996 compared to $5.1 million in 1995. The average balance of total deposits was $92.4 million with an average cost of 5.33% compared to an average balance of $95.3 million and an average cost of 5.31% in 1995. Despite a higher interest rate environment, average deposit costs remained nearly unchanged due to an increase in interest bearing balances and the runoff of higher cost certificates of deposit. Interest expense totaled $5.1 million in 1995 compared to $3.3 million in 1994. The increase from 1994 to 1995 was attributed to an increase in average balances and rates paid on higher cost certificates of deposit.

         Interest expense on other borrowed funds was $1.3 million for 1996 compared to $1.0 million in 1995. The average balance of borrowed funds was $21.7 million with an average cost of 5.79% compared to an average balance of $17.2 million with an average cost of 5.83% for 1995. The increase in the outstanding balance was due to a shift in funding mix away from certificates of deposit and into primarily longer term FHLB advances. This shift to Federal Home Loan Bank ("FHLB") advances reduced interest rate risk and provided for more stable interest costs in the event of rising rates. Interest expense on borrowed funds in 1994 was $777 thousand. The increase in interest expense from 1994 to 1995 of $223 thousand or 28.7% was primarily due to the increase in the rates paid on borrowed funds.

         Other Income

         Penncore has historically relied on fee income to generate additional earnings. For the year ended December 31, 1996 noninterest income was $244 thousand and represented a $17 thousand or 7.5% increase over same the period in 1995. Service fees on deposit accounts increased $13 thousand with the increase due to an increase in the number of deposit accounts in 1996. Other fees and commissions increased $16 thousand primarily due to growth in all types of services provided by Penncore as the number of customers using these services increased. Gains on sale of securities decreased $7 thousand as higher interest rates precluded opportunities to sell securities. Offsetting this decrease was a $13 thousand increase in the gain on the sale of mortgages. This increase was attributable to the fact that Penncore only began selling mortgages in the second half of 1995 so that the comparison represented a full year of activity in 1996 compared with six months in 1995. In 1995, Penncore recognized a gain of $22 thousand on the sale of other real estate owned. For the entirety 1996, Penncore had no other real estate holdings and no gains or losses on sales. Other noninterest income increased $4.7 thousand in 1996 compared to 1995. Noninterest income increased $77 thousand when comparing 1995 to 1994. The causes for this increase were an increase in gain on sale of mortgages of $13 thousand, gain on sale of other real estate owned of $22 thousand and similar factors causing the change from 1995 to 1996.

         Other Expense

         For the year ended December 31, 1996 total noninterest expense was $3.1 million and represented a $388 thousand or 14.3% increase over the same period of 1995. Salaries and wages for 1996 were $1.3 million and represented an increase of $300 thousand or 30.0% over 1995 salaries and wages of $1.0 million. This increase resulted from normal salary increases, increased staffing levels and increases in incentive compensation expense. Total employee benefit expense for 1996 was $269 thousand and represented an increase of $30 thousand or 12.6% compared to 1995. This increase resulted from higher payroll taxes, pension and profit sharing expenses. Occupancy expense for 1996 was $320 thousand and represented an increase of $6 thousand or 1.9% over 1995 occupancy expense of $314 thousand. Outside services for 1996 were $565 thousand and represented an increase of $180 thousand or 46.8% over 1995 outside services cost of $385 thousand. A substantial portion of this increase was caused by payments for legal services relating to the resolution of a loan work-out situation. Other causes for this increase included higher data processing fees and higher escrow accounting fees. Other noninterest expenses for 1996 were $630 thousand and represented a decline of $107 thousand or 14.5% from the 1995 other noninterest expense of $737 thousand. Other noninterest expenses included all costs associated with the operation of Penncore not included in the other items. The major expenses in this type included: communication, office supplies, marketing and business development, FDIC assessment, insurance and Pennsylvania state taxes. The primary cause for the decrease in other noninterest expenses was a $118 thousand decline in FDIC assessment and other insurance costs.
Offsetting this decline was modest increases in the other miscellaneous categories caused by higher level of activity. Noninterest expense increased $118 thousand in 1995 when compared to 1994. An increase in salaries and wages of $102 thousand was the primary cause for the increase in noninterest expenses for 1995 when compared to 1994.

         Provision for Loan Losses

         The provision for loan losses represented managements' determination of the amount necessary to bring the allowance for loan losses to a level that management considered adequate to reflect the risk of future losses inherent in Penncore's loan portfolio. The provision for 1996 was $340 thousand and represented an increase of $78 thousand or 29.8% over the 1995 provision for loan losses of $262 thousand. The composition of the loan portfolio continued to become more heavily weighted toward commercial loans, which inherently required a higher level of reserves. Therefore, the increase in the provision was necessary to maintain the reserve at adequate levels as the commercial loan portfolio continues to grow.


Effects of Inflation and Changing Prices

         The consolidated financial statements and related consolidated financial data incorporated by reference or presented herein have been prepared in accordance with generally accepted accounting principles, which required the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction and magnitude as the prices of goods and services.

         A significant portion of Penncore's loan portfolio is secured by residential or non-residential real estate. Any decline in the market value of real estate could adversely affect the value of Penncore's collateral, and thus the quality of the loan portfolio.


Financial Condition

         Penncore experienced asset growth in 1996, with total consolidated assets increasing $2.7 million from $135.1 million at December 31, 1995 to $137.8 million at December 31, 1996. On the asset side, growth was in the loan portfolio. Partially offsetting this growth was a decline in cash and cash equivalents and the securities portfolio. On the liability side, borrowed funds and securities sold under agreements to repurchase increased. Partially offsetting this increase was a decline in savings and time deposits.

         Loan portfolio

         The following table presents an analysis of outstanding loans as of the dates indicated:


                                                                             As of December 31,
                                                            1996                                            1995
(dollar amounts in thousands)                     Amount        Percentage                        Amount        Percentage
Commercial                                          $58,857            75.07%                       $52,710            75.87%
Real estate mortgage                                 16,904             21.56                        14,604             21.02
Installment                                           2,645              3.37                         2,159              3.11
                                             ----------------------------------------------------------------------------------
Total loans                                          78,406           100.00%                        69,473           100.00%
                                                               ==============                                  ==============
Less:
Allowance for loan losses                          $(1,205)                                          $(861)
                                             ----------------                                ----------------

Loans, net                                          $77,201                                         $68,612
                                             ================                                ================

         Penncore's gross loan portfolio increased as a percentage of total assets from 56.9% at December 31, 1996 compared to 51.4% at December 31, 1995. Total loans increased $8.9 million or 12.9% to $78.4 million at December 31, 1996 as compared to $69.5 million at December 31, 1995. The largest percentage of the growth was in commercial loans which accounted for $6.1 million or 68.5% of the total. Real estate mortgage and installment loans also increased from December 31, 1995 to December 31, 1996. This growth was in line with management's strategy of focusing on commercial lending opportunities.

         The following table sets forth information on the maturity and repricing on the loan portfolio as of December 31, 1996.

                                                                      Due after 1
                                                   Due in 1           year through            Due after
(In thousands)                                   year or less           5 years               5 years               Total
Commercial loans                                   $19,275               $32,243               $7,339              $58,857
Mortgage loans                                       2,758                 2,268               11,878               16,904
Installment loans                                       64                 1,530                1,051                2,645
                                                   -------               -------              -------              -------
                                                   $22,097               $36,041              $20,268              $78,406
                                                   =======               =======              =======              =======

Interest rates:
     Predetermined                                  $5,918               $20,645              $17,570              $44,132
     Floating                                       16,179                15,396                2,698               34,273
                                                   -------               -------              -------              -------
                                                   $22,097               $36,041              $20,268              $78,406
                                                   =======               =======              =======              =======

         Loan Quality

         The lending activities of Penncore are guided by the basic lending policy established by the Board of Directors. Loans must meet criteria which include consideration of the character, capacity, cash flow and the capital position of the borrower, collateral provided for the loan and prevailing economic conditions. Management continues to pursue new lending opportunities focusing primarily on commercial loan customers with financing needs of less than $2.0 million located in its lending area. Penncore's lending area is primarily concentrated in Montgomery and Bucks Counties in Pennsylvania and Mercer County in New Jersey.

         Regardless of the credit standards, there is risk of loss inherent in every loan portfolio. The allowance for loan losses is a reserve established for inherent loan losses based on management's continuing evaluation of the loan portfolio. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, industry experience, collateral value and current economic conditions that may affect the borrower's ability to pay. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require Penncore to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         The allowance for loan losses is increased by periodic charges against earnings called provisions for loan losses, and decreased periodically by charge-offs of loans (or parts of loans) management has determined to be uncollectible, net of actual recoveries on loans previously charged-off.

         Penncore adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," on January 1, 1995. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

         Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the corporation will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through provisions charged to operations. At December 31, 1996 the balance of impaired loans was $156 thousand compared to the balance of impaired loans at December 31, 1995 of $1.1 million, and the related allowance was $29.9 thousand and $86.7 thousand as of December 31, 1996 and 1995, respectively.

         Nonperforming Assets

         Nonperforming assets consisted of nonaccrual loans, loans past due 90 days or more and still accruing interest and other real estate owned.

         Nonperforming loans at December 31, 1996 decreased $687 thousand or 59.3% to $471 thousand from $1.158 million at December 31, 1996. The decline in nonperforming loans was attributable to the successful workout of one nonperforming loan. Penncore had no other real estate owned, at either December 31, 1996 or 1995.

         The following table sets forth information regarding nonperforming assets as of the dates indicated:

                                                                         At December 31,
(dollar amounts in thousands)                                   1996                      1995
Nonaccrual loans:
  Commercial loans                                              $156                         $0
  Mortgage loans                                                   0                         21
  Installment loans                                               31                          0
                                                                ----                     ------
Total nonaccruing loans                                          187                         21
Loans past due 90 days or more and accruing:
  Commercial loans                                               261                      1,115
  Mortgage loans                                                  14                          0
  Installment loans                                                9                         22
                                                                ----                     ------
Total loans past due 90 days or more and still accruing         $284                     $1,137
                                                                ====                     ======
Total non-performing loans                                      $471                     $1,158
                                                                ====                     ======
Total non-performing assets                                     $471                     $1,158
                                                                ====                     ======

Non-accrual loans to total loans net                            0.24%                      0.03%
Non-performing loans to total loans, gross                      0.60%                      1.69%
Non-performing loans to total loans, net                        0.61%                      1.67%
Non-performing loans to total assets                            0.34%                      0.86%


         The following table presents Penncore's loan loss experience during the periods indicated:

(dollar amounts in thousands)                          1996             1995

Balance at the beginning of year                       $861           $1,013
Loans charged-off:
     Loans secured by real estate                        37               82
     Commercial loans                                     2              350
     Installment loans                                   46                0
                                                     ------             ----
Total charged-off loans                                  85              432
Recoveries of loans previously charged-off:
     Loans secured by real estate                        17                0
     Commercial loans                                    60               18
     Installment loans                                   12                0
                                                     ------             ----
Total recoveries                                         89               18
                                                     ------             ----
Net loans (recoveries) charged-off                       (4)             414
Provision charged to expense                            340              262
                                                     ------             ----
Balance at year end                                  $1,205             $861
                                                     ======             ====
Ratio of net charge-offs during the year to
  average loans outstanding during the year              --             0.65%
Allowance for loan losses at year end to net
  loans outstanding at year end                        1.54%            1.24%
Allowance for loan losses to nonperforming
  loans outstanding at year end                      255.84%            0.74%

         Allocation of the Allowance for Loan Losses

         The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                  December 31, 1996

                                      Allowance     Percentage of  Percentage of
(dollar amounts in thousands)           Amount        Allowance      loans to
                                                                     total loans

Commercial                              $1,064          88.30%         75.07%
Real Estate mortgage                        71           5.89          21.56
Installment                                 70           5.81           3.37
                                          ----         ------         ------
Total                                   $1,205         100.00%        100.00%
                                        ======         ======         ======


                                                  December 31, 1995

                                      Allowance     Percentage of  Percentage of
(dollar amounts in thousands)           Amount        Allowance      loans to
                                                                     total loans

Commercial                                $732          85.02%         75.87%
Real Estate mortgage                        64           7.43          21.02
Installment                                 65           7.55           3.11
                                          ----         ------         ------
Total                                     $861         100.00%        100.00%
                                        ======         ======         ======


         Securities

         The securities portfolio decreased $2.6 million or 4.8% to $53.7 million at December 31, 1996 from $56.4 million at December 31, 1995. Penncore's policy was to purchase securities that addressed interest rate risk objectives. A significant portion of the securities purchased were adjustable rate mortgage backed securities. Throughout 1996, management changed the mix between the investment securities portfolio and the available for sale portfolio. At December 31, 1995, available for sale securities were $51.1 million or 90.6% of total investments, compared to $42.5 million or 79.1% of total investments at December 31, 1996. This shift resulted in held to maturity investments increasing $6.0 million to $11.3 million at December 31, 1996 as compared to $5.3 million at December 31, 1995. In 1996, Penncore expanded its portfolio of tax exempt municipal bonds and began to expand callable agency debentures. All newly purchased municipal bonds were classified as held to maturity as well as a portion of callable bonds purchased.

         The following tables present amortized cost and market values for investment securities and their contractual maturities, without prepayments or calls.

                                              December 31, 1996            December 31, 1995
                                         Amortized         Market       Amortized        Market
                                           cost            Value           cost          Value
(amounts in thousands)
Securities available for sale:
  US Treasury securities                        $0             $0         $1,999         $1,996
  US government agencies                     3,712          3,740          4,737          4,711
  Mortgage-backed securities                35,689         35,832         42,907         43,299
  Other securities                           3,061          3,079          1,456          1,456
                                           -------        -------        -------        -------
Total securities available for sale        $42,462        $42,651        $51,099        $51,462

Investment securities:
  US Treasury securities                         0              0            750            744
  US government agencies                     7,500          7,422          3,000          2,938
  Mortgage-backed securities                   835            818            938            937
  Other securities                           2,949          2,964            651            661
                                           -------        -------        -------        -------
Total investment securities                 11,284         11,204          5,339          5,280
                                           -------        -------        -------        -------

Total                                      $53,746        $53,855        $56,438        $56,742
                                           =======        =======        =======        =======


The amortized cost and market values on December 31, 1996 by contractual maturity is shown below:

                                                December 31, 1996
                                         Amortized cost    Market value
(amount in thousands)
Securities available for sale:
Due after five years through ten years         $8,168         $8,137
Due after ten years                            34,294         34,514
                                              -------        -------
Total available for sale                      $42,462        $42,651

Investment securities:
Due after one year through five years          $3,115         $3,066
Due after five years through ten years          4,886          4,878
Due after ten years                             3,283          3,260
                                              -------        -------
Total investment securities                   $11,284        $11,204
                                              -------        -------
Total                                         $53,746        $53,855
                                              =======        =======

         Deposits

         Penncore relied on its deposit base to fund its lending needs and provide liquidity. Management focused on increasing lower cost funding sources such as: demand deposits, interest bearing demand deposits and savings deposits. At the same time, management allowed higher cost certificates of deposit to runoff and be replaced by other borrowed funds. Deposits decreased $10.9 million or 10.3% to $94.9 million at December 31, 1996 when compared to December 31, 1995. Time deposits decreased $12.7 million and this decrease was partially offset by increases in demand and interest bearing demand deposits when comparing balances at December 31, 1996 and 1995.

         The following table provides information on average deposits for the years indicated.

                                                              1996                                   1995
                                                   Average                                Average
(dollar amounts in thousands)                      Balance             Yield              Balance              Yield
Non-interest bearing demand                        $8,460                --                $5,880                  --
Interest bearing:
     Demand                                        13,588              2.94%               12,727               2.91%
     Savings                                        6,623              2.99                 7,898                2.96
     Time                                          72,155              5.99                74,647                5.98
                                                 --------              ----              --------               ----
Total                                            $100,826              4.88%             $101,152               5.01%
                                                 ========              ====              ========               ====

         The following table provides information on the maturity distribution of time deposits $100,000 and over for the period indicated:


(dollar amounts in thousands)                            December 31, 1996

Maturity range:
Within three months                                              $6,197
After three but within six months                                 4,677
After six but within twelve months                                  789
After twelve months                                               1,278
                                                                -------
Total                                                           $12,941
                                                                =======

         Borrowed funds

         Penncore relies on borrowed funds to provide liquidity for both loan and investment purposes. Management uses both repurchase agreements and FHLB advances. FHLB Advances represented 89.2% of borrowed funds at December 31, 1996 as compared to 84.9% at December 31, 1995. Total borrowed funds increased $13.0 million or 78.3% to $29.6 million at December 31, 1996 from $16.6 million at year end 1995. This increase was due to management's strategy of shifting the funding mix away from certificates of deposit to other less costly sources of funding. Other borrowed funds were 21.5% of total assets at December 31, 1996 compared to 12.3% of assets at December 31, 1995.

         Liquidity

         Liquidity is the ability to provide, promptly and economically, the cash necessary to meet customer credit needs and satisfy deposit withdrawal requirements. The primary sources of funds are deposits, payments of loans, and investment security maturities. Loan repayments and investment maturities are predictable sources of funds. Deposit in-flows are affected by unpredictable influences of movements in interest rates, economic conditions, and competition. Management relies on cash flow from both loans and investments combined with short term borrowing from the FHLB to provide liquidity as required.

         Asset Liability Management

         Penncore actively manages its interest rate risk sensitivity positions. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. Management using policies and procedures approved by the Board of Directors is responsible for managing Penncore's rate sensitivity position by changing the mix and repricing characteristics of assets and liabilities through the investment portfolio and offering of loan and deposit terms. Management utilizes three principal reports to measure and monitor interest rate risk: gap analysis reports, net interest margin reports and asset/liability simulation reports. The table below shows the interest rate sensitivity gap position as of December 31, 1996. The table presents data at a single point in time and includes assumptions utilizing historical prepayment rates modified by management's anticipation of changes in the interest rate environment. Interest bearing demand accounts and savings accounts have always been considered a stable source of funds. Although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as other deposits included in this analysis.

                                                     Three             Over three           Over one
                                                     months             months to            year to           Over five
($ amounts in thousands)                            or less             one year           five years            years

Interest earning assets:
Federal funds sold                                      $913                  $0                  $0                $0
Interest bearing deposits with banks                     231                   0                   0                 0
Investments                                            7,142              21,234              13,887            11,482
Loans                                                 15,314               7,281              38,730            17,080
                                          ------------------------------------------------------------------------------
Total rate sensitive assets                          $23,600             $28,515             $52,617           $28,562
                                          ------------------------------------------------------------------------------

Interest-bearing liabilities:
Interest-bearing demand deposits                      $6,751                  $0              $6,750                $0
Savings deposits                                           0                   0               5,995                 0
Time deposits                                         27,000              21,687              16,286                 0
Borrowed funds                                        14,387               2,000              13,200                 0
                                          ------------------------------------------------------------------------------
Total rate sensitive liabilities                     $48,138             $23,687             $42,231                $0
                                          ------------------------------------------------------------------------------
Incremental gap                                     $(24,538)             $4,828             $10,386           $28,562
                                          ==============================================================================
Cumulative gap                                      $(24,538)           $(19,710)            $(9,324)          $19,238
                                          ==============================================================================
As a % of earning assets                              (18.4%)             (14.8%)              (7.0%)             14.4%
                                          ==============================================================================

         Capital

         Penncore had shareholders equity of $9.6 million at December 31, 1996 compared to $9.1 million at December 31, 1995. The increase in shareholders equity was primarily due to Penncore's net income.

         The Board of Governors of the Federal Reserve System has guidelines to implement risk-based capital requirements for Federal Reserve member banks and holding companies. The guidelines establish a risk-based framework consisting of
(1) a definition of capital consisting of Tier 1 capital, which includes common shareholders equity (less certain intangibles) and certain types of perpetual preferred stock, and supplementary component called Tier II capital, which includes a portion of the allowance for loan losses, mandatory convertible debt, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital, and (2) a system for assigning assets and off-balance sheet items to one of several weighted risk categories, with higher levels of capital being required for categories perceived as representing a greater risk. An institutions' risk-based ratio is determined by dividing its qualifying capital by its risk-weighted assets. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking institutions, take off-balance sheet items into account in assessing capital adequacy, and minimize disincentives to holding liquid low-risk assets. The minimum risk-based capital ratio is 8.0%, of which at least 4.0% must be Tier I capital, and the minimum leverage ratio (Tier I capital as a percentage of quarterly average tangible assets) is 4.0%. At December 31, 1996, Penncore had capital ratios well in excess of required levels. (See note 9 to Penncore's 1996 consolidated financial statements).

         The following table presents the capital ratios of Commonwealth State Bank at December 31, 1996;

(dollar amounts in thousands)                 Actual amount              Ratio

Total capital to risk weighted assets            $10,085                 12.56%
Tier I capital to risk weighted assets            $9,079                 11.31%
Tier I capital to average assets                  $9,079                  6.54%



Recently Issued Accounting Pronouncements

         In June 1996, the Financial Accounting Standards Board Issued SFAS No. 125, "Accounting for Transfers and Serving of Financial Assets and Extinguishments of Liabilities." This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and the application is prospective. The adoption will not have a material effect on the consolidated financial statements of Penncore.

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS 128 supersedes APB Opinion No. 15, "Earnings Per Share," and specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. This statement is effective for financial statements for periods ending after December 15, 1997. The adoption of this Statement should not have a material effect on the consolidated financial statements of Penncore.

                  PRINCIPAL BENEFICIAL SHAREHOLDERS OF PENNCORE


         The following table sets forth, as of ___________ __, 1997, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of outstanding Penncore Common Stock, the number of shares beneficially owned by such person and the percentage of outstanding Penncore Common Stock so owned.

                                        Amount and Nature of              % of Outstanding Common
 Name and Address                     Beneficial Ownership(3)            Stock Beneficially Owned
National Penn Investment Company
3411 Silverside Road
Wilmington, Delaware 19801                    87,541(1)                             21.53%

Owen O. Freeman, Jr.
32 South Chancellor Street
Newtown, Pennsylvania 18940                   34,422(2)                              8.28%

-------------------------
(1) A wholly owned subsidiary of National Penn Bancshares, Inc. of Boyertown, Pennsylvania, the parent holding company of The National Bank of Boyertown. National Penn holds presently 79,774 shares or 20% of the outstanding Common Stock. National Penn may, at any time, purchase up to 7,767 additional shares of the Common Stock pursuant to a Stock Purchase Agreement. In calculating the tabulated percent of class, the 7,767 additional shares were added to shares of Common Stock presently held by National Penn and to the total outstanding shares assuming all outstanding warrants held by National Penn were exercised.
(2) Mr. Owen O. Freeman, Jr. beneficially owns 17,350 shares of Common Stock or 4.35% of the outstanding shares, of which 3,200 are held by various relatives. Mr. Freeman may, at any time, purchase up to 17,072 additional shares of Common Stock pursuant to a stock warrant agreement. See "Information Concerning Penncore Directors, Officers and Nominee--Stock Purchase Warrants." In calculating the tabulated percent of class, the 17,072 additional shares were added to the shares of Common Stock currently held by Mr. Freeman and to the total outstanding shares, assuming all outstanding warrants held by Mr. Freeman were exercised.
(3) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home address, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after _________ __, 1997. Beneficial ownership may be disclaimed as to certain of the securities.

                         INFORMATION CONCERNING PENNCORE
                         DIRECTORS, OFFICERS AND NOMINEE


         The following table contains certain information with respect to Executive Officers, the current Class A Director whose term of office expires in 1997 and who is the Nominee for Class A Director whose term expires in 2000, and the current Class B Directors and Class C Directors whose terms of office expire in 1998 and 1999, respectively:

                           Age as of                                                                       Penncore/
                           March 31,    Principal Occupation for Past Five Years and Positions           Commonwealth State
         Name                 1997          Held with Penncore and Commonwealth State Bank              Bank Director Since
                                          Current Class A Director Whose Term Expires in 1997 and
                                          Nominee for Class A Director Whose Term Expires in 2000

Ashton Harvey                  68       Chairman, U.S. Trust Company of New Jersey, Princeton, NJ,          1988/--
(2)(3)(5)                               since 1992; prior thereto, Managing Director of Delafield,
                                        Harvey, Tabell, Inc. (Investment Advisors), Princeton, NJ

                                          Class B Directors Whose Terms Expire in 1998

David A. Friedman              64       Vice President, Technology Management and Funding, Princeton,      1987/1987
(1)(2)(4)(5)                            NJ, since 1994; prior thereto, Attorney-at-Law with the firm
                                        Ridolfi, Friedman, Frank & Edelstein, Lawrenceville, NJ

Albert S. Bencivengo           73       Self-employed Certified Public Accountant, Mercerville, NJ         1987/1987
(1)(2)(3)

                                          Class C Directors Whose Terms Expire in 1999

Owen O. Freeman, Jr.           62       Chairman of the Boards, Penncore Financial Services Corporation    1987/1987
(1)(2)(3)(4)(5)                         Commonwealth State Bank; Chairman of the Board and Director,
                                        First Capitol Bank, York, Pennsylvania

H. Paul Lewis                  53       President and Chief Executive Officer, Penncore Financial          1987/1987
(1)(2)(4)                               Services Corporation and Commonwealth State Bank

-------------------------
(1)      Member of the Executive Committee and Board of Directors of Commonwealth State Bank.
(2)      Member of the Asset/Liability Investment Management Committee of Commonwealth State Bank.
(3)      Member of the Audit Committee of Commonwealth State Bank.
(4)      Member of the Marketing/Strategic Planning Committee of Commonwealth State Bank.
(5)      Member of the Compensation Committee of Commonwealth State Bank.

         Members of the Board of Directors of Commonwealth State Bank received $200 for attendance at each meeting, and members of the Executive, Asset/Liability Investment Management, Audit, Marketing/Strategic Planning, Risk Management and Compensation Committees of Commonwealth State Bank received $100 for attendance at each meeting. The Board of Directors of the Commonwealth State Bank met 12 times in 1996; the Executive Committee met 40 times in 1996; the Audit Committee met one time in 1996; the Risk Management Committee met four times in 1996; and the Compensation Committee met three times in 1996. The Marketing/Strategic Planning Committee and the Asset/Liability Management Committee did not meet in 1996. Commonwealth State Bank paid in the aggregate $50,900 in directors' fees in 1996.

         During 1996, the Board of Directors of Penncore held three meetings. Directors received $300 for attendance at the meeting of the Board of Directors of Penncore. In 1996, Penncore paid in the aggregate $4,200 in directors' fees.

         Each of the Directors of Penncore attended at least seventy-five (75%) percent of the combined total number of meetings of Penncore's and Commonwealth State Bank's Board of Directors and Executive Committee of the Commonwealth State Bank on which he is a member.

         The Board of Directors of Penncore has at present no standing committees. Because Penncore does not have a nominating committee, a shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for Director should submit a proposal in writing to the President of Penncore in accordance with Section 10.1 of Penncore's By-Laws. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors must notify the Secretary of Penncore in writing not less than sixty (60) days prior to the date of the meeting of the shareholders called for the election of directors.

Beneficial Ownership by Officers, Directors and Nominee

         The following table sets forth, as of _________ __, 1997, the amount and percentage of the Common Stock beneficially owned by each Director, each nominee and all Owners and Directors of Penncore as a group.

         Name of Individual or               Amount and Nature of Beneficial
           Entity or Group(4)                        Ownership(1)(2)                    Percentage of Class(3)(11)

Owen O. Freeman, Jr.(6)                                  34,422(8)                                8.28%

H. Paul Lewis(6)                                          6,650(9)                                1.65%

David A. Friedman(5)                                     15,869(10)                               3.88%

Albert S. Bencivengo(5)                                   1,750                                     --

Ashton Harvey(7)                                          2,500                                     --


All Officers and Directors as a
Group (7 persons)                                        92,622                                   21.54%

-------------------------
(1)  Information furnished by the Directors and Penncore.
(2) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home address, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after ________ ___, 1997. Beneficial ownership may be disclaimed as to certain of the securities.
(3)  Less than 1% unless otherwise indicated.
(4) Each named individual has full authority to vote those securities beneficially owned.
(5)  A Class B Director whose term expires in 1998.
(6)  A Class C Director whose term expires in 1999.
(7) A current Class A Director whose term expires in 1997 and a Nominee for Class A Director whose term expires in 2000.
(8) Mr. Owen O. Freeman, Jr. beneficially owns 17,350 shares of Common Stock or 4.35% of the outstanding shares, of which 3,200 are held by various relatives. Mr. Freeman may, at an time, purchase up to 17,072 additional shares of Common Stock pursuant to a stock warrant agreement. See "Stock Purchase Warrants" below. In calculating the tabulated percent of class, the 17,072 additional shares were added to the shares of Common Stock currently held by Mr. Freeman and to the total outstanding shares, assuming all outstanding warrants held by Mr. Freeman were exercised.
(9) Mr. H. Paul Lewis currently holds 2,900 shares of Common Stock or .73% of the outstanding shares. Mr. Lewis may, at any time, purchase up to 3,750 additional shares of Common Stock pursuant to a stock warrant agreement. See "Stock Purchase Warrants" below. In calculating the tabulated percent of class, the 3,750 additional shares were added to the shares of Common Stock currently held by Mr. Lewis and to the total outstanding shares, assuming all outstanding warrants held by Mr. Lewis were exercised.
(10) Mr. David A. Friedman currently owns 5,625 shares of Common Stock or 1.41% of the outstanding shares. Mr. Friedman may, at any time, purchase up to 10,244 additional shares of Common Stock pursuant to a stock warrant agreement. See "Stock Purchase Warrants" below. In calculating the tabulated percent of class, the 10,244 additional shares were added to the shares of Common Stock currently held by Mr. Friedman and to the total outstanding shares. assuming all outstanding warrants held by Mr. Friedman were exercised.
(11) In calculating the total percent of class, the 31,066 additional shares that may, at any time, be purchased pursuant to stock warrant agreements by the Directors and Officers were added to the total amount of outstanding shares and to the total amount of shares directly owned by the Officers, Directors and nominees, assuming all outstanding warrants held by the Directors and Officers were exercised.

Compensation of Officers

         The following table sets forth all remuneration for services in all capacities paid by Penncore and Commonwealth State Bank during 1996 to Owen 0. Freeman, Jr., the Chairman of Penncore and Commonwealth State Bank, and H. Paul Lewis, the President and Chief Executive Officer of Penncore and Commonwealth State Bank. No other officer's aggregate salary and bonus exceeded $100,000 during 1996.

                                                Summary Compensation Table

                                                                              LONG TERM COMPENSATION

                                          ANNUAL COMPENSATION                 AWARDS           PAYOUTS

                                                         Other Annual Restricted                            All Other
Name and Principal Position           Salary      Bonus    Compensa-    Stock       Options/     LTIP       Compensa-
                             Year       ($)        ($)     tion(1)($)   Award(s)     SARs       Payouts     tion(2)($)
Owen O. Freeman, Jr.         1996    130,000(3)    -0-     38,554        -0-         -0-          -0-          183
Chairman of the Board of
Penncore and Commonwealth
State Bank

H. Paul Lewis
President/CEO of Penncore
and Commonwealth State Bank  1996    125,000     20,000    32,473        -0-         -0-          -0-          183

(1) Includes directors' fees; life, medical and disability insurance premiums; pension and 401(K) plan payments; automobile use and country club dues. Messrs. Freeman and Lewis reimburse Penncore and Commonwealth State Bank for any personal use of their automobiles on a mileage basis.

(2) Amounts appearing in this column represent payments for term life insurance coverage, which is available under a group plan offered on the same terms to all employees of Penncore and the Commonwealth State Bank.

(3) In consideration for his time spent on his duties as the Chairman of the First Capitol Bank, Penncore and Commonwealth State Bank were reimbursed by First Capitol Bank in the amount of $65,000 for a portion of Mr. Freeman's salary.


Profit Sharing Plan

         During 1990, the Commonwealth State Bank established a noncontributory Profit Sharing Plan (the "Plan") for the benefit of its employees. Any eligible employee who has completed one (1) year of service after which 1,000 hours have been worked and has attained age 21 shall be eligible to participate under the Plan as of the date he or she has satisfied such requirements. An eligible employee shall become a participant effective as of the earlier of the first day of the Plan year or the first day of the seventh month of such Plan year coinciding with or next following the date such employee met the eligibility requirements, following his or her completion of one year of service, provided he or she receives compensation for at least 1,000 hours of employment during any Plan year before that enrollment date or during his or her first employment year, provided said employee was still employed as of such date. Approximately 24 employees, including all of the executive officers of Commonwealth State Bank were eligible to participate in the Plan for the 1996 Plan year.

         The formula for determining Commonwealth State Bank's contribution to the Plan is set forth as follows. For each Plan year, Commonwealth State Bank shall contribute to the Plan such amount as shall be determined by the Board of Directors. Notwithstanding the foregoing, the Commonwealth State Bank's contribution for any Plan year shall not exceed the maximum amount allowable as a deduction to Commonwealth State Bank under the provisions of Internal Revenue Code Section 404. To the extent necessary to provide the top heavy minimum allocations, Commonwealth State Bank shall make a contribution even if it exceeds the amount which is deductible under Code Section 404. All contributions by the Commonwealth State Bank shall be made in cash or in such property as is acceptable to the Trustee. The Administrator shall allocate to each participant's account a dollar amount equal to the same proportion which compensation is in excess of the Social Security Taxable Wage Base ("excess compensation"). The maximum amount which can be allocated is 5.7% of the sum of each participant's total compensation plus excess compensation. If Commonwealth State Bank does not contribute such amount for all participants, each participant will be allocated a share of the contribution in the same proportion that his or her total compensation plus his or her total excess compensation for the Plan year bears to the total compensation plus the total excess compensation of all participants for that year. The balance of Commonwealth State Bank's contributions over the amount allocated above, if any, shall be allocated to each participant's account in the same proportion that his or her total compensation for the Plan year bears to the total compensation of all participants for such year.

         At normal retirement age and upon death, participants are entitled to 100% of their account balance. If employment terminates for any other reason, participants are entitled to receive only the vested percentage of their account balance, and the remainder of the account will be forfeited. The vested percentage is determined as follows: zero but less than 2 years of service - 0%:
2 years of service - 25%; 3 years of service - 50%; 4 years of service - 75%; 5 years of service - 100%. Total cash contribution to the Plan for the fiscal year ended December 31, 1996, was $58,000.

         On October 1, 1993, an amendment and restatement of the Commonwealth State Bank Profit Sharing Plan was completed whereby a 401(k) Safe Harbor Plan was adopted in order to provide retirement and preretirement benefits to the employees of Commonwealth State Bank. Employees shall be eligible to participate in the Plan on the Entry Date after attaining age 21 and the completion of one year of service after which 1,000 hours have been worked. Approximately 24 employees, including all of the executive officers of Commonwealth State Bank were eligible to participate in the 401(k) Plan for the 1994 Plan year, and the Plan, as of December 31, 1996, is not considered to be Top Heavy. The types of contributions which may be made into the Plan include nonmatching employer contributions, qualified nonelective employer contributions, matching employer contributions, qualified matching employer contributions, and salary reduction contributions. Nonmatching employer contributions and qualified nonelective employer contributions shall be made at a discretionary amount as determined by the employer. Matching employer contributions for the Plan year ending December 31, 1996, were made at 100% of the amount contributed by each participant to a maximum of three (3%) percent of each participant's compensation. The matching contribution may be changed at any time on a discretionary basis. A minimum contribution equal to 3% of non-key employees compensation may be required if the plan is considered to be Top Heavy. Rollover contributions and transfer contributions from other tax-qualified plans are permitted, however, after-tax participant contributions are not permitted. Each participant shall be permitted to self-direct their account funds, and the four investment funds selected are uniformly available to all participants. If employment terminates, participants are entitled to receive only the vested percentage of their account balance, and the remainder of the account will be forfeited. Benefits under the plan shall vest according to the same schedule as the Profit Sharing Plan mentioned above. Loans to participants are permitted as are withdrawals for financial hardship. Total employer match cash contribution to the Plan for the fiscal year ended December 31, 1996, was $27,800.


Employment Agreements

         Owen O. Freeman, Jr.

         Penncore and Commonwealth State Bank have renewed the Executive Employment Agreement (the "Agreement") with Mr. Owen O. Freeman, Jr. for a two-year period beginning January 1, 1997, and concluding as of the close of business on December 31, 1998. Penncore and Commonwealth State Bank may choose not to renew Mr. Freeman's contract without cause or reason. The Agreement provides for Mr. Freeman's employment as Chairman of the Board of Penncore and Commonwealth State Bank at an Annual Direct Salary of not less than $145,000 per year, which shall be reviewed by the Board of Directors on each anniversary of the Agreement and shall be adjusted in accordance with the prevailing market value of the position and the current pay increase practices of Penncore and Commonwealth State Bank. During 1996, Mr. Freeman received a direct annual salary of $130,000 under the Agreement. As a member of the Board of Directors of Penncore and Commonwealth State Bank, Mr. Freeman is also eligible to receive fees for services equal to fees received by outside Directors of the organizations.

         At the start of each fiscal year, Mr. Freeman shall ensure that Business Plans delineating the financial and business goals of Penncore and Commonwealth State Bank are established. The Business Plans shall be presented to and reviewed by the appropriate Board of Directors, which may in their sole discretion alter or modify the Business Plans prior to adoption. Upon adoption of the Plans by the appropriate Boards of Directors, an Incentive Compensation Plan for Mr. Freeman shall be established to provide an incentive pay opportunity consistent with the practices of similar organizations in rewarding their senior executives. The incentive award will be paid if the financial and business goals of Penncore and Commonwealth State Bank are met for that year, or at a lesser amount in the event some but not all of the financial and business goals of Penncore and/or Commonwealth State Bank are met for the year in question. Although Mr. Freeman elected not to participate in the Incentive Compensation Plan, the Board of Directors awarded him a $30,000 bonus for his performance in 1996 which was paid in 1997.

         Mr. Freeman is also entitled to an additional, annual bonus in an amount sufficient on an after-tax basis to pay the premium on his supplemental Long-Term Disability Insurance Policy.

         Mr. Freeman is also entitled to participate in or receive benefits under all Penncore and/or Commonwealth State Bank employee benefit plans, including but not limited to group life, disability, and medical or health-and-accident plans, profit-sharing plan, and vacation. Mr. Freeman is also entitled to life insurance at an amount equal to three times his salary to a maximum of $500,000; the use of a Penncore or Commonwealth State Bank purchased or leased Lincoln Town Car or its equivalent, as well as reimbursement for all operating expenses; and social membership in the Trenton Country Club and membership in the Trenton Club.

         If Mr. Freeman's employment is terminated because of death, disability, or for cause, Penncore and Commonwealth State Bank shall pay his full annual direct salary and any other amounts owing through the date of termination, and Penncore and Commonwealth State Bank shall have no further obligations to Mr. Freeman.

         If Mr. Freeman's employment is terminated without cause, or if Mr. Freeman voluntarily terminates his employment for good reason, as defined in the Agreement, Mr. Freeman becomes entitled to severance benefits under the Agreement to include the payment of his full Annual Direct Salary from the date of notice of termination for a total of twelve months; provided, however, he shall make reasonable efforts to mitigate damages by seeking other comparable employment. If Mr. Freeman's employment is terminated by Penncore and Commonwealth State Bank for other than death, disability, or cause, as defined in the Agreement, or if Mr. Freeman voluntarily terminates his employment for good reason, within twelve months following a change of control, as defined in the Agreement, then Mr. Freeman becomes entitled to the payment of his full annual direct salary from the date of notice of termination for the remaining term of the Agreement or twenty-four months, whichever is longer. Termination of Mr. Freeman's employment under these scenarios also entitles him to the continued participation in all employee benefit plans and programs to which he was entitled prior to termination (or, if ineligible, a dollar amount equal to the benefit forfeited as a result of such ineligibility for as long as the annual direct salary is paid).

         In the event of termination or nonrenewal of Mr. Freeman's employment other than for cause, Mr. Freeman shall have the right to sell to Penncore and Commonwealth State Bank, and upon exercise of such right Penncore and Commonwealth State Bank shall be required to purchase, all of the shares of Penncore's stock or Commonwealth State Bank's stock he owns and desires to sell, for fair market value, as determined within the Agreement.

         As mentioned previously, in consideration for the time spent on matters concerning First Capitol Bank, Penncore and Commonwealth State Bank were reimbursed for a portion of Mr. Freeman's salary in the amount of $65,000 of compensation earned during 1996. Additionally, First Capitol Bank will reimburse Penncore and

Commonwealth State Bank for a portion of salary paid to Mr. Freeman during 1997, in the amount of $72,500. First Capitol Bank, Penncore, and Commonwealth State Bank will negotiate any further reimbursements prior to the commencement of the year in question.

         H. Paul Lewis

         Penncore and Commonwealth State Bank have renewed the Executive Employment Agreement (the "Agreement") with Mr. H. Paul Lewis for the two-year period beginning January 1, 1997. The term of the agreement will automatically renew each anniversary date unless written notice is provided. The Agreement provides for Mr. Lewis' employment as President and Chief Executive Officer of Penncore and Commonwealth State Bank at an Annual Direct Salary of not less than $140,000 per year, which shall be reviewed by the Board of Directors on each anniversary of the Agreement and shall be adjusted in accordance with the prevailing market value of the position and the current pay increase practices of Penncore and Commonwealth State Bank. During 1996, Mr. Lewis received direct annual salary of $125,000 under the agreement. As a member of the Board of Directors of Penncore and Commonwealth State Bank, Mr. Lewis is also eligible to receive fees for services equal to fees received by outside Directors of the organizations.

         At the start of each fiscal year, Mr. Lewis shall prepare a Business Plan establishing the financial and business goals of Commonwealth State Bank. The Business Plan shall be presented to and reviewed by the Board of Directors, which may in their sole discretion alter or modify the Business Plan prior to adoption. Upon adoption of the Plan, an Incentive Compensation Plan for Mr. Lewis shall be established to provide an incentive pay opportunity consistent with the practices of similar organizations in rewarding their senior executives. The incentive award will be paid if the financial and business goals of Commonwealth State Bank are met for that year, or at a lesser amount in the event some but not all of the financial and business goals of Commonwealth State Bank are met for the year in question. Mr. Lewis received a bonus of $35,000 in recognition of the financial and business goals of Commonwealth State Bank achieved in 1996.

         Mr. Lewis is also entitled to an additional, annual bonus in an amount sufficient on an after-tax basis to pay the premium on his supplemental Long-Term Disability Insurance Policy.

         Mr. Lewis is also entitled to participate in or receive benefits under all Penncore and/or Commonwealth State Bank employee benefit plans, including but not limited to group life, disability, and medical or health-and-accident plans, profit-sharing plan, and vacation. Mr. Lewis is also entitled to life insurance at an amount equal to three times his salary to a maximum of $350,000, and the use of a Commonwealth State Bank purchased or leased Buick LeSabre or its equivalent, as well as reimbursement for all operating expenses.

         If Mr. Lewis' employment is terminated because of death, disability, or for cause, Commonwealth State Bank shall pay his full Annual Direct Salary and any other amounts owing through the date of termination, and Penncore and Commonwealth State Bank shall have no further obligations to Mr. Lewis.

         If Mr. Lewis' employment is terminated without cause, or if Mr. Lewis voluntarily terminates his employment for good reason, as defined in the Agreement, Mr. Lewis becomes entitled to severance benefits under the Agreement to include the payment of his full Annual Direct Salary from the date of notice of termination for a total of nine months: provided, however, he shall make reasonable efforts to mitigate damages by seeking other comparable employment. If Mr. Lewis' employment is terminated by Commonwealth State Bank for other than death, disability, or cause, as defined in the Agreement, or if Mr. Lewis voluntarily terminates his employment for good reason, within twelve months following a change of control, as defined in the Agreement, then Mr. Lewis becomes entitled to the payment of his full Annual Direct Salary from the date of notice of termination for the remaining term of the Agreement or eighteen months, whichever is longer. Termination of Mr. Lewis' employment under these scenarios also entitles him to the continued participation in all employee benefit plans and programs to which he was entitled prior to termination (or, if ineligible, a dollar amount equal to the benefit forfeited as a result of such ineligibility for as long as the annual direct salary is paid).

         In the event of termination or nonrenewal of Mr. Lewis' employment other than for cause, Mr. Lewis shall have the right to sell to Penncore and
Commonwealth State Bank, and upon exercise of such right Penncore and Commonwealth State Bank shall be required to purchase, all of the shares of Penncore's stock or Commonwealth State Bank's stock he owns and desires to sell, for fair market value, as determined within the Agreement.


Stock Purchase Warrants

         In consideration of the risk borne by Owen O. Freeman, Jr., David A. Friedman and John G. Williams (the "Organizers") for guaranteeing the payment of all preorganizational and offering expenses, and in inducing, in part, H. Paul Lewis to accept the positions of President of Penncore and Commonwealth State Bank, Penncore has issued warrants to purchase an aggregate of 41,310 shares of Common Stock to the Organizers and Mr. Lewis. The exercise price is (1) $21.00 per share at any time within the first five fiscal years of operation and (2) the lesser of $24.00 per share or the book value per share, adjusted for the allowance for loan losses, at the end of the fifth fiscal year, at any time within the sixth through tenth fiscal years of operation. Such warrants will expire on December 31, 1998. On April 8, 1997, John G. Williams exercised all of his warrants and purchased 10,244 shares of Penncore Common Stock at a purchase price of $21.32 per share or $218,402.08 in the aggregate.


Phantom Stock Plan

         On April 14, 1996, Penncore adopted the Penncore Financial Services Corporation Phantom Stock Plan ("Phantom Stock Plan"). Certain officers of Penncore and Commonwealth State Bank are eligible for grants of phantom stock which have the same attributes as stock appreciation rights ("SARs"). The Board of Directors of Penncore grants SARs under the Phantom Stock Plan for each year 1993 through 1997, based on Penncore's financial performance for that year. The Chairman of the Board of Directors is responsible for administration of the Phantom Stock Plan.

         Each SAR entitles a participant to receive at maturity the increase in the fair market value of a share of Penncore Common Stock over the "base amount" with respect to that SAR. Fair market value is defined as the net worth of Penncore divided by the number of shares of its Common Stock outstanding. However, if another corporation acquires all or substantially all of the common stock (or assets) of Penncore, the fair market value of the Common Stock is the selling price received by the stockholders of Penncore (or by Penncore). The Board of Directors fixes the base amount by reference to the value of a share of common stock as of the grant date of an SAR.

         SARs mature on January 2, 1998, or the earlier date of a participant's termination of employment or acquisition of Penncore or its assets. A participant is entitled to receive in cash the value of his SARs once they mature. However, if a participant is discharged for cause, his SARs are forfeited. In the event of a participant's death, the then value of his SARs is paid in cash to his designated beneficiary.


Certain Transactions

         There have been no material transactions between Penncore and Commonwealth State Bank, nor any material transactions proposed, with any Director or Executive Officer of Penncore and Commonwealth State Bank, or any associate of any of the foregoing persons. Penncore and Commonwealth State Bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with Directors and Executive Officers of Penncore and Commonwealth State Bank and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Total loans outstanding from Commonwealth State Bank as of December 31, 1996, to Penncore's and Commonwealth State Bank's Executive Officers and Directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $1,828,818, or approximately 19.24% of the total equity capital of the Commonwealth State Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of indebtedness outstanding as of March 31, 1997, to the above described group was $1,665,708 or approximately ________% of the total equity capital of the Bank.


                  ITEM 3: RATIFICATION OF INDEPENDENT AUDITORS


         Unless instructed to the contrary, it is intended that votes will be cast pursuant to the Proxies for the ratification of the selection of KPMG, as Penncore's independent public accountants for its fiscal year ending December 31, 1997. Penncore has been advised by KPMG that none of its members has any financial interest in Penncore. Ratification of KPMG will require an affirmative vote of a majority of the outstanding shares of Common Stock represented at the Annual Meeting. KPMG served as Penncore's independent public accountants for the year ended December 31, 1996.

         KPMG performed customary audit services and provided assistance in connection with regulatory matters, charging Penncore for such services at its customary hourly billing rates. The non-audit services were approved by Penncore's Board of Directors, after due consideration of the effect of the performance thereof on the independence of the accountants and after the conclusion by Penncore's Board of Directors that there was no effect on the independence of the accountants.

         In the event that the shareholders do not ratify the selection of KPMG as Penncore's independent public accountants for the 1997 fiscal year, another accounting firm will be chosen to provide independent public accountant audit services for the 1997 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of KPMG as the auditors for Penncore for the year ending December 31, 1997.

         It is understood that even if the selection of KPMG is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of Penncore and its shareholders.


                      ITEM 4: ADJOURNMENT OF ANNUAL MEETING


         In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the Merger Agreement at the time of the Annual Meeting, such proposal could not be approved unless the Annual Meeting were adjourned in order to permit further solicitation of Proxies. In order to allow Proxies that have been received by Penncore at the time of the Annual Meeting to be voted for such adjournment, if necessary, Penncore has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

         If the Annual Meeting is adjourned, it will be adjourned only from day to day or for such longer periods not in excess of fifteen days each as may be directed by the shareholders present in person or by Proxy at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required in order to approve any such adjournment. The Board of Directors of Penncore recommends that shareholders vote their Proxies in favor of such adjournment so that their Proxies may be used for such purposes in the event it should become necessary. Properly executed Proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the Annual Meeting, notice of the time and place of the adjourned meeting may be given by announcement at the meeting.


                              SHAREHOLDER PROPOSALS


         In the event that the proposed Merger is not consummated, a shareholder who wishes to submit a proposal for inclusion in Penncore's Proxy Statement for its 1998 Annual Meeting of Shareholders must deliver such proposal in writing addressed to the Secretary, Penncore Financial Services Corporation, 3 Friends Lane, P.O. Box 202, Newtown, Pennsylvania 18940, not later than ________ ___, 1997.


                                 LEGAL OPINIONS


         Opinions with respect to certain legal matters in connection with the Merger will be rendered by Dilworth, Paxson, Kalish & Kauffman LLP, Philadelphia, Pennsylvania, as counsel for Bancorp, and by Schnader, Harrison, Segal & Lewis, Harrisburg, Pennsylvania, as counsel for Penncore.


                                     EXPERTS


         The consolidated financial statements of Bancorp at March 31, 1996 and 1995, and for each of the years in the three year period ended March 31, 1996, which are incorporated by reference in this Proxy Statement/Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports thereon incorporated by reference herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Penncore at December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, which are included in this Proxy Statement/Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports thereon included herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


                                  OTHER MATTERS


         The Board of Directors of Penncore does not know of any other matters intended to be presented for shareholder action at the Annual Meeting. If any other matter does properly come before the Annual Meeting and is put to a shareholder vote, the Proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.

                                     ANNEX F

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                     PENNCORE FINANCIAL SERVICES CORPORATION

Independent Auditors' Report......................................F-2

Consolidated Balance Sheets as of December 31, 1996 and 1995......F-3

Consolidated Statements of Income for the Years
     ended December 31, 1996, 1995 and 1994.......................F-4

Consolidated Statements of Changes in Shareholders' Equity
     for the Years ended December 31, 1996, 1995 and 1994.........F-5

Consolidated Statements of Cash Flows for the Years
     ended December 31, 1996, 1995 and 1994.......................F-6

Notes to Consolidated Financial Statements........................F-7 thru F-28


THE  ABOVE  INDEPENDENT   AUDITORS'  REPORT,   AUDITED  CONSOLIDATED   FINANCIAL
STATEMENTS AND NOTES THERETO OF PENNCORE ARE INCLUDED IN THEIR ENTIRETY IN THIS PROXY STATEMENT/PROSPECTUS.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

                        Consolidated Financial Statements

                           December 31, 1996 and 1995


                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report


The Board of Directors and Shareholders
Penncore Financial Services Corporation:


We have audited the accompanying consolidated balance sheets of Penncore Financial Services Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders'
equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Penncore Financial Services Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.








February 21, 1997

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 1996 and 1995


                                  Assets                                                     1996                1995
Cash and due from banks (note 2)                                                          $4,100,412           5,381,194
Federal funds sold                                                                           913,000           2,202,000
                                                                                        ------------        ------------
        Total cash and cash equivalents                                                    5,013,412           7,583,194
                                                                                        ------------        ------------
Interest bearing deposits with banks                                                         230,688             406,917
Securities available for sale (note 3)                                                    42,651,012          51,461,999
Investment securities (market value of $11,203,929 in
     1996 and $5,280,344 in 1995) (note 3)                                                11,283,599           5,339,309
Loans, net (note 4)                                                                       77,199,791          68,612,198
Bank premises and equipment, net (note 5)                                                    273,265             334,650
Accrued interest receivable and other assets (note 7)                                      1,127,214           1,378,986
                                                                                        ------------        ------------
        Total assets                                                                    $137,778,981         135,117,253
                                                                                        ============        ============

                   Liabilities and Shareholders' Equity
Deposits:
     Demand - noninterest bearing                                                         10,447,136           9,101,506
     Demand - interest bearing                                                            13,501,240          11,588,411
     Savings                                                                               5,995,012           7,461,517
     Time                                                                                 52,031,494          58,418,663
     Time - $100,000 and over                                                             12,941,033          19,274,143
                                                                                        ------------        ------------
        Total deposits                                                                    94,915,915         105,844,240
Other liabilities:
     Securities sold under agreements to repurchase (note 6)                               3,186,417           2,506,535
     Borrowed funds (note 6)                                                              26,400,800          14,100,000
     Accrued interest payable                                                              2,551,607           2,885,891
     Accrued taxes and other liabilities                                                   1,095,246             653,623
                                                                                        ------------        ------------
        Total other liabilities                                                           33,234,070          20,146,049
                                                                                        ------------        ------------
        Total liabilities                                                                128,149,985         125,990,289
                                                                                        ------------        ------------

Commitments and contingencies (notes 5, 10 and 16).
Shareholders' equity (notes 9, 11 and 16):
     Common stock, $5.00 par value, authorized 2,000,000
        shares, issued and outstanding 386,063 shares                                      1,930,315           1,930,315
     Capital surplus                                                                       5,751,519           5,751,519
     Retained earnings                                                                     1,822,124           1,205,229
     Unrealized gain on securities available for sale, net of tax                            125,038             239,901
                                                                                        ------------        ------------
        Total shareholders' equity                                                         9,628,996           9,126,964
                                                                                        ------------        ------------
        Total liabilities and shareholders' equity                                      $137,778,981         135,117,253
                                                                                        ============        ============

See accompanying notes to consolidated financial statements.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY
                        Consolidated Statements of Income
                  Years ended December 31, 1996, 1995 and 1994

                                                           1996             1995            1994
Interest income:
     Interest and fees on loans                         $6,841,598       5,903,806       4,560,317
     Interest on deposits with banks                        46,729          57,982          30,331
     Interest on Federal funds sold                        116,508         188,103         128,524
     Interest on securities available for sale           2,776,554       2,172,884       1,694,091
     Interest on investment securities                     578,877       1,206,383         943,774
                                                       -----------     -----------     -----------
           Total interest income                        10,360,266       9,529,158       7,357,037
                                                       -----------     -----------     -----------

Interest expense:
     Demand - interest bearing and savings                 597,371         604,555         638,358
     Time                                                3,265,012       3,471,317       2,266,124
     Time - $100,000 and over                            1,060,186         994,332         410,941
     Borrowed funds                                      1,254,739       1,001,224         777,170
                                                       -----------     -----------     -----------
           Total interest expense                        6,177,308       6,071,428       4,092,593
                                                       -----------     -----------     -----------

           Net interest income                           4,182,958       3,457,730       3,264,444
Provision for loan losses (note 4)                         340,000         262,448         240,000
                                                       -----------     -----------     -----------
           Net interest income after provision for
                loan losses                              3,842,958       3,195,282       3,024,444
                                                       -----------     -----------     -----------

Noninterest income:
     Service fees on deposit accounts                       78,399          65,460          58,832
     Other fees and commissions                             89,620          73,212          50,578
     Gain on sale of securities, net (note 3)               29,425          36,777          31,613
     Gain on sale of mortgages                              25,711          13,032              --
     Gain on sale of other real estate owned                    --          22,448              --
     Other                                                  20,438          15,736           8,871
                                                       -----------     -----------     -----------
           Total noninterest income                        243,593         226,665         149,894
                                                       -----------     -----------     -----------

Noninterest expense:
     Salaries and wages                                  1,315,481       1,036,854         934,423
     Employee benefits (note 13)                           269,468         238,848         238,182
     Occupancy expense (note 5)                            320,075         314,254         309,762
     Outside services                                      564,591         385,419         367,233
     Other (note 8)                                        630,406         737,094         744,888
                                                       -----------     -----------     -----------
           Total noninterest expense                     3,100,021       2,712,469       2,594,488
                                                       -----------     -----------     -----------

           Income before income tax expense                986,530         709,478         579,850
Income tax expense (note 7)                                311,726         238,800         196,393
                                                       -----------     -----------     -----------
           Net income                                     $674,804         470,678         383,457
                                                       ===========     ===========     ===========

Earnings per share:
     Primary                                                 $1.74            1.22            0.99
     Fully diluted                                            1.69            1.22            0.99
                                                       ===========     ===========     ===========

Weighted average shares outstanding:
     Primary                                               388,110         386,063         386,063
     Fully diluted                                         398,385         386,063         386,063
                                                       ===========     ===========     ===========

See accompanying notes to consolidated financial statements.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

                           Consolidated Statements of
                         Changes in Shareholders' Equity

                  Years ended December 31, 1996, 1995 and 1994

                                                                                 Unrealized
                                                                                   gain
                                                                                 (loss) on
                                                                                 securities
                                                                                 available
                                  Common          Capital        Retained      for sale, net
                                   stock          surplus        earnings         of tax          Total
Balance, December 31, 1993       $1,930,315      5,751,519        443,750              --       8,125,584
     Net income                          --             --        383,457              --         383,457
     Cash dividend
        ($.12 per share)                 --             --        (46,328)             --         (46,328)
     Unrealized loss on
        securities available
        for sale, net of tax             --             --             --        (982,831)       (982,831)
                                 ----------      ---------      ---------         -------       ---------
Balance, December 31, 1994        1,930,315      5,751,519        780,879        (982,831)      7,479,882
     Net income                          --             --        470,678              --         470,678
     Cash dividend
        ($.12 per share)                 --             --        (46,328)             --         (46,328)
     Change in unrealized
        gain (loss) on
        securities available
        for sale, net of tax             --             --             --       1,222,732       1,222,732
                                 ----------      ---------      ---------         -------       ---------
Balance, December 31, 1995        1,930,315      5,751,519      1,205,229         239,901       9,126,964
     Net income                          --             --        674,804              --         674,804
     Cash dividend
        ($.15 per share)                 --             --        (57,909)             --         (57,909)
     Change in unrealized
        gain on securities
        available for sale,
        net of tax                       --             --             --        (114,863)       (114,863)
                                 ----------      ---------      ---------         -------       ---------
Balance, December 31, 1996       $1,930,315      5,751,519      1,822,124         125,038       9,628,996
                                 ==========      =========      =========         =======       =========


See accompanying notes to consolidated financial statements.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1996, 1995 and 1994

                                                                      1996              1995              1994
Cash flows from operating activities:
     Net income                                                     $674,804           470,678           383,457
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Depreciation and amortization                              88,464            76,416            61,248
           Provision for loan losses                                 340,000           262,448           240,000
           Amortization and accretion, net                            92,676            93,795           229,305
           Gain on sale of securities, net                           (29,425)          (36,777)          (31,613)
           Gain on sale of other real estate owned                        --           (22,448)               --
           (Increase) decrease in accrued interest
               receivable and other assets                           310,654          (228,882)         (187,826)
           Increase (decrease) in accrued interest payable          (334,284)          987,475           680,851
           Increase in accrued taxes and other liabilities           441,623            84,547          (161,338)
                                                                ------------      ------------      ------------
                  Net cash provided by operating activities        1,584,512         1,687,252         1,214,084
                                                                ------------      ------------      ------------

Cash flows from investing activities:
     Net decrease in interest bearing deposits                       176,229           493,727          (557,147)
     Purchase of securities available for sale                   (18,073,731)      (15,196,628)      (10,474,089)
     Proceeds from maturities, calls and paydowns of
        securities available for sale                             12,195,264         5,235,533        11,100,529
     Proceeds from sales of securities available for sale         14,464,212         6,730,860         2,722,629
     Purchase of investment securities                            (6,812,072)       (2,798,700)       (5,523,433)
     Proceeds from maturities, calls and paydowns of
        investment securities                                        856,028         3,919,308            54,227
     Net increase in loans                                        (8,927,593)      (14,245,324)      (10,020,831)
     Bank premises and equipment expenditures                        (27,079)         (116,000)          (31,721)
     Proceeds from sale of other real estate owned                        --           730,845           202,702
                                                                ------------      ------------      ------------
                  Net cash used in investing activities           (6,148,742)      (15,246,379)      (12,527,134)
                                                                ------------      ------------      ------------

Cash flows from financing activities:
     Net increase (decrease) in demand deposits and
        savings accounts                                           1,791,954           270,667        (4,857,327)
     Net increase (decrease) in certificates of deposit          (12,720,279)       12,299,190        20,481,699
     Net increase (decrease) in securities sold under
        agreements to repurchase                                     679,882        (2,390,124)          729,274
     Net change in short-term borrowings                          12,300,800         2,900,000          (400,000)
     Dividends paid                                                  (57,909)          (46,328)          (46,328)
                                                                ------------      ------------      ------------
                  Net cash provided by financing activities        1,994,448        13,033,405        15,907,318
                                                                ------------      ------------      ------------
Net decrease in cash and cash equivalents                         (2,569,782)         (525,722)        4,594,268
Cash and cash equivalents, beginning of year                       7,583,194         8,108,916         3,514,648
                                                                ------------      ------------      ------------
Cash and cash equivalents, end of year                            $5,013,412         7,583,194         8,108,916
                                                                ============      ============      ============
Supplemental disclosure of cash flow information:
     Cash paid during the year for:
        Interest                                                  $6,511,592         5,083,953         3,411,742
        Income taxes                                                  75,500           170,500           215,946
                                                                ============      ============      ============

Supplemental schedule of noncash investing activities:
During 1995, the Company transferred $13,698,132 of investment securities to securities available for sale.

See accompanying notes to consolidated financial statements.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                  Years ended December 31, 1996, 1995 and 1994

(1)      Organization and Summary of Significant Accounting Policies

         Business

              Penncore Financial Services  Corporation provides banking services
              to   individual   and   corporate   customers  in  Bucks   County,
              Pennsylvania.

              Consolidation

              The consolidated financial statements include the accounts of Penncore Financial Services Corporation and its subsidiary,
              Commonwealth State Bank (the Corporation). All significant intercompany accounts and transactions have been eliminated.

              Basis of financial statement presentation

              The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

              Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate owned.

              A substantial portion of the Corporation's loans are secured by real estate in markets in Pennsylvania and New Jersey. Accordingly, the ultimate collectibility of a substantial portion of the Corporation's loan portfolio is susceptible to changes in economic conditions in Pennsylvania and New Jersey and the Corporation's market area.

              Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Pennsylvania and New Jersey. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

              Cash and cash equivalents

              Cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased or sold for one-day periods.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(1)      Organization and Summary of Significant Accounting Policies, cont.

         Securities available for sale

              Securities classified as available for sale may be used by the Corporation as funding and liquidity sources and can be used to manage the Corporation's balance sheet interest rate sensitivity position. These securities are carried at their market value with unrealized gains and losses carried, net of income tax, as adjustments to shareholders' equity. Amortization of premium and accretion of discount are recognized as an adjustment to interest income, on a level yield basis. Gains and losses on disposition are included in earnings using the specific identification method.

              Investment securities

              Investment securities are composed of securities that the Corporation has the positive intent and ability to hold to maturity. These securities are stated at cost, adjusted for amortization of premium or accretion of discount. The premium or discount amortization and accretion is recognized as an adjustment to interest income, on a level yield basis. Unrealized losses due to fluctuations in market value are recognized as investment security losses when a decline in value is assessed as being other than temporary.

              Interest on loans

              Interest income on loans is credited to operations based upon the principal amount outstanding. Loans are placed on nonaccrual status when a default of principal or interest has existed for a period of 90 days except when, in the opinion of management, the collection of the principal or interest is reasonably anticipated. Generally, once a loan is placed on nonaccrual status, interest previously accrued and uncollected is charged against current earnings and interest is included in earnings thereafter only to the extent actually received in cash.

              Allowance for loan losses

              The allowance for loan losses is maintained at a level considered by management to be adequate to provide for potential loan losses. The allowance is increased by provisions charged to operations and reduced by net charge-offs. The level of the allowance is based on management's evaluation of potential losses in the portfolio, after consideration of such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(1)      Organization and Summary of Significant Accounting Policies, cont.

              The Corporation adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" on January 1, 1995.

              Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral. Impairment losses are included in the allowance for loan losses through provisions charged to operations.

              Deferred loan fees

              Loan origination and commitment fees less certain costs are deferred, and the net amount is amortized as an adjustment to the related loan's yield.

              Bank premises and equipment

              Premises  and  equipment  are  stated  at cost,  less  accumulated depreciation and amortization. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized to operations over the shorter of the term of the respective lease or the estimated useful life of the improvements. Maintenance and repairs are charged to expense as incurred.

              Income taxes

              Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(1)      Organization and Summary of Significant Accounting Policies, cont.

         Earnings per share

         Earnings per share are computed based on the weighted average number of shares outstanding, including common stock equivalents, during the period of computation.

(2)      Cash and Due from Banks

         The Corporation maintains various deposits at the Federal Reserve Bank of Philadelphia and in other banks to satisfy Federal regulatory requirements.

(3)      Securities

         The amortized cost and estimated market value of securities available for sale and investment securities as of December 31, 1996 and 1995 are as follows:

                                                             1996
                                                    Gross           Gross        Estimated
                                  Amortized      unrealized       unrealized       market
                                    cost           gains            losses         value
Securities available for sale:
 U.S. Government agencies        $3,711,611          34,990           6,215       3,740,386
 Mortgage-backed securities      35,688,700         393,197         250,021      35,831,876
 Other securities                 3,061,250          17,500              --       3,078,750
                                -----------         -------         -------      ----------
                                $42,461,561         445,687         256,236      42,651,012
                                ===========         =======         =======      ==========
Investment securities:
 U.S. Government agencies         7,500,000           1,960          79,855       7,422,105
 Mortgage-backed securities         834,316          18,424          35,624         817,116
 Other securities                 2,949,283          31,636          16,211       2,964,708
                                -----------         -------         -------      ----------
                                $11,283,599          52,020         131,690      11,203,929
                                ===========         =======         =======      ==========

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued
(3)      Securities, cont.

                                                             1995
                                                    Gross           Gross        Estimated
                                  Amortized      unrealized       unrealized       market
                                    cost           gains            losses         value
Securities available for sale:
 U.S. Treasury securities        $1,998,878             880           3,858       1,995,900
 U.S. Government agencies         4,736,627              --          25,252       4,711,375
 Mortgage-backed securities      42,907,348         491,422          99,996      43,298,774
 Other securities                 1,455,950              --              --       1,455,950
                                -----------         -------         -------      ----------
                                $51,098,803         492,302         129,106      51,461,999
                                ===========         =======         =======      ==========

Investment securities:
 U.S. Treasury securities           749,674              --           6,049         743,625
 U.S. Government agencies         3,000,000              --          61,800       2,938,200
 Mortgage-backed securities         938,594             159           1,161         937,592
 Other securities                   651,041          25,276          15,390         660,927
                                -----------         -------         -------      ----------
                                 $5,339,309          25,435          84,400       5,280,344
                                ===========         =======         =======      ==========

       Gross gains of $70,211, $44,509 and $31,613 were realized on sales of securities available for sale in 1996, 1995 and 1994, respectively. Gross losses of $40,786 and $7,732 were realized on those sales in 1996 and 1995, respectively.

       The amortized cost and estimated market value of securities available for sale and investment securities as of December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Amortized          Estimated
                                               Cost           Market Value
Securities available for sale:
 Due after five through ten years           $3,000,000         3,030,610
 Due after ten years                         3,772,861         3,788,526
                                           -----------       -----------
                                             6,772,861         6,819,136
 Mortgage-backed securities                 35,688,700        35,831,876
                                           -----------       -----------
                                           $42,461,561       $42,651,012
                                           ===========       ===========

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


(3)      Securities, cont.

                                                             Estimated
                                             Amortized         market
                                               cost            value
Investment securities:
 Due after one year through five years       $3,114,831       3,066,042
 Due after five years through ten years       4,886,171       4,878,477
 Due after ten years                          2,448,281       2,442,294
                                             ----------      ----------
                                             10,449,283      10,386,813
 Mortgage-backed securities                     834,316         817,116
                                             ----------      ----------
                                            $11,283,599      11,203,929
                                            ===========      ==========

       On December 19, 1995 the Corporation made a one-time reassessment of its investment portfolio categories as provided for in the FASB Special Report "A Guide to Implementation of Statement 115 on Accounting for
       Certain Investments in Debt and Equity Securities - Questions and Answers". Accordingly, the Corporation transferred $13,698,132 of held to maturity investments to the available for sale category to more accurately reflect the intent of the Corporation regarding these securities. The net unrealized gain related to this one-time transfer amounted to $92,615 and is reflected in the unrealized gain component of shareholders' equity.

       Securities with an amortized cost of $12,942,726 and $18,888,559 as of December 31, 1996 and 1995, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

       As of December 31, 1996, Federal Home Loan Bank (FHLB) stock with a carrying value of $2,869,700 was held by the Corporation as required by the FHLB (note 6) and is included in securities available for sale in the accompanying consolidated balance sheet.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued




(4)      Loans and Allowance for Loan Losses

         Major classifications of loans as of December 31, 1996 and 1995 are summarized as follows:

                                       1996            1995

Commercial                         $58,856,752      52,710,162
Real estate - mortgage              16,903,684      14,604,401
Installment                          2,644,940       2,159,011
                                   -----------     -----------
                  Total loans       78,405,376      69,473,574
Less allowance for loan losses       1,205,585         861,376
                                   -----------     -----------
                  Loans, net       $77,199,791      68,612,198
                                   ===========      ==========


       As of December 31, 1996 and 1995, the Corporation had related party loans to officers, directors and their affiliated interests. The Corporation has not entered into any transactions with these individuals or entities in which the terms and conditions were less favorable to the Corporation than they would have been for similar transactions with other borrowers. The following table for the years ended December 31, 1996 and 1995 summarizes the activity with respect to such loans:

                                         1996            1995
Balance as of beginning of year       $2,742,273      2,908,084
 Additions                               360,250        301,608
 Less repayments and resignations        790,259        467,419
                                      ----------      ---------
Balance as of end of year             $2,312,264      2,742,273
                                      ==========      =========




       Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                        1996           1995             1994
Balance as of beginning of year       $861,376      1,012,629         795,945
 Provision for loan losses             340,000        262,448         240,000
 Net (charge-offs) recoveries            4,209       (413,701)        (23,316)
                                    ----------      ---------       ---------
Balance as of end of year           $1,205,585        861,376       1,012,629
                                    ==========      =========       =========

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(4)      Loans and Allowance for Loan Losses, cont.

         The nonperforming loan category includes loans on which accrual of interest has been discontinued with subsequent interest payments credited to principal or income as received and loans 90 days past due or greater on which interest is still accruing. The Corporation has no properties acquired through foreclosure as of December 31, 1996 and 1995.

         Nonperforming loans as a percentage of total loans were 0.60% as of December 31, 1996 and 1.67% as of December 31, 1995.

         A summary of nonperforming loans as of December 31, 1996 and 1995 is as follows:

                                                             1996          1995
               Nonaccruing loans:
                    Commercial loans                      $ 155,568            --
                    Mortgage loans                               --        20,578
                    Installment loans                        31,055            --
                                                          ---------     ---------
                       Total nonaccruing loans              186,623        20,578
                                                          ---------     ---------

               Past due 90 days or more (accruing):
                    Commercial loans                        260,754     1,114,703
                    Mortgage loans                           14,025            --
                    Installment loans                         9,202        22,404
                                                          ---------     ---------
                       Total past due 90 days or more       283,981     1,137,107
                                                          ---------     ---------
                       Total nonperforming loans          $ 470,604     1,157,685
                                                          =========     =========


       The Corporation has defined the population of impaired loans to include, at a minimum, all nonaccrual commercial loans. Smaller balance homogeneous loans that are collectively evaluated for impairment, including mortgage and consumer loans, are specifically excluded from the impaired loan portfolio.

       The recorded investment in impaired loans was $155,568 and $1,106,141 and the related allowance was $29,947 and $86,673 as of December 31, 1996 and 1995, respectively.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(4)      Loans and Allowance for Loan Losses, cont.

         Income before income taxes amounting to approximately $6,000, none and $104,000 in 1996, 1995 and 1994, respectively would have been recognized if interest on nonperforming loans had been recorded based upon original contract terms.

(5)      Bank Premises and Equipment

         Major classifications of bank premises and equipment as of December 31, 1996 and 1995 are summarized as follows:

                                                           1996         1995
          Leasehold improvements                         $295,584      295,584
          Furniture and equipment                         527,950      500,871
                                                         --------     --------
                                                          823,534      796,455
          Less accumulated depreciation                   550,269      461,805
                                                         --------     --------
                    Bank premises and equipment, net     $273,265      334,650
                                                         ========      =======

       The lease commitment for the main banking location expires in the year 2002. The agreement provides for renewal options and payment of real estate taxes and other expenses in addition to base rent.

       The following is a schedule of future minimum lease payments for operating leases (with initial or remaining terms in excess of one year) as of December 31, 1996:

                Year ended
               December 31,
                     1997                    $156,000
                     1998                     166,000
                     1999                     166,000
                     2000                     166,000
                     2001                     166,000
               Thereafter                      76,000
                                             ========




       Rent expense charged to operations amounted to approximately $184,000, $198,000 and $205,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(6)      Securities Sold Under Agreements to Repurchase and Borrowed Funds

         A summary of certain information regarding securities sold under agreements to repurchase for 1996, 1995 and 1994 is as follows:

                                               1996            1995           1994
Average amount outstanding for the year     $3,151,622      4,271,271      5,289,863
Maximum amount outstanding at any
    month end                                3,799,283      5,389,676      7,068,000
Average interest rate on year end
      balance                                   5.39 %         5.44 %         5.85 %
                                             =========      =========      =========

       Borrowed funds as of December 31, 1996 and 1995 consist of advances from the Federal Home Loan Bank of Pittsburgh aggregating $26,400,800 and $14,100,000, respectively at terms ranging from one day to five years. Interest rates on such advances range from 4.97% to 8.42% in 1996 and 4.82% to 8.42% in 1995. The average rate on the advances as of December 31, 1996 is 5.83%. Interest is payable monthly, quarterly or at maturity. The advances are secured by a blanket lien on the assets of the Corporation.

       The following is a schedule of stated maturities for borrowed funds as of December 31, 1996:

                                     Year ended
                                    December 31,
                                        1997                $3,400,000
                                        1998                 6,000,000
                                        1999                 3,000,000
                                        2000                 2,000,000
                                        2001                12,000,000
                                                            ----------
                                                           $26,400,000
                                                           ===========

(7)      Income Taxes

         The current and deferred Federal income tax provision (benefit) for the years ended December 31, 1996, 1995 and 1994 is as follows:


                                              1996         1995          1994
Statement of Income:
Federal income tax provision (benefit):
                  Current                   $279,958      241,316       232,276
                  Deferred                    31,768       (2,516)      (35,883)
                                            --------      -------       -------
                                            $311,726      238,800       196,393
                                            ========     ========      ========

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(7)      Income Taxes, cont.

         Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                                     1996          1995
               Deferred tax assets:
                 Loans, principally due to allowance
                  for loan loss and unearned income                $338,828      369,689
                 Bank premises and equipment,
                  principally due to depreciation                    24,423       18,168
                 Accrued liability not currently
                  deductible for tax                                 86,105       86,467
                                                                   --------     --------
                                                                    449,356      474,324
                                                                   --------     --------
               Deferred tax liabilities:
                 Investment securities, principally due
                  to accretion                                       22,190       15,390
                 Unrealized gain on securities available
                  for sale                                           64,413      123,586
                                                                   --------     --------
                                                                     86,603      138,976
                                                                   --------     --------
                                        Net deferred tax asset     $362,753      335,348
                                                                   ========     ========

       There was no valuation allowance for deferred tax assets as of December 31, 1996 or 1995. Management believes based upon current information, that it is more likely than not that there will be sufficient taxable income through carryback to prior years and future taxable income to realize the net deferred tax asset. However, there can be no assurance regarding the level of earnings in the future.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(7)      Income Taxes, cont.

         A reconciliation of the difference between what the annual tax provision would have been if computed on the Federal statutory rate of 34% and what was actually provided for financial reporting purposes, as shown in the foregoing summary for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                      1996           1995           1994
               Federal income tax expense at
                 statutory rate                  $ 335,423        241,223        197,149
               Tax exempt interest income          (27,393)        (3,602)        (2,388)
               Meals and entertainment               2,321          1,886          4,303
               Other                                 1,375           (707)        (2,671)
                                                 ---------      ---------      ---------
                                                 $ 311,726        238,800        196,393
                                                 =========      =========      =========


(8)      Other Noninterest Expense

         Other noninterest expense for the years ended December 31, 1996, 1995 and 1994 consisted of the following:

                                                          1996         1995         1994
               Communication                          $ 93,184       80,244       74,661
               Office supplies                          51,322       64,673       60,745
               Marketing and business development      121,152       99,225       82,559
               FDIC assessment and insurance            62,817      181,240      216,507
               Pennsylvania state taxes                114,791      123,600      117,300
               Other                                   187,140      188,112      193,116
                                                      --------     --------     --------
                                                      $630,406      737,094      744,888
                                                      ========     ========     ========


(9)      Dividend Restriction and Regulatory Matters

         Certain restrictions exist regarding the ability of Commonwealth State Bank to transfer funds to Penncore Financial Services Corporation in the form of cash dividends. The approval of Federal banking regulators is required to pay dividends in excess of the total of the Bank's net earnings of the current year combined with the retained earnings, as defined, of the preceding two years. As of January 1, 1997, approximately $995,000 of undistributed earnings of the Bank were available for distribution to Penncore Financial Services Corporation as dividends without prior regulatory approval.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


(9)      Dividend Restriction and Regulatory Matters, cont.

         The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1996, the Bank met the standards to be considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Bank's actual capital amounts and ratios and capital adequacy requirements are presented in the table below.

                                                                                                   To be well
                                                                         For capital            capitalized under
                                                                         adequacy               prompt corrective
                                               Actual                    purposes               action provisions
                                        Amount           Ratio      Amount       Ratio       Amount         Ratio
As of December 31, 1996:
       Total capital (to risk-        $10,084,815        12.56%   $6,437,467       8.0%    $8,046,833       10.0%
       weighted assets)
       Tier I capital (to risk-         9,078,961        11.31     3,218,733       4.0      4,828,100        6.0
       weighted assets)
       Tier I capital (to average       9,078,961         6.54     5,385,429       4.0      6,731,786        5.0
       assets)
As of December 31, 1995:
       Total capital (to risk-          9,348,500        12.42     6,020,403       8.0      7,525,504       10.0
       weighted assets)
       Tier I capital (to risk-         8,487,500        11.28     3,010,201       4.0      4,515,302        6.0
       weighted assets)
       Tier I capital (to average       8,487,500         6.58     5,159,677       4.0      6,449,597        5.0
       assets)                        ===========        =====    ==========       ===     ==========       ====


       On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Improvement Act") became law. While the FDIC Improvement Act primarily addresses additional sources of funding for the Bank Insurance Fund, which insures the deposits of commercial banks and saving banks, it also imposes a number of new mandatory supervisory measures on savings associations and banks.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued


(10)     Commitments and Contingencies

         In the normal course of business, the Corporation enters into a variety of financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit both of which involve to varying degrees, elements of risk in excess of the amount recognized in the consolidated financial statements. Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of commitments to extend credit and standby letters of credit. The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral is obtained based on management's credit assessment of the customer. As of December 31, 1996, the Corporation had commitments to make loans and outstanding letters of credit totaling $8,043,000 (of this amount, outstanding letters of credit totaled $575,000).

         The Corporation is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business. Management does not consider that any such proceedings depart from usual routine litigation, and in its judgment, the Corporation's consolidated financial position will not be affected materially by the final outcome of any pending legal proceedings.

(11)     Common Stock

         The Corporation has issued warrants to purchase 41,310 shares of common stock. Such warrants are exercisable at $21.32 per share as of December 31, 1996. On December 3, 1996, the Board approved a two-year extension of the original expiration date of December 31, 1996. As of December 31, 1996, none of the outstanding warrants have been exercised.

         On May 17, 1994, the Board of Directors of the Bank approved a Stock Appreciation Rights Plan (the Plan) for the purpose of rewarding selected key officers of the Bank for their contribution to the success of the Corporation, and to give them the same kind of incentive to maximize the value of the Corporation that the shareholders have.

         The Board of Directors  determines,  on the basis of the  Corporation's financial performance each year, how many Rights to award for that year. Each year, the number of Rights awarded to each Participant shall be determined by applying the percentage derived from dividing each
         Participant's annual salary by the total salary pool for all Participants, to the total number of Rights awarded for that year. By December 31, 1996, the Corporation had issued rights totalling 27,850, with each Right having a Strike Price defined as the book value per share of the Corporation, which shall include the Allowance for Loan Losses, at the end of the fifth fiscal year of the operation of the Corporation, December 31, 1991, which was $21.32. The Strike Price shall remain constant during the duration of the Plan. The Plan includes a Settlement Date, which means the earlier of (i) January 2, 1998; (ii) the date on which the employment of a Participant terminates for any reason; or, (iii) the date on which all or substantially all of the Common Stock or the assets of the Corporation is acquired by another corporation. If a Participant's Settlement Date occurs by reason of resignation prior to the sale of the Corporation, the value of the Rights would be the difference of the market value per share of the Common Stock of the Corporation as determined by the most recent arms-length transaction, over the Strike Price for those Rights to which the Participant is entitled. If a Participant's Settlement Date occurs by reason of acquisition of the Corporation, the value of the Rights to which the Participant is entitled would be the difference of the selling price consisting of the cash and the fair market value of the property received by the shareholders, per share, of the Corporation over the Strike Price.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(11)     Common Stock, cont.

         Participants are entitled to payment for Rights only if they become vested. Rights, once awarded, shall be vested annually on December 31, and Participants must be employed on December 31 of a particular year in order to partake in the vesting for that year. Rights shall be vested at an appropriate annual rate so as to be 100% vested by January 2, 1998. In the event of an acquisition or the sale of the Corporation to another corporation, any Rights which have been approved for vesting shall be accelerated and become fully vested.

         As of December 31, 1996, none of the outstanding, vested Rights have been redeemed. Expense recorded associated with the Rights for the year ended December 31, 1996 was $146,793. There was no expense recorded for the years ended December 31, 1995 or 1994.

(12)     Parent Corporation Information

         The condensed financial statements of the parent company only are presented below:

                     PENNCORE FINANCIAL SERVICES CORPORATION
                              (Parent Corporation)
                            Condensed Balance Sheets
                           December 31, 1996 and 1995

                                                     1996           1995
Assets:
  Cash                                             $491,609        391,206
  Investment in Commonwealth State Bank           9,192,468      8,727,068
  Securities available for sale                      77,500         42,500
  Other assets                                       49,180             --
                                                 ----------      ---------
                           Total assets          $9,810,757      9,160,774
                                                 ==========      =========

Liabilities and shareholders' equity:
  Other liabilities                                 181,761         33,810
                                                 ----------      ---------

Shareholders' equity:
  Common stock                                    1,930,315      1,930,315
  Capital surplus                                 5,751,519      5,751,519
  Retained earnings                               1,822,124      1,205,229
  Unrealized gain on securities available
  for sale                                          125,038        239,901
                                                 ----------      ---------
  Total shareholders' equity                      9,628,996      9,126,964
                                                 ----------      ---------
  Total liabilities and shareholders' equity     $9,810,757      9,160,774
                                                 ==========      =========

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


(12)     Parent Corporation Information, cont.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                              (Parent Corporation)
                         Condensed Statements of Income
                    Years ended December 31, 1996, 1995, 1994

                                                     1996         1995          1994
Income:
  Interest                                          $13,769       12,806        8,381
  Dividends from subsidiary                         150,000       60,000      100,000
  Management fee                                     24,000       24,000       24,000
  Other                                               7,875           --           --
                                                   --------      -------      -------
                                                    195,644       96,806      132,381
                                                   --------      -------      -------

Expenses:
  Salaries                                          156,793           --        1,000
  Other                                              11,000       29,009       23,399
                                                   --------      -------      -------
    Total expenses                                  167,793       29,009       24,399
                                                   --------      -------      -------

  Income before income tax benefit
   and equity in undistributed
   earnings of subsidiary                            27,851       67,797      107,982
Income tax benefit                                   55,140           --           --
                                                   --------      -------      -------
                                                     82,991       67,797      107,982
Equity in undistributed earnings of subsidiary      591,813      402,881      275,475
                                                   --------      -------      -------
  Net income                                       $674,804      470,678      383,457
                                                   ========      =======      =======

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(12)     Parent Corporation Information, cont.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                              (Parent Corporation)
                       Condensed Statements of Cash Flows
                    Years ended December 31, 1996, 1995, 1994

                                                         1996            1995          1994
Cash flows from operating activities:
  Net income                                           $674,804        470,678        383,457
  Less equity in undistributed earnings
   of subsidiary                                        591,813        402,881        275,475
                                                       --------        -------        -------
                                                         82,991         67,797        107,982
  Adjustment  to  reconcile  net  income  to  net
  cash  provided  by  operating
   activities:
   Increase in other assets                             (49,180)            --             --
   Increase (decrease) in other liabilities             147,951             57         (2,454)
                                                       --------        -------        -------
   Net cash provided by operating activities            181,762         67,854        105,528

Cash flows from investing activities:
  Purchase of securities available for sale             (23,450)            --             --
                                                       --------        -------        -------

   Net cash used in investing activities                (23,450)            --             --
                                                       --------        -------        -------

Cash flows from financing activities:
  Dividends paid                                        (57,909)       (46,328)       (46,328)
                                                       --------        -------        -------

   Net cash used in financing activities                (57,909)       (46,328)       (46,328)
                                                       --------        -------        -------

Net increase in cash                                    100,403         21,526         59,200
Cash, beginning of year                                 391,206        369,680        310,480
                                                       --------        -------        -------
Cash, end of year                                      $491,609        391,206        369,680
                                                       ========        =======        =======
Supplemental information:
  Cash paid during the year for income taxes            $75,500        170,500        215,946
                                                       ========        =======        =======

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(13)     Retirement Savings Plan

         The Corporation has a 401(k) plan which covers substantially all employees. The plan permits all eligible employees to make basic contributions to the plan up to 10% of base compensation. Under the plan, the Corporation provides a matching contribution of 100% up to 3% of base compensation. Contributions to the plan amounted to $85,800 in 1996, $73,408 in 1995 and $74,967 in 1994.

(14)     Fair Value of Financial Instruments

         The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties.

         The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instruments for which it is practical to estimate that value:

                  Cash and cash equivalents

              For  such   short-term   investments,   the  carrying  amount  was
              considered to be a reasonable estimate of fair value.

                  Investment securities

              The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term investments and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

                  Loans

              Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(14)     Fair Value of Financial Instruments, cont.

         The fair value of loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

         Deposit liabilities

         The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

         Securities sold under agreements to repurchase and borrowed funds

         The carrying value of securities sold under agreements to repurchase is considered to approximate fair value. Fair value of borrowed funds is based on rates currently available to the Corporation for borrowed funds with similar terms and remaining maturities.

         The estimated fair values of the Corporation's financial instruments as of December 31, 1996 and 1995 are as follows:

                                                      1996                            1995
                                           Carrying         Fair           Carrying          Fair
                                             value          value            value           value
               Financial assets:
               Cash and cash
                    equivalents          $ 5,013,412       5,013,412       7,583,194       7,583,194
               Securities available
                    for sale              42,651,012      42,651,012      51,461,999      51,461,999
               Investment securities      11,283,599      11,203,929       5,339,309       5,280,344
               Loans, net                 77,199,791      78,126,287      68,612,198      67,761,116

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(14)     Fair Value of Financial Instruments, cont.


                                                      1996                           1995
                                          Carrying          Fair          Carrying           Fair
                                            value          value            value           value
               Financial liabilities:
               Deposits                   $94,915,915      94,906,434     105,844,240     105,898,230
               Securities sold under
                agreements to
                repurchase                  3,186,417       3,186,417       2,506,535       2,506,535
               Borrowed funds              26,400,800      26,436,459      14,100,000      14,174,804




              The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, and as the fair value for these financial instruments were not material, these disclosures are not included above.

         Limitations

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued


(15)     Amended Bank Shares Tax

         On March 13, 1990, the Bank received an assessment for an additional amount of approximately $332,000 for the 1989 Amended Bank Shares Tax from the Commonwealth of Pennsylvania. On September 8, 1995, the Bank filed Petitions for review with the Commonwealth Court of Pennsylvania for its 1989-1994 Bank Shares Tax including the 1989 Amended Bank Shares Tax. On March 8, 1996, in order to comply with the provisions of rule 1782 of the Rules of the Appellate Procedure, Commonwealth State Bank filed appropriate security with the Prothonotary of the Commonwealth Court.

         On December 26, 1996, this matter was resolved. As a result of this settlement, the Bank remitted $300,000 on December 20, 1996, in full payment of the debt and interest on the stipulated judgment. This amount had been previously accrued. In addition, the security filed with the Prothonotary of the Commonwealth Court was released.

(16)     Plan of Merger

         The  Corporation  entered  into an  Agreement  and Plan of Merger  (the
         Merger Agreement) dated February 4, 1997 with ML Bancorp, Inc. (Bancorp). The Merger is subject to approval by the Corporation's Shareholders and various regulatory authorities. The Merger Agreement, if approved, would result in the Corporation being merged with and into Bancorp. In addition, the Corporation's wholly-owned subsidiary, Commonwealth State Bank, would be merged with and into the principal subsidiary of Bancorp, Main Line Bank, with headquarters in Villanova, Pennsylvania. At the time of the merger, each share of the Corporation's common stock outstanding will converted into the right to receive $36.56 cash without interest, 2.50 shares of Bancorp common stock (the Exchange Ratio), or a combination of cash and shares of Bancorp common stock in accordance with the Merger Agreement. Regardless of the election by the Corporation's shareholders, no more than 70% and no less than 51% of the Corporation's shares can be exchanged for Bancorp common stock.

         As the market value of Bancorp common stock may change prior to consummation of the merger, the number of Bancorp common stock shares to be exchanged for each share of the Corporation's shares could vary from the 2.50 shares listed above. Any adjustment in the Exchange Ratio will be determined by the average of the last reported sale prices of Bancorp common stock, as reported by NASDAQ, for the ten trading days ending on the 11th day before the merger becomes effective (the Average Price). If the Average Price of Bancorp common stock exceeds $16.75, the Exchange Ratio shall be decreased from 2.50 to a number equal to $41.875 (which is $16.75 x 2.50) divided by the Average Price. However, if there has been any public announcement prior to the ten trading days ending on the 11th day before the merger becomes effective, of the proposed acquisition or sale of all of Bancorp's common stock or substantially all of Bancorp's assets, then the Exchange Ratio shall remain at 2.50 even if the Average Price exceeds $16.75.

                     PENNCORE FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(16)     Plan of Merger, cont.

         The Corporation's Board of Directors may terminate the Merger Agreement in the event that the Average Price of Bancorp's common stock is less than $12.50 unless Bancorp elects to increase the Exchange Ratio to a number equal to $31.25 divided by the Average Price. Upon exercise of the Bancorp Exchange Ratio Option, the Merger Agreement will remain in full force and effect.

         As a condition to the execution of the Merger Agreement, Bancorp and the Corporation entered into a Stock Option Agreement whereby Bancorp has been granted the option to purchase up to 95,900 newly issued or treasury shares of the Corporation's common stock at a price of $24 per share. The $24 exercise price is a negotiated price representing the approximate book value of the Corporation's common stock immediately prior to the announcement of the merger. The purpose of the Option
         Agreement is to increase the likelihood that the merger will be consummated in accordance with the terms of the Merger Agreement.

                                     ANNEX A


                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated February 4, 1997 ("Agreement"), by and between PENNCORE FINANCIAL SERVICES CORPORATION ("Penncore") and ML BANCORP, INC. ("Bancorp").

                                    RECITALS:

         A. Penncore. Penncore is a bank holding company duly organized and validly existing in good standing under the laws of Pennsylvania with its principal executive office located in Newtown, Pennsylvania. As of the date hereof, Penncore has 2,000,000 authorized shares of common stock, par value $5.00 per share, of which 386,063 shares of common stock are issued and outstanding ("Penncore Common Stock"). Penncore owns all the outstanding capital stock of Commonwealth State Bank ("Commonwealth"), a bank duly organized and validly existing in good standing under the laws of Pennsylvania.

         B. Bancorp. Bancorp is a unitary savings and loan holding company duly organized and validly existing in good standing under the laws of Pennsylvania, with its principal executive office located in Villanova, Pennsylvania. As of the date hereof, Bancorp has 30,000,000 authorized shares of common stock, par value $0.01 per share, of which 11,471,810 shares of common stock are issued and outstanding ("Bancorp Common Stock"). Bancorp owns all the outstanding capital stock of Main Line Bank ("Main Line"), a federally chartered stock savings bank duly organized and validly existing in good standing under the laws of the United States.

         C. Board Approvals. The Boards of Directors of the parties deem it to be in the best interests of the parties and their shareholders that Penncore merge into Bancorp and Commonwealth merge into Main Line in the manner prescribed herein, and they have authorized the execution of this Agreement in counterparts.

         D. Stock Option Agreement. Bancorp and Penncore have entered into a Stock Option Agreement of even date herewith, annexed hereto as Annex 1 and forming an integral part of this Agreement ("Stock Option Agreement").

         In consideration of the representations and warranties, mutual promises and obligations contained herein, and intending to be legally bound hereby, the parties hereto adopt and make this Agreement and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:


                                    ARTICLE I

                                   THE MERGERS

         1.1 The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Article VII), Penncore shall merge with and into Bancorp (the "Merger") with Bancorp being the surviving entity, in accordance with the provisions of, and with the effect provided in, the Pennsylvania Business Corporation Law (the "PBCL"). At the Effective Time (as defined in Article VII), the articles of incorporation and the bylaws of the corporation surviving the merger shall be the articles of incorporation and the bylaws of Bancorp in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of the surviving corporation shall be the directors and officers of Bancorp; provided that, at the Effective Time, Bancorp shall cause Owen O. Freeman, Jr. to become a member of the Board of Directors of Bancorp and Main Line.

         1.2 Consideration; Effect on Outstanding Shares.

                  (a) On the Effective Time, by virtue of the Merger and without any further action on the part of Bancorp or Penncore, each share of Penncore Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Penncore Common Stock to be canceled pursuant to Section 1.2(k)) shall be converted, as the case may be, into:

                        (i) the right to receive  $36.56 cash  without  interest
                   (the "Per Share Cash Amount");

                        (ii) the right to receive 2.50 shares of Bancorp  Common
                   Stock (the "Exchange Ratio"); or

                        (iii) the right to  receive  a  combination  of cash and
                   shares of Bancorp Common Stock determined in accordance with this Section 1.2;

provided, however, that no such conversion shall be made in respect of any share of Penncore Common Stock the holder of which, pursuant to the PBCL, is entitled to receive payment of the fair value of such share, and such holder shall have only the rights provided in the PBCL (such shares of Penncore Common Stock in respect of which the holders thereof have perfected their rights under the PBCL being hereinafter referred to as "Dissenting Shares"). If the Average Price (as defined in Section 8.1(h) hereof) of Bancorp Common Stock exceeds $16.75, the Exchange Ratio shall be decreased from 2.5 to a number equal to $41.875 divided by the Average Price (calculated to the nearest 1/1000); provided, however, that there shall be no such adjustment in the Exchange Ratio if prior to the Averaging Period (as defined in Section 8.1(h) hereof) there has been any public announcement of the proposed acquisition or sale of all of Bancorp's Common Stock or substantially all of Bancorp's assets.

                  (b) The number of shares of Penncore Common Stock to be converted into the right to receive Bancorp Common Stock in the Merger (the "Stock Election Number") shall be determined as set forth in this Section 1.2(b). If the Stock Election Shares (as defined in Section 1.2(d) below) are 70% or more than the number of shares of Penncore Common Stock outstanding immediately prior to the date of the Penncore shareholders' meeting to be held as provided in Section 4.3 hereof (the "Outstanding Penncore Shares"), the Stock Election Number shall be equal to 70% of the Outstanding Penncore Shares. If the Stock Election Shares are 51% or less than the Outstanding Penncore Shares, the Stock Election Number shall be equal to 51% of the Outstanding Penncore Shares. If the Stock Election shares are between 70% and 51% of the Outstanding Penncore Shares, the Stock Election Number shall be equal to the Stock Election Shares. The number of shares of Penncore Common Stock to be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be equal to the difference between the Outstanding Penncore Shares and the Stock Election Number.

                  (c) Subject to the allocation and election procedures set forth in this Section 1.2, each record holder immediately prior to the Penncore shareholders' meeting of shares of Penncore Common Stock will be entitled (i) to elect to receive cash for all of such shares (a "Cash Election"), (ii) to elect to receive Bancorp Common Stock for all of such shares (a "Stock Election"), or
(iii) to indicate that such record holder has no preference as to the receipt of cash or Bancorp Common Stock for such shares (a "Non-Election"). At the date of mailing of the notice of the Penncore shareholders' meeting to be held as provided in Section 4.3 of this Agreement, Penncore shall request each of its shareholders, subject to the consummation of the transactions contemplated hereby, to make a legally binding election as set forth above. Except as otherwise permitted by Bancorp, a Penncore shareholder shall only be permitted to make such election with respect to all shares of Penncore Common Stock held by him, her or it and failure by a Penncore shareholder to make the required election shall constitute a Non-Election. Any Penncore shareholder who makes an election shall have the right to revoke such election as to any or all of the shares with respect to which such election was made by such shareholder after giving written notice to Penncore of such revocation prior to the vote at the meeting of Penncore shareholders contemplated by Section 4.3 of this Agreement. All such elections shall be made on a form designed for that purpose (a "Form of Election"). Holders of record of shares of Penncore Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Penncore Common Stock held by each Representative for a particular beneficial owner.

                  (d) If the aggregate number of shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Penncore Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Penncore Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Bancorp Common Stock, and the Cash Election Shares shall be converted into the right to receive Bancorp Common Stock and cash in the following manner:

                  each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Bancorp Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction (the result shall be rounded to two decimal points, with a third decimal point rounded upward if it equals .005 or more and ignored if it equals less than .005);

                  (e) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Bancorp Common Stock and cash in the following manner:

                  each Stock Election Share shall be converted into the right to receive (i) a number of shares of Bancorp Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction (the result shall be rounded to two decimal points, with a third decimal point rounded upward if it equals .005 or more and ignored if it equals less than .005);

                  (f) In the event that neither Section 1.2(d) nor Section 1.2(e) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive Bancorp Common Stock, and the Non-Election Shares, if any, shall be converted into the right to receive Bancorp Common Stock and cash in the following manner:

                  each Non-Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of the Cash Election Number over the total number of Cash Election Shares and the denominator of which shall be the excess of (A) the Outstanding Penncore Shares over (B) the sum of the total number of Cash Election Shares and the total number of Stock Election Shares and (ii) a number of shares of Bancorp Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Non-Election Fraction.

                  (g) Elections shall be made by holders of Penncore Common Stock by mailing to Penncore a Form of Election for delivery to the Exchange Agent (as defined in Section 1.3(a)). To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Bancorp will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Bancorp (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Bancorp nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.2 and all such computations shall be conclusive and binding on the holders of Penncore Common Stock.

                  (h) For the purposes hereof, a holder of Penncore Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Non-Election. If Bancorp or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall for purposes hereof, be deemed to have made a Non-Election.

                  (i) Bancorp and Penncore shall cooperate in mailing the Form of Election to all holders of Penncore Common Stock prior to the Penncore shareholders' meeting. A Form of Election must be received by Penncore by the close of business on the last business day prior to the date of the Penncore shareholders' meeting (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline.

                  (j) Dissenting Shares, if any, shall be purchased and paid for in accordance with the PBCL and shall be entitled to no Merger Consideration (as defined in Section 1.3(b)).

                  (k) Each of the shares of Penncore Common Stock held by Penncore, Commonwealth, Bancorp, Main Line, or any of their subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired on the Effective Date, and no Merger Consideration shall be issued in exchange therefor.

                  (l) In the event that, subsequent to the date of this Agreement, but prior to the Effective Time, the outstanding shares of the common stock of Bancorp shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or like changes in Bancorp's capitalization, then an appropriate and proportionate adjustment shall be made in the Exchange Ratio.

                  (m) From the Effective Time, each certificate which, prior to the Effective Time, represented shares of Penncore Common Stock shall evidence ownership of either: (i) the number of shares of Bancorp Common Stock into which the shares of Penncore Common Stock represented by such certificate shall have been converted, together with the right to receive any cash to which a Penncore shareholder is entitled in lieu of the issuance of a fractional share; or (ii) the right to receive cash.

                  (n) On and after the Effective Time, all of the shares of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

         1.3      Exchange Procedure.

                  (a) On the Effective Date, Bancorp shall deposit with its transfer agent, Chase Mellon Shareholder Services (the "Exchange Agent"), for the benefit of the holders of shares of Penncore Common Stock, for exchange in accordance with this Article I, through the Exchange Agent, (i) certificates evidencing such number of shares of Bancorp Common Stock equal to the Exchange Ratio multiplied by the Stock Election Number and, (ii) cash in the amount equal to the Per Share Cash Amount multiplied by the Cash Election Number (such certificates for shares of Bancorp Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in the letters of transmittal pursuant to Section 1.3(b), deliver the Bancorp Common Stock and cash contemplated to be issued pursuant to Section
1.2 out of the Exchange Fund. Except as contemplated by Section 1.3(e) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) As soon as reasonably practicable after the Effective Time, Bancorp will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Penncore Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Bancorp may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Bancorp Common Stock or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Bancorp Common Stock which such holder has the right to receive in respect of the shares of Penncore Common Stock formerly evidenced by such Certificate in accordance with Section 1.2, (B) cash to which such holder is entitled to receive in accordance with
Section 1.2, (C) cash in lieu of fractional shares of Bancorp Common Stock to which such holder is entitled pursuant to Section 1.3(e) and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 1.3(c), (the shares of Bancorp Common Stock, dividends, distributions and cash described in clauses (A), (B), (C) and (D) being collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Penncore Common Stock which is not registered in the transfer records of Penncore, a certificate evidencing the proper number of shares of Bancorp Common Stock and/or cash may be issued and/or paid in accordance with this Article I to a transferee if the Certificate evidencing such shares of Penncore Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.3, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                  (c) No dividends or other distributions declared or made after the Effective Time with respect to Bancorp Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Bancorp Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Bancorp Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Bancorp Common Stock to which such holder is entitled pursuant to Section 1.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Bancorp Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Bancorp Common Stock. No interest shall be paid on the Merger Consideration.

                  (d) All shares of Bancorp Common Stock issued and cash paid upon conversion of the shares of Penncore Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Penncore Common Stock.

                  (e) No certificates or scrip evidencing fractional shares of Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Bancorp. In lieu of any such fractional shares, each holder of Penncore Common Stock upon surrender of a Certificate for exchange pursuant to this Section 1.3 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(a) the per share closing price on the National Association of Securities Dealers Automated Quotation

National Market System ("NASDAQ") of Bancorp Common Stock on the date of the Effective Time (or, if shares of Bancorp Common Stock do not trade on the NASDAQ on such date, the first date of trading of such Bancorp Common Stock on the NASDAQ after the Effective Time) by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Penncore Common Stock then held of record by such holder). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Penncore Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Penncore Common Stock subject to and in accordance with the terms of Section 1.3(c).

                  (f) Any portion of the Exchange Fund which remains undistributed to the holders of Penncore Common Stock for six months after the Effective Time shall be delivered to Bancorp, upon demand, and any holders of Penncore Common Stock who have not theretofore complied with this Article I shall thereafter look only to Bancorp for the Merger Consideration to which they are entitled. In the event that any Certificates are not surrendered for exchange within 24 months of the Effective Time, the Bancorp Common Stock that would otherwise have been delivered in exchange for the unsurrendered Certificates shall be sold by Bancorp and the net proceeds of the sale shall be held for the holders of the unsurrendered Certificates to be paid to them upon surrender of their Certificates. From and after such sale, the sole right of the holders of the unsurrendered Certificates shall be the right to collect the net sales proceeds held for their account without any interest thereon.

                  (g) Bancorp shall not be liable to any holder of shares of Penncore Common Stock for any such shares of Bancorp Common Stock, cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Bancorp shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Penncore Common Stock such amounts as Bancorp is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Bancorp, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Penncore Common Stock in respect of which such deduction and withholding was made by Bancorp.

                  (i) At the Effective Time, the stock transfer books of Penncore shall be closed and there shall be no further registration of transfers of shares of Penncore Common Stock thereafter on the records of Penncore. On or after the Effective Time, any certificates presented to the Exchange Agent or Bancorp for any reason shall be converted into the Merger Consideration.

         1.4 Treatment of Stock Purchase Warrants. Penncore and Bancorp agree that, at the Effective Time, all warrants to purchase shares of Penncore Common Stock which are outstanding immediately prior to the Effective Date, whether or not vested or exercisable (each, a "Warrant"), shall be canceled and be of no force or effect. With respect to those Warrants with an exercise price per share that is less than $36.56, each holder thereof will be entitled to receive immediately prior to the Effective Time, in settlement thereof, solely a cash payment from Penncore in an amount equal to the excess of $36.56 over the exercise price per share of Penncore Common Stock covered by the Warrant, multiplied by the total number of shares of Penncore Common Stock covered by the Warrant. The number of outstanding Warrants as of the date hereof and the exercise prices therefor are set forth in Penncore Disclosure Schedule 2.2.

         1.5 The Bank Merger. Simultaneously with or following the Merger, Bancorp intends to take the necessary corporate action to cause the business of Commonwealth to be merged with and into Main Line. The merger described in the preceding sentence is referred to herein as the "Bank Merger." The Merger and the Bank Merger are sometimes referred to collectively herein as the "Mergers." Consummation of the Bank Merger is conditioned upon the prior or simultaneous consummation of the Merger.
Consummation of the Merger is not conditioned upon the consummation of the Bank Merger.

         1.6 Treatment of Penncore Phantom Shares. On or prior to the Effective Time, Penncore agrees to pay each participant under Penncore's Phantom Stock Plan at the Effective Time of the Merger in cash the difference between the Value and the Base Amount of Shares credited to each participant's account. The terms "Value," "Base Amount" and "Shares" shall have those meanings set forth under such plan for purposes of this Section 1.6.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF PENNCORE

         Except as Previously Disclosed by Penncore or as set forth in a Penncore Disclosure Schedule, Penncore hereby represents and warrants to Bancorp as follows:

         2.1 Corporate Standing. Penncore is duly organized and validly existing under the laws of Pennsylvania, with its principal executive office located in Newtown, Pennsylvania, is duly registered and regulated as a bank holding company under the federal Bank Holding Company Act, and is duly qualified to do business in each jurisdiction in which the nature of its business or the properties or assets owned or leased by it makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 9.8) on the financial condition or operations of Penncore. Penncore has the corporate power to carry on its business as and where conducted, to own, lease and operate its properties, to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject (as to this Agreement only) to having obtained all requisite shareholder and regulatory approvals contemplated by this Agreement.

         2.2 Capitalization. The capital stock of Penncore consists solely of 2,000,000 authorized shares of Penncore Common Stock, of which, as of the date of this Agreement, 386,063 shares are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as set forth in Penncore Disclosure Schedule 2.2, there are no treasury shares and no outstanding subscriptions, conversion privileges, options, warrants, agreements, understandings or arrangements to which Penncore is a party or by which it is bound pursuant to which Penncore may be obligated to issue shares of capital stock; and Penncore is not a party to, and has no knowledge of, any contracts, commitments, understandings or arrangements relating to the voting or disposition of Penncore Common Stock.

         2.3 Subsidiaries. A true and correct list of all entities (including, without limitation, corporations, partnerships, joint ventures, limited liability companies, firms or other entities) in which Penncore has greater than a 5% direct or indirect equity or other ownership interest (each such entity in which Penncore has a 25% or greater direct or indirect equity or other ownership interest is referred to herein individually as a "Penncore Subsidiary" and collectively as the "Penncore Subsidiaries"), is set forth in Penncore Disclosure Schedule 2.3 including for each of the Penncore Subsidiaries the following: its date and jurisdiction of organization; each other jurisdiction in which it is authorized to transact business; its authorized, issued and outstanding capital stock, other equity securities and other ownership interests; and the percentage ownership interest of Penncore or any Penncore Subsidiary therein. Each of the Penncore Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary corporate or other power to own its properties and assets and to carry on its business as now conducted. Each of the Penncore Subsidiaries is duly authorized to conduct its business and is in good standing in each jurisdiction in which it is incorporated. The shares of capital stock and other equity securities of the Penncore Subsidiaries are duly authorized, validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights and are owned directly or indirectly by Penncore, free and clear of all liens, claims, agreements or encumbrances. There are no shares of any other class of capital stock, other equity securities or other ownership interests of any of the Penncore Subsidiaries outstanding and there are no treasury shares and no outstanding subscriptions, conversion privileges, options, warrants, agreements, understandings or arrangements to which Penncore or any of the Penncore Subsidiaries is a party by which Penncore or any Penncore Subsidiary is bound relating to its authorized or issued capital stock, or pursuant to which such Penncore Subsidiary may be obligated to issue shares of capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Penncore to vote or to dispose of such shares. Commonwealth is a member in good standing of the Federal Reserve System and its deposits are insured under the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

         2.4 Authorization. Each of this Agreement and the Stock Option Agreement, subject (as to this Agreement only) to receipt of the necessary shareholder approval referred to in Section 6.1(a), has been duly authorized by all necessary corporate action of Penncore, and each of this Agreement and the Stock Option Agreement is a valid and binding agreement of Penncore enforceable against Penncore in accordance with its terms, subject to the conservatorship and receivership provisions of the Federal Deposit Insurance Act ("FDIA") and to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles, except that the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceedings may be brought. The execution and delivery of this Agreement by Penncore do not, and the consummation of the transactions contemplated hereby by Penncore will not, constitute (a) a breach or violation of, or a default under, any judgment, decree, order, governmental permit or license applicable to Penncore or any of the Penncore Subsidiaries or to which Penncore or any of the Penncore Subsidiaries is subject or bound, or (b) a breach or violation of, or a default under, Penncore's charter or bylaws, or, under any material agreement, indenture or instrument of Penncore or any of the Penncore Subsidiaries or to which Penncore or any of the Penncore Subsidiaries is subject or bound. The consummation of the transactions contemplated by this Agreement will not require any consent, waiver, non-objection or approval under any such judgment, decree, order, governmental permit or license, or the consent, waiver, non- objection or approval of any other party to any such agreement, indenture or instrument, other than the approvals of Penncore shareholders and applicable regulatory authorities referred to in Section 6.1(b). The execution and delivery of the Stock Option Agreement by Penncore do not, and the consummation of the transactions contemplated thereby by Penncore will not, constitute (a) a breach or violation of, or a default under, any judgment, decree, order, governmental permit or license applicable to Penncore or to which Penncore is subject or bound, or (b) a breach or violation of, or a default under, its charter or bylaws, or under any material agreement, indenture or instrument of Penncore or to which Penncore is subject or bound. The consummation of the transactions contemplated by the Stock Option Agreement will not require any consent, waiver, non-objection or approval under any such judgment, decree, order, governmental permit or license, or the consent, waiver, non-objection or approval of any other party to any such agreement, indenture or instrument, except as set forth under Section 3(c) of such Stock Option Agreement.

         2.5 Filings; Financial Statements. Penncore has delivered to Bancorp, its audited consolidated statements of financial condition as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended and similar consolidated statements, unaudited, as of December 31, 1996 (such reports being referred to herein as the "Penncore Financial Reports"), which Penncore Financial Reports conformed in all material respects to applicable legal requirements. As of their respective dates, the Penncore Financial Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in or incorporated by reference into the Penncore Financial Reports (including the related notes and schedules thereto) presents fairly the consolidated financial position of Penncore and its consolidated Penncore Subsidiaries as of its date, and each of the statements of consolidated earnings, consolidated shareholders' equity and consolidated cash flows or equivalent statements in the Penncore Financial Reports (including any related notes and schedules thereto) presents fairly the results of operations, shareholders' equity and cash flows, as the case may be, of Penncore and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Penncore had no material liabilities or obligations, contingent or otherwise, other than as and to the extent disclosed or reserved against in the Penncore Financial Reports and those which would not have a Material Adverse Effect on Penncore.

         2.6 Absence of Material Adverse Effect. Since October 31, 1996, there has not occurred a Material Adverse Effect with respect to Penncore.

         2.7 Conduct of Business; Compliance with Laws.

                  (a) To the knowledge of Penncore and the Penncore Subsidiaries, they have conducted their business in compliance in all material respects with all applicable federal, state, and local laws, ordinances and regulations, including applicable banking laws, federal and state securities laws, and laws and regulations concerning discrimination, truth-in-lending, usury, fair credit reporting, fair lending, consumer protection, occupational safety, fair employment practices and fair labor standards, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, and the Community Reinvestment Act, except where the failure to so comply would not have a Material Adverse Effect on Penncore. Neither Penncore nor any Penncore Subsidiary has received any notification or communication from any agency or department of any federal, state or local government or regulatory authority or the staffs thereof, asserting that either Penncore or any of the Penncore Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such agency, department or regulatory authority enforces, which noncompliance would have a Material Adverse Effect on Penncore, or threatening to revoke any license, franchise, permit or governmental authorization the revocation of which would have a Material Adverse Effect on Penncore.

                  (b)      Each of Penncore and the Penncore Subsidiaries:

                        (i) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all regulatory authorities that are required in order to permit it to own its businesses as presently conducted and that are material to the business of Penncore and the Penncore Subsidiaries, all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of Penncore, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

                        (ii) has received no notification or communication from any regulatory authority or the staff thereof (A) threatening to revoke any license, franchise, permit or governmental authorization, which revocation would have a Material Adverse Effect on Penncore, or (B) requiring or suggesting that any of Penncore or the Penncore Subsidiaries (or any of its officers, directors, trustees or controlling persons) enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors or board of trustees thereof to adopt any resolution or policy) which has not been terminated;

         2.8 Litigation; Regulatory Matters. Except for matters which would not have a Material Adverse Effect on Penncore, neither Penncore nor any of the Penncore Subsidiaries is a party to any, and there are no pending or, to Penncore's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Penncore or any of the Penncore Subsidiaries (including without limitation any such proceeding, claim, action or investigation which alleges claims under fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, and the Home Mortgage Disclosure Act, or under any similar disclosure law or regulation), or challenging the validity or propriety of the transactions contemplated by this Agreement; except as set forth in Penncore Disclosure Schedule 2.8, neither Penncore nor any of the Penncore Subsidiaries is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits which restricts or purports to restrict the conduct of the business of Penncore or any of the Penncore Subsidiaries, or the capital, liquidity, credit policies or management of Penncore or any of the Penncore Subsidiaries, which restrictions would have a Material Adverse Effect on Penncore; and, to Penncore's knowledge, neither Penncore nor any of the Penncore Subsidiaries has been advised by any such regulatory authority that such authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or similar arrangement or submission, or requiring Penncore or any of the Penncore Subsidiaries to adopt any resolution or similar board action with respect thereto.

         2.9      Material Contracts; Employment Obligations.

                  (a) Except as set forth in Penncore Disclosure Schedule 2.9(a) and except for this Agreement, the Stock Option Agreement, and arrangements made in the ordinary course of business consistent with prior practice, neither Penncore nor any of the Penncore Subsidiaries is bound by any contracts, understandings or arrangements to be performed after the date hereof involving payments by Penncore or any of the Penncore Subsidiaries in excess of $10,000 for any 12 month period or pursuant to which Penncore or any of the Penncore Subsidiaries may incur liability in excess of $25,000 for termination or breach thereof. Except as set forth in Penncore Disclosure Schedule 2.9(a), (i) there are no contracts, understandings or arrangements between Penncore or any of the Penncore Subsidiaries and any director, officer or employee of Penncore or any of the Penncore Subsidiaries, and (ii) neither Penncore nor any of the Penncore Subsidiaries has any written or oral bonus, pension, profit sharing, retirement, deferred compensation, savings, stock purchase, stock option, severance, hospitalization, insurance or other plan providing employee benefits or any employment, agency, consulting or similar contract.

                  (b) Each of the contracts, understandings and arrangements set forth in Penncore Disclosure Schedule 2.9(a) is in full force and effect and no party to such contract, understanding or arrangement is in default thereunder or has breached any material terms or provisions thereof.

                  (c) No third party has raised with Penncore any claim, dispute or controversy with respect to any of the contracts, understandings and arrangements set forth in Penncore Disclosure Schedule 2.9(a) nor has Penncore or any Penncore Subsidiary received notice or warning of alleged nonperformance, delay in delivery or noncompliance by Penncore with respect to its obligations under any of such contracts, understandings or arrangements.

         2.10     Employee Benefit Plans.

                  (a) Set forth in Penncore Disclosure Schedule 2.10(a) is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance plans and contracts (other than those set forth in Penncore Disclosure Schedule 2.9(a)), all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Penncore or any of the Penncore Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been, or will be upon request, supplied to Bancorp.

                  (b) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Penncore and the Penncore Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with all applicable requirements of ERISA. Except as set forth in Penncore Disclosure Schedule 2.10(b) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
Section 401(a) of the Internal Revenue Code ("Code") has received a favorable determination letter from the Internal Revenue Service, and Penncore is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to Penncore's knowledge, threatened litigation relating to the ERISA

Plans. Neither Penncore nor any of the Penncore Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject it or any of the Penncore Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to Penncore's financial condition or operations.

                  (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Penncore or any of the Penncore Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001 (a) (15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 (a) (15) of ERISA or
Section 414 of the Code (an "ERISA Affiliate"). Neither Penncore nor any of the Penncore Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                  (d) All  contributions  required to be made under the terms of any  ERISA  Plan  have  been  timely  made.  Neither  any  Pension  Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Penncore nor any of the Penncore Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a) (29) of the Code.

                  (e) No Pension Plan is a single-employer plan.

                  (f) Neither Penncore nor any of the Penncore Subsidiaries has any obligation for retiree health and life benefits under any plan except for continuation coverage under Section 4980 B of the Code and Part 6 of Title I of ERISA. There are no restrictions on the rights of Penncore or any of the Penncore Subsidiaries to amend or terminate any such plan without incurring any material liability thereunder.

                  (g)  Except  as set  forth  in  Penncore  Disclosure  Schedule
2.10(g), neither the execution and delivery of this Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any director or any employee of Penncore or any of the Penncore Subsidiaries under any Compensation and Benefit Plan or otherwise from Penncore or any of the Penncore Subsidiaries,
(ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         2.11 Labor Matters. Neither Penncore nor any of the Penncore Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Penncore or any of the Penncore Subsidiaries the subject of a proceeding asserting that it or any such Penncore Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Penncore Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Penncore's or any of the Penncore Subsidiaries pending or, to Penncore's knowledge, threatened, nor is Penncore aware of any activity involving Penncore or any of the Penncore Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

         2.12 Classified Assets. Penncore has Previously Disclosed a list of the aggregate amounts of loans, extensions of credit or other assets of Penncore and the Penncore Subsidiaries that have been classified as of December 31, 1996, by Penncore (the "Asset Classification") as "Other Loans Specially Mentioned", "Substandard", "Doubtful", or "Loss"; and except as Previously Disclosed no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1996, by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", or "Loss" are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Penncore prior to December 31, 1996.

         2.13 Title to Properties. To Penncore's knowledge, Penncore and the Penncore Subsidiaries have good, and in the case of real property, marketable, title to all their properties and assets and interests therein, real and personal, reflected in the latest audited balance sheet included in the Penncore Financial Reports prior to the date of this Agreement or acquired after the date thereof (except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except for liens for current taxes not yet due and payable, and liens which are not, in the aggregate, material in relation to the assets of Penncore and except also for such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair business operations or the marketability or value of the properties subject thereto. Except as set forth in Penncore Disclosure Schedule 2.13, all material leases pursuant to which Penncore or the Penncore Subsidiaries, as lessee, leases real or personal property are in full force and effect, and there is not, under any of such leases, any material existing default by Penncore or the Penncore Subsidiaries or any event which with notice or lapse of time or both would constitute such a default, and, none of such leases contains a prohibition against assignment by Penncore or the Penncore Subsidiaries or any other provision which would preclude Bancorp from occupying and using the leased premises for the same purposes and upon the same rental and other terms as are applicable to the occupation and use by Penncore or the Penncore Subsidiaries.

         2.14 Taxes. (a) All reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to Penncore or the Penncore Subsidiaries, including, without limitation, income tax returns of Penncore and the Penncore Subsidiaries (collectively, the "Penncore Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, and such Penncore Tax Returns were true, complete and accurate in all material respects; (b) all Taxes shown to be due on the Penncore Tax Returns have been paid in full except as may be contested in good faith; (c) the Penncore Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Penncore Tax Returns were required to be filed has expired; (d) all Taxes due with respect to completed and settled examinations have been paid in full; (e) to the knowledge of Penncore, no issues have been raised by the relevant taxing authority in connection with the examination of any of the Penncore Tax Returns which would have a Material Adverse Effect on Penncore, except as specifically reserved against in the Penncore Financial Reports for periods ended prior to the date of this Agreement; and (f) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Penncore or the Penncore Subsidiaries.

         For purposes of this Agreement, the term "Tax" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties (collectively, "Taxes").

         2.15 Brokers' and Finders' Fees. Penncore has taken no action that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, other than fees to be paid by Penncore to Danielson Associates, Inc. of Rockville, Maryland, in the amount of $25,000, plus out-of-pocket expenses, that has acted as financial advisor to Penncore.

         2.16 Reports. Since January 1, 1993, each of Penncore and the Penncore Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, required to be filed with (i) the FDIC, (ii) the Pennsylvania Department of Banking, (iii) the Federal Reserve Board or Bank, and (iv) any other applicable regulatory authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         2.17 Allowance for Loan Losses. The allowance for loan losses shown on the consolidated balance sheets of Penncore included in the Penncore Financial Reports was, in the opinion of Penncore, adequate, as determined in accordance with generally accepted accounting principles, to provide for losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the date thereof. Except as set forth in Penncore Disclosure Schedule 2.17, the allowances for loan losses, allowances for losses on real estate owned and allowances or reserves with regard to any other items set forth in the Penncore Financial Reports have been calculated in accordance with generally accepted accounting principles, consistently applied, or, where different and applicable, in accordance with all applicable laws, rules and regulations; and as of the date of such Penncore Financial Reports, Penncore had made all charge-offs deemed uncollectible in accordance with generally accepted accounting principles consistently applied, in accordance with applicable laws, rules or regulations, or as directed by any bank regulatory agency having oversight authority with respect to Penncore. Except as set forth on Penncore Disclosure Schedule 2.17, as of the date of the Penncore Financial Reports, Penncore's allowances for loan losses, allowance for losses on real estate owned and allowances or reserves with regard to any other items were, in the opinion of management of Penncore after due investigation, adequate to provide for all known and reasonably expected losses on loans outstanding, real estate owned and all other items as of the date thereof.

         2.18 Insurance. Each of Penncore and the Penncore Subsidiaries has taken all requisite action (including, without limitation, the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) that are known to Penncore. A list of all insurance policies maintained by or for the benefit of Penncore or the Penncore Subsidiaries or its directors, officers, employees or agents is set forth in Penncore Disclosure Schedule 2.18.

         2.19  Environmental Matters.

                  (a) To Penncore's knowledge, Penncore and each of the Penncore Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which would not have a Material Adverse Effect on Penncore.

                  (b) There is no proceeding pending or, to Penncore's knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Penncore Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Penncore Subsidiaries or any Participation Facility.

                  (c) There is no proceeding pending, or to Penncore's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Penncore or any of the Penncore Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property.

                  (d) To Penncore's knowledge, during the period of (i) its or any of the Penncore Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Penncore Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Penncore Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

                  (e) To Penncore's knowledge, prior to the period of (i) its or any of the Penncore Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Penncore Subsidiaries' participation in the management of any Participation Facility, or (iii) its holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

                  (f) The  following  definitions  apply  for  purposes  of this
Section 2.19: "Loan/Fiduciary Property" means any nonresidential property owned or controlled by Penncore or any of the Penncore Subsidiaries or in which it holds a security, fiduciary, or other interest, and, where required by the context, includes any such property where Penncore or any of the Penncore Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Penncore Subsidiaries participates in the management of such property, but only with respect to such property; "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Disposal and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material. asbestos, asbestos containing material, urea formaldehyde foam insulation, and polychlorinated biphenyl.

         2.20 Option Shares. The Penncore Common Stock, if and when issued upon exercise of the Option under the Stock Option Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights, except as disclosed in Penncore Disclosure Schedule 2.20.

         2.21 Derivatives Contracts. Neither Penncore nor any Penncore Subsidiary is a party to, nor has agreed to enter into, an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other contract not included on its balance sheet which is a financial derivative contract, including various combinations thereof (each a "Derivatives Contract").

         2.22 No Knowledge. As of the date of this Agreement, Penncore knows of no reason why the regulatory approvals referred to in Article VI should not be obtained.

         2.23 Proxy Statement/Prospectus. etc. None of the information relating to Penncore or any Penncore Subsidiary contained in the Proxy Statement/Prospectus (as defined in Section 4.1) or in any amendment or supplement thereto, at the time the Registration Statement (as defined in Section 4.1) is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Penncore or at the date of the Shareholders' Meeting of Penncore to consider the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Penncore or any Penncore Subsidiary is responsible for filing with any regulatory agency in connection with the Mergers will comply as to form in all material respects with the requirements of applicable law, and all of the information relating to Penncore or any Penncore Subsidiary in any document filed with the Securities and Exchange Commission ("SEC"), the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, the Office of Thrift Supervision ("OTS") or any other regulatory agency in connection with this Agreement or the transactions contemplated thereby shall be true and correct in all material respects.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BANCORP

         Except as Previously Disclosed by Bancorp or set forth in a Bancorp Disclosure Schedule, Bancorp hereby represents and warrants to Penncore as follows:

         3.1 Corporate Standing. Each of Bancorp and Main Line is duly organized, validly existing and in good standing under the laws of its incorporation; is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties or assets owned or leased by it makes such qualification necessary; and has the corporate power to carry on its business as and where conducted, to own, lease and operate its properties, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to having obtained all requisite regulatory approvals contemplated by this Agreement.

         3.2 Capitalization. The capital stock of Bancorp consists of 30,000,000 authorized shares of Bancorp Common Stock of which, as of the date of this Agreement, 11,471,810 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, no par value, of which no shares have been issued as of the date hereof. All of such issued and outstanding shares are, and upon consummation of the Merger the shares of Bancorp Common Stock to be issued pursuant to the Merger will be, validly issued, fully paid and nonassessable, and subject to no preemptive rights.

         3.3 Authorization. This Agreement and the Stock Option Agreement have been duly authorized by all necessary corporate action of Bancorp and are valid and binding agreements enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles, except that the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceedings may be brought. The execution and delivery of this Agreement and the Stock Option Agreement by Bancorp does not, and the consummation of the transactions contemplated hereby and thereby will not, constitute, (a) a breach or violation of, or a default under, any judgment, decree, order, governmental permit or license applicable to Main Line or Bancorp or to which Main Line or Bancorp is subject or bound, or
(b) a breach or violation of, or a default under, Main Line's or Bancorp's governing documents, or, under any agreement, indenture or instrument of Main Line or Bancorp or to which Main Line or Bancorp is subject or bound. The consummation of the transactions contemplated by this Agreement will not require any consent, waiver, non-objection or approval under any such judgment, decree, order, governmental permit or license, or the consent, waiver, non-objection or approval of any other party to any such agreement, indenture or instrument, other than the approvals of applicable regulatory authorities referred to in
Section 6.1(b).

         3.4 Filings; Financial Statements. Bancorp has delivered and will promptly deliver, as applicable, to Penncore, Bancorp's Annual Report on Form 10-K, for the fiscal year ended March 31, 1996, and all other documents filed or to be filed by Bancorp subsequent to March 31, 1996, under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), in the form filed with the SEC (the "Bancorp Financial Reports"), which Bancorp Financial Reports conformed in all material respects to applicable legal requirements. As of their respective dates, the Bancorp Financial Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.5 Conduct of Business; Compliance with Law. To their knowledge, Bancorp and Main Line have conducted their business in compliance with all federal, state, and local laws, ordinances and regulations, including applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, fair lending, the Community Reinvestment Act, consumer protection, occupational safety, fair employment practices and fair labor standards. Neither Main Line nor Bancorp has received any notification or communication from any agency or department of any federal, state or local government or regulatory authority or the staffs thereof, asserting that either they are not currently in compliance with any of the statutes, regulations or ordinances that such agency, department or regulatory authority enforces, which noncompliance would have a Material Adverse Effect on them, or threatening to revoke any license, franchise, permit or governmental authorization the revocation of which would have a Material Adverse Effect on them.

         3.6 Brokers' and Finders' Fees. Bancorp has taken no action that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

         3.7 No Knowledge. As of the date of this Agreement, Bancorp knows of no reason why the regulatory approvals referred to in Article VI should not be obtained.

         3.8 Accuracy of Information. The statements with respect to Main Line and Bancorp contained in this Agreement, the Stock Option Agreement, and any other written documents executed and delivered by or on behalf of Bancorp in connection with this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they made, not misleading.

         3.9 Ownership of Penncore Common Stock; Affiliates and Associates. Except for the Stock Option Agreement or as disclosed in Bancorp Disclosure
Schedule 3.9, neither Bancorp nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Penncore Common Stock;

         3.10 Legal Proceedings. As of the date of this Agreement, there are no judicial, administrative, arbitral or other actions, suits, proceedings or investigations pending or, to Bancorp's knowledge, threatened, against Bancorp which if adversely determined, would materially adversely affect the ability of Bancorp to consummate the transactions contemplated hereby. As of the date of this Agreement, to Bancorp's knowledge, there is no reasonable basis for any other proceeding, claim, action or governmental investigation against Bancorp, except such proceedings, claims, actions or governmental investigations which would not have a Material Adverse Effect on the ability of Bancorp to consummate the transactions contemplated hereby.

         3.11 Absence of Certain Changes or Events. Since April 1, 1995, no events involving Main Line or Bancorp have occurred which, individually or in the aggregate, materially impair the ability of Bancorp to perform its obligations under this Agreement or to consummate any of the transactions contemplated hereby.

         3.12 Registration Statement. Except for information relating to Penncore and the Penncore Subsidiaries, neither the Registration Statement, the Proxy Statement/Prospectus (as defined in Section 4.1) nor any amendment or supplement thereto, at the time the Registration Statement is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Penncore or at the date of the Shareholders' Meeting of Penncore to consider the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Bancorp or Main Line is responsible for filing with the SEC or any regulatory agency in connection with the Mergers will comply as to form in all material respects with the requirements of applicable law, and all of the information relating to Bancorp and its subsidiaries in any document filed with the SEC or any other regulatory agency in connection with this Agreement or the transactions contemplated thereby shall be true and correct in all material respects.

         3.13     Environmental Matters.

                  (a)  To  Bancorp's  knowledge,  Bancorp  and  Main  Line,  the
Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which would not have a Material Adverse Effect on Bancorp.

                  (b) There is no proceeding pending or, to Bancorp's knowledge, threatened before any court, governmental agency or board or other forum in which it Main Line or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or Main Line or any Participation Facility.

                  (c) There is no proceeding pending, or to Bancorp's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Bancorp or Main Line in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property.

                  (d) To Bancorp's knowledge, during the period of (i) its or Main Line's ownership or operation of any of their respective current properties, (ii) its or Main Line's participation in the management of any Participation Facility, or (iii) its or any of the Penncore Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

                  (e) To Bancorp's knowledge, prior to the period of (i) its or Main Line's ownership or operation of any of their respective current properties, (ii) its or Main Line's participation in the management of any Participation Facility, or (iii) its holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

                  (f) The  following  definitions  apply  for  purposes  of this
Section 3.13: "Loan/Fiduciary Property" means any nonresidential property owned or controlled by Bancorp or Main Line or in which it holds a security, fiduciary, or other interest, and, where required by the context, includes any such property where Bancorp or Main Line constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or Main Line participates in the management of such property, but only with respect to such property; "Environmental Law" means
(i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Disposal and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material. asbestos, asbestos containing material, urea formaldehyde foam insulation, and polyclorinated biphenyl.

         3.14 Allowance for Loan Losses. The allowance for loan losses shown on the consolidated balance sheets of Bancorp included in the Bancorp Financial Reports was, in the opinion of Bancorp, adequate, as determined in accordance with generally accepted accounting principles, to provide for losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the date thereof. Except as set forth in Bancorp Disclosure Schedule 3.14, the allowances for loan losses, allowances for losses on real estate owned and allowances or reserves with regard to any other items set forth in the Bancorp Financial Reports have been calculated in accordance with generally accepted accounting principles, consistently applied, or, where different and applicable, in accordance with all applicable laws, rules and regulations; and as of the date of such Bancorp Financial Reports, Bancorp had made all charge-offs deemed uncollectible in accordance with generally accepted accounting principles consistently applied, in accordance with applicable laws, rules or regulations, or as directed by any bank regulatory agency having oversight authority with respect to Bancorp. Except as set forth on Bancorp Disclosure Schedule 3.14, as of the date of the Bancorp Financial Reports, Bancorp's allowances for loan losses, allowance for losses on real estate owned and allowances or reserves with regard to any other items were, in the opinion of management of Bancorp after due investigation, adequate to provide for all known and reasonably expected losses on loans outstanding, real estate owned and all other items as of the date thereof.

         3.15 Employee Benefit Plans.

                  (a) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Bancorp and Main Line (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with all applicable requirements of ERISA. Except as set forth in Bancorp Disclosure Schedule 3.15(b) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code ("Code") has received a favorable determination letter from the Internal Revenue Service, and Bancorp is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to Bancorp's knowledge, threatened litigation relating to the ERISA Plans. Neither Bancorp nor Main Line has engaged in a transaction with respect to any ERISA Plan that could subject it or any of the Main Line to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to Bancorp's financial condition or operations.

                  (b) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Bancorp or Main Line with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001 (a) (15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 (a) (15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Bancorp nor Main Line presently contributes to a
Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                  (c) All  contributions  required to be made under the terms of any  ERISA  Plan  have  been  timely  made.  Neither  any  Pension  Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Bancorp nor Main Line has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a) (29) of the Code.

                                   ARTICLE IV

                COVENANTS AND ACTIONS PENDING THE EFFECTIVE TIME

         4.1 Securities Registration and Disclosure. As soon as practicable after the date hereof, Bancorp will file with the SEC under the Securities Act of 1933, as amended ("Securities Act"), a registration statement for the registration of the shares of Bancorp Common Stock to be issued pursuant to the Merger (the "Registration Statement"). The parties shall cooperate in the preparation of the Proxy Statement/Prospectus ("Proxy Statement/Prospectus") contained in the Registration Statement and any amendments or supplements thereto, and each party shall be responsible for providing all information concerning itself and its subsidiaries required to be included therein. Bancorp shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Bancorp Common Stock pursuant to the Merger, and Penncore shall furnish Bancorp all information concerning Penncore and its shareholders as Bancorp may reasonably request in connection with any such action. Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the SEC relating to the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto, and Bancorp will advise Penncore promptly after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the Bancorp Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the initiation or threat of any proceeding for any such purpose.

         4.2 Regulatory Approvals. As soon as practicable after the date hereof, the parties shall prepare and file (i) with the OTS an application for its approval of the Merger under the Savings and Loan Holding Company Act, (ii) with the Pennsylvania Department of Banking application(s) for its approval of the Bank Merger under the Pennsylvania Banking Code and (iii) with any other regulatory agencies having jurisdiction any other applications for approvals or consents which may be necessary for the consummation of the Merger. Subject to the limitations herein provided, the parties will take or cause to be taken all actions necessary for such applications to be approved, and each party will promptly provide the other with copies of all correspondence, notices or other communications to or from such agencies relating to such applications.

         4.3 Penncore Shareholders' Meeting. Penncore will take appropriate action, in accordance with applicable law and its articles of incorporation and bylaws, to call a meeting of its shareholders (the "Penncore Shareholders' Meeting"), to be held not more than 45 days following the effective date of the Registration Statement, to consider approval of this Agreement and the Merger. The members of the Penncore Board of Directors shall vote shares held by them in favor of this Agreement and the Merger, and, except to the extent legally required for the discharge by the Penncore Board of Directors of its fiduciary duties, shall recommend that the holders of Penncore Common Stock vote in favor of and approve this Agreement and the Merger at the Penncore Shareholders'
Meeting. In connection with the Penncore Shareholders' Meeting, Penncore will duly solicit the vote of its shareholders by mailing or delivering to each such shareholder, as soon as practicable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus, and as soon as practicable thereafter, any amendments or supplements thereto as may be necessary to assure that at the date of the Penncore Shareholders' Meeting the Proxy Statement/Prospectus shall conform to the requirements of Sections 2.23 and 3.12 hereof.

         4.4 Penncore Affiliates' Agreements. Penncore will furnish to Bancorp a list of all persons known to Penncore who at the date of the Penncore
Shareholders' Meeting may be deemed to be "affiliates" of Penncore within the meaning of Rule 145 under the Securities Act ("Penncore Affiliates"). Penncore will use its best efforts to cause each Penncore Affiliate to deliver to Bancorp not later than 30 days prior to the Effective Time a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of (a) the Bancorp Common Stock received by such person in the Merger or any other shares of Bancorp Common Stock or Penncore Common Stock held by such person during the period commencing 30 days prior to the Effective Time and ending at such time as financial results covering at least 30 days of post-Merger combined operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies or (b) the Bancorp Common Stock received in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

         4.5 Public Announcements. The initial press release announcing this Agreement shall be a joint press release and thereafter Penncore and Bancorp shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

         4.6 Notice of Certain Events. Pending the Effective Time, each party will promptly notify the other of (i) any material change in the normal course of its business or in the operation of its properties, (ii) any event which may cause any of its representations and warranties hereunder to be inaccurate in any material respect as of the time of the Closing and (iii) any actions, claims or legal, administrative or arbitration proceedings or investigations threatened or commenced against it or its subsidiaries which are or may be material to their business or assets or to the consummation of the Mergers and the transactions contemplated hereby.

         4.7 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger; provided, however, that nothing contained herein shall require Bancorp to agree to any condition or requirement which is sought or imposed by any regulatory authority in connection with the regulatory approvals referred to in Article VI hereof and which Bancorp reasonably considers to be materially adverse to its interests. Each party agrees to use all reasonable efforts to fulfill, or cause to be fulfilled, all conditions provided hereunder to the obligations of the other party to consummate the Merger. Each party will, and will cause its subsidiaries to, use its best efforts to obtain all consents of third parties required in connection with this Agreement or the transactions contemplated hereby under any other contract or agreement of such party or its subsidiaries.

         4.8 Inconsistent Activities. Unless and until the Merger has been consummated or this Agreement has been terminated in accordance with its terms, Penncore will not (i) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire more than 1% of the Penncore Common Stock, any other capital stock of itself or any Penncore Subsidiary or any significant portion of its or any Penncore Subsidiary's assets (whether by tender offer, merger, purchase of assets or other transactions of any type); (ii) afford any third party which may be considering any such transaction access to its or any Penncore Subsidiary's properties, books or records except as required by mandatory provisions of law; (iii) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any such transaction or (iv) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing; provided, however, that notwithstanding the foregoing, Penncore may afford such access, enter into any such discussions, negotiations or agreements or understandings, or authorize or permit any of its directors, officers, employees or agents to do so if the Board of Directors of Penncore, after consulting with counsel, determines that such actions should be taken or permitted in the exercise of its fiduciary duties. If Penncore becomes aware of any offer or proposed offer to acquire any such shares of capital stock of itself or any Penncore Subsidiary or any significant portion of its or any Penncore Subsidiary's assets (regardless of the form of the proposed transaction) or of any other matter which could adversely affect this Agreement or the Mergers, Penncore shall immediately give notice thereof to Bancorp.

         4.9 Bank Merger. Subject to the condition that the Bank Merger shall not be consummated unless the Merger shall have been consummated prior thereto or simultaneously therewith and to the other limitations herein provided, promptly upon the request of Bancorp, Penncore shall, and shall cause Commonwealth to, (a) cooperate with Bancorp by providing to Bancorp, promptly upon request, such information and assistance as Bancorp may reasonably request in order to prepare and file (i) with the OTS an application(s) for its approval of the Bank Merger, (ii) with the Pennsylvania Department of Banking application(s) for its approval of the Bank Merger under the Pennsylvania Banking Code and (iii) with any other regulatory agencies having jurisdiction any other applications for approvals or consents which may be necessary for the consummation of the Bank Merger and (b) take or cause to be taken such additional actions as Bancorp may reasonably determine to be necessary for such applications to be approved and for the Bank Merger to be consummated simultaneously with or promptly following the Merger, including without limitation execution and approval of one or more agreements between Main Line and Commonwealth in such form as Bancorp may reasonably request. Each party will promptly provide the other with copies of all correspondence, notices or other communications to or from such agencies relating to such applications.

         4.10 Access to Information. Upon reasonable notice Penncore shall (and shall cause the Penncore Subsidiaries to) afford to Bancorp and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours to information concerning the business, properties, contracts, records and personnel of Penncore or the Penncore Subsidiaries as Bancorp may reasonably request (other than reports or documents which Penncore is not permitted to disclose under applicable law); provided, that no investigation pursuant to this Section 4.10 shall affect or be deemed to modify or waive any representation or warranty made by Penncore or the conditions of the obligation of Bancorp to consummate the transactions contemplated by this Agreement. Penncore shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Penncore's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Bancorp will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated December 6, 1996, between Bancorp and Penncore (the "Confidentiality Agreement").

                                    ARTICLE V
                              CONDUCT OF PENNCORE'S
                       BUSINESS PENDING THE EFFECTIVE TIME

         Pending the Effective Time, except as otherwise consented to in writing by Bancorp or as contemplated by this Agreement or the Stock Option Agreement:

         5.1 General.  Penncore will and will cause each Penncore  Subsidiary to
(i) conduct its business only in the ordinary course thereof as conducted on the date hereof and (ii) use its best efforts to preserve its good will with its customers and others having business relations with it.

         5.2 Dividends; Changes in Stock; Issuance of Securities. Neither Penncore nor any Penncore Subsidiary shall make, declare or pay any dividend (other than dividends from Penncore Subsidiaries to Penncore) or declare or make any distribution on, or combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity in the ordinary course of its business or in connection with stock received on a debt previously contracted ("dpc") basis), or authorize the creation or issuance of, or issue, any additional shares of its capital stock, or any additional options, calls or commitments relating to its capital stock or any additional securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it shares of its capital stock or any additional securities or obligations convertible into or exchangeable for shares of its capital stock; provided, however, that Penncore may issue shares of Penncore Common Stock in accordance with the agreements, programs, arrangements, rights and contracts set forth in Penncore Disclosure Schedule 5.2.

         5.3 Compensation. Neither Penncore nor any of the Penncore Subsidiaries shall enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to any of its directors, officers or employees except as set forth in Penncore Disclosure Schedule 5.3.

         5.4  Benefit  Plans.  Except  (i) as set forth in  Penncore  Disclosure
Schedule 5.4 or (ii) as required by applicable law, neither Penncore nor any of the Penncore Subsidiaries shall enter into or modify any pension, retirement, severance, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or other benefit agreement or contract, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including, without limitation, taking any action that accelerates (i) the vesting or exercise of any benefits payable thereunder, or (ii) the right to exercise any employee stock options or stock appreciation rights outstanding thereunder.

         5.5 No Disposition or Acquisitions. Neither Penncore nor any of the Penncore Subsidiaries shall dispose of or discontinue any portion of its assets, business or properties, which is material to Penncore and the Penncore Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity which is material to Penncore and the Penncore Subsidiaries taken as a whole (except foreclosures, acquisitions of control, or securitization transactions, in each case in the ordinary course of business consistent with past practice).

         5.6 Line of Business; Operating Procedures; Etc. Except as may be directed by any regulatory agency or required by law or regulation or regulatory pronouncements, neither Penncore nor any of the Penncore Subsidiaries shall (i) change its lending, investment, liability management, accounting procedure, or other material banking policies in any material respect, except as such changes are in accordance and in an effort to comply with Section 5.12 or, in the case of accounting practices, are required under generally accepted accounting principles or regulatory accounting principles, or (ii) commit to incur any further capital expenditures beyond those set forth in Penncore Disclosure
Schedule 5.6 other than in the ordinary course of business and not exceeding $25,000 individually or $50,000 in the aggregate, and except for an unexpected business emergency in order to continue operating Penncore in the ordinary course, in which case Bancorp's consent shall not be unreasonably withheld.

         5.7 Indebtedness; Liabilities; Etc. Other than in the ordinary course of business consistent with past practice, neither Penncore nor any of the Penncore Subsidiaries shall incur any indebtedness for borrowed money with a maturity of more than one year, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

         5.8 Liens and Encumbrances. Penncore shall not impose, or suffer the imposition, on any shares of stock of Penncore any of the Penncore Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

         5.9 Governing Documents. Neither Penncore nor any of the Penncore Subsidiaries shall amend its articles of incorporation or bylaws.

         5.10 Contracts. Neither Penncore nor any of the Penncore Subsidiaries shall enter into, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice.

         5.11 Claims. Neither Penncore nor any of the Penncore Subsidiaries shall settle any claim, action or proceeding involving any material liability for money damages or restrictions upon the operations of Penncore or any of the Penncore Subsidiaries.

         5.12 Certain Policies of Penncore. Penncore shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its and the Penncore Subsidiaries' loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of Main Line, provided, however, that Penncore shall not be obligated to record any such accounting adjustments pursuant to this Section 5.12 unless and until Penncore shall be satisfied that the conditions to the obligation of the parties to consummate the Mergers will be satisfied or waived on or before the Effective Time, and (ii) in no event, until the day prior to the Effective Time. The representations, warranties and covenants of Penncore contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of Section 5.12 and the actions taken pursuant to Section 5.12 shall not constitute grounds for termination of this Agreement by Bancorp.


                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         6.1 Mutual Conditions. The respective obligations of Bancorp, on the one hand, and Penncore, on the other hand, to effect the Merger shall be subject to the satisfaction of the following conditions, or waiver thereof (to the extent permitted by applicable law) by Bancorp and Penncore:

                  (a) Shareholder Approval. This Agreement and the Merger shall have been approved at the Penncore Shareholders' Meeting by the affirmative vote of the holders of at least 75% of the issued and outstanding shares of Penncore Common Stock.

                  (b) Regulatory Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, approval of, the OTS, shall have been filed, occurred or been obtained; provided, however, that no such approval or consent shall have imposed any condition or requirement which, in the good faith reasonable judgment of Bancorp would so materially adversely impact the economic or business benefits to Bancorp of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

                  (c) Securities Act Registration. The Registration Statement shall have been filed by Bancorp with the SEC under the Securities Act, and shall have been declared effective prior to the time the Proxy Statement/Prospectus is first mailed to the shareholders of Penncore, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued nor any proceeding therefor initiated or threatened. In addition, the shares of Bancorp Common Stock to be issued pursuant to this Agreement shall be duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such stock and its distribution to the shareholders of Penncore entitled to receive it.


                  (d) Federal Tax Opinion. There shall have been received by the parties an opinion of KPMG to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Bancorp and Penncore will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                  (e) Legal Action. There shall not be in effect any temporary restraining order, preliminary injunction or permanent injunction, or other decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of the Merger or the transactions contemplated hereby, and there shall be pending no litigation instituted by any governmental agency seeking the issuance of such an order, decree or injunction.

                  (f) No Illegality. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated, or issued or been deemed applicable to the Merger by any governmental authority, which would make the consummation of the Merger illegal.

         6.2 Conditions to Bancorp's Obligations. The obligations of Bancorp to effect the Merger shall be subject to the satisfaction of the following additional conditions, or waiver thereof by Bancorp:

                  (a) Opinion of Penncore's Counsel. Bancorp shall have received the opinion of Schnader Harrison Segal & Lewis, dated the Effective Time, in form and substance reasonably satisfactory to Bancorp and its counsel as to such matters related to this Agreement and the transactions contemplated herein as Bancorp may reasonably request.

                  (b) Representations, Warranties, Agreements and Covenants of Penncore. (i) Each of the representations and warranties contained herein of Penncore shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, provided, however, that for purposes of this clause
(i), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, provided further however, that notwithstanding anything to the contrary contained in this clause (i), the condition contained in this clause (i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct, individually or in the aggregate, would represent a Material Adverse Effect on Penncore; (ii) each and all of the agreements and covenants of Penncore to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects; and (iii) Bancorp shall have received a certificate signed by the Chairman of the Board and the President/Chief Executive Officer of Penncore, dated the Effective Time, to such effect.

                  (c) Accountant's Letter. Bancorp shall have received from KPMG a letter, dated the date of or shortly prior to the Effective Time, in form and substance reasonably satisfactory to Bancorp, with respect to Penncore's consolidated financial position and results of operations, which letter shall be based upon "agreed upon procedures" customarily undertaken by such firm.

                  (d)  Penncore  Affiliates'  Agreements.   Bancorp  shall  have
received executed affiliates agreements in the form and from the persons specified in Section 4.4.

                  (e) Stock Purchase Warrants and Penncore Phantom Shares. All Penncore Stock Purchase Warrants and Phantom Shares shall have been canceled and payment therefor shall have been received by the holders thereof on or prior to the Effective Time in accordance with Sections 1.4 and 1.6 and evidence thereof reasonably satisfactory to Bancorp shall be delivered by Penncore to Bancorp on or prior to the Effective Time.

         6.3 Conditions to Penncore's Obligations. The obligations of Penncore to effect the Merger shall be subject to the satisfaction of the following additional conditions, or the waiver thereof by Penncore:

                  (a) Opinion of Bancorp's Counsel. Penncore shall have received the opinion of Dilworth, Paxson, Kalish & Kauffman, dated the Effective Time, in form and substance reasonably satisfactory to Penncore and its counsel as to such matters related to this Agreement and the transactions contemplated herein as Penncore may reasonably request.

                  (b) Representations, Warranties, Agreements and Covenants of Bancorp. (i) Each of the representations and warranties contained herein of Bancorp shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, provided, however, that for purposes of this clause
(i), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, provided further however, that notwithstanding anything to the contrary contained in this clause (i), the condition contained in this clause (i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct, individually or in the aggregate, would represent a Material Adverse Effect on Bancorp; (ii) each and all of the agreements and covenants of Bancorp to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects; and (iii) Penncore shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Bancorp, dated the Effective Time, to such effect.

                  (c) Fairness Opinion. Penncore shall have received the opinion of Danielson Associates, Inc. of Rockville, Maryland, dated within ten days of the date of mailing the Proxy Statement/ Prospectus, to the effect that the Merger is fair to the shareholders of Penncore from a financial point of view.

                                   ARTICLE VII

                        CLOSING; EFFECTIVE DATE AND TIME

         Subject to the terms and conditions of this Agreement, on the tenth business day after which the last of the conditions set forth in Article VI (other than the delivery of certificates, opinions, comfort letters and the like) is satisfied or waived, or such other date as shall be mutually agreed by the parties, the parties hereto shall exchange all documents and instruments required by the terms of this Agreement to be delivered at or prior to consummation of the Merger at 3200 Mellon Bank Center, 1735 Market Street, Philadelphia PA 19103, or such other location as may be mutually agreed upon by the parties (the "Closing"), and articles of merger shall be executed and filed in accordance with appropriate legal requirements. The Merger shall become effective on the date of the Closing (the "Effective Date") at the close of business or such other time on the Effective Date as may be agreed by the parties (the "Effective Time").

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement may be terminated as set forth below prior to the Effective Date, at any time either before or after receipt of required shareholder and other approvals:

                  (a)      By the mutual consent of Bancorp and Penncore;

                  (b) By either Bancorp or Penncore, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach or breaches would result in a failure to satisfy any condition set forth in Article VI hereof or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided, that the non- breaching party provides the breaching party with a written notice of termination within ten days after the earlier of the expiration of such 30-day period or the date it receives a written notice from the breaching party stating that it is unable or unwilling to cure such breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 6.2(b) (in the case of a breach of representation or warranty by Penncore) or Section 6.3(b) (in the case of a breach of representation or warranty by Bancorp);

                  (c) By either Bancorp or Penncore, upon written notice to the other party (i) 60 days after the date on which any request or application for a requisite regulatory approval shall have been denied or withdrawn at the request or recommendation of the governmental agency which must grant such approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable governmental agency; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any governmental agency of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                  (d) By Bancorp or Penncore in the event that the Effective Time is not on or prior to September 30, 1997 (the "Termination Date");

                  (e) By either Bancorp or Penncore, in the event that any shareholder approval required by Section 6.1(a) is not obtained at a meeting or meetings or any adjournment thereof called for the purpose of obtaining such approval;

                  (f) By either Bancorp or Penncore, if (i) there shall be a final nonappealable order of federal or state court restraining or prohibiting the consummation of the Merger, or (ii) there shall be any action taken (except with respect to any protest hearing or procedure under the provision of the Community Reinvestment Act of 1977, as amended), or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority, which would make the consummation of the Merger illegal;

                  (g) By Bancorp, if the Board of Directors of Penncore fails to recommend the Merger to its shareholders or withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Bancorp; or

                  (h) By Penncore, if Penncore's Board of Directors so determines in the event that the Average Price (as hereinafter defined) of Bancorp's Common Stock is less than $12.50, unless the Bancorp Exchange Ratio Option (as hereinafter described) is exercised by Bancorp. The Average Price equals the average of the last reported sale prices of Bancorp's Common Stock (as reported by NASDAQ) for the 10 trading days ending on the 11th day before the Effective Date (the "Averaging Period"). Bancorp shall have the option (the "Bancorp Exchange Ratio Option") to increase the Exchange Ratio to a number equal to $31.25 divided by the Average Price (calculated to the nearest 1/1000). If Penncore elects to terminate pursuant to this Section 8.1(h), it shall give written notice to Bancorp prior to the fifth business day before the Effective Date, and Bancorp shall thereupon have five business days from receipt of such notice in which to exercise the Bancorp Exchange Ratio Option, such exercise to be by written notice to Penncore. Upon exercise of the Bancorp Exchange Ratio Option, this Agreement shall remain in full force and effect and Penncore's notice of termination under this Section 8.1(h) shall be null and void.

         8.2 Approval by Board of Directors. Any termination of this Agreement as provided in Sections 8.1(a) through 8.1(h) must be approved by the Board of Directors of the party seeking termination.


         8.3 Effect of Termination. In the event of termination of this Agreement as provided in Sections 8.1 through 8.9, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Bancorp or Penncore or their respective officers or directors, except that nothing herein shall relieve any party hereto from any liability for willful breach of this Agreement, and except for (a) the agreements and representations of the parties contained in this Section 8.3 and Sections 9.3, 9.4, 9.7 and 9.9; (b) the obligations of confidentiality contained in Section 9.6; and (c) the obligations of the parties and liabilities contained in Section 9.5, all of which agreements, representations, obligations and liabilities shall survive any such termination.

                                   ARTICLE IX

                                  OTHER MATTERS

         9.1 Survival. If the Effective Time occurs, the agreements of the parties contained in Sections 1.1, 9.4, 9.5, 9.11, 9.12, 9.13 and 9.14 shall survive the Effective Time; all other representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time.

         9.2 Waiver; Amendment. Prior to the Effective Date, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or
(ii) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto providing for such amendment or modification approved by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after the vote by the shareholders of Penncore, the form and the amount of consideration to be received by the shareholders of Penncore and the holders of Warrants for each share of Penncore Common Stock shall not thereby be decreased (other than as permitted by Section 8.1(h)).

         9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.

         9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, determined without regard to principles of conflicts of laws, except as federal law may be applicable.

         9.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking, and travel expenses), except that: (i) whether or not the Merger shall be consummated, Bancorp and Penncore shall each pay 50% of all printing costs for the Registration Statement and Proxy Statement/Prospectus and of all fees and expenses related to the tax opinion referred to in Section 6.1(d) and (ii) Bancorp shall pay for the fees and expenses related to the accountants' letter referred to in Section 6.2(c); provided, however, that in the event of termination of this Agreement, which termination shall be judicially determined to have been caused by willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have willfully breached this Agreement shall indemnify the other party for the respective costs, fees and expenses of its counsel.

         9.6 Confidentiality. Except as permitted in the Confidentiality Agreement, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         9.7 Notices. All notices, requests and other communications hereunder shall be in writing and may be made by (i) certified or registered mail, return receipt requested; (ii) hand delivery; (iii) telefax transmittal; or (iv) by courier service, and shall be deemed to have been duly given (a) when delivered by hand, (b) three days after mailing, in the case of certified or registered mail; (c) when electronic confirmation is received and recorded, in the case of telefax, and (d) one business day after being forwarded to a nationally recognized overnight courier service for overnight delivery; in each case correctly addressed to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

If to Bancorp, to:                  ML Bancorp, Inc.
                                            Two Aldwyn Center
                                            Villanova, Pennsylvania 19085
                                            Attn: Brian M. Hartline
                                                      Chief Financial Officer
                                            Telephone No. (610) 526-6460
                                            Telefax No. (610) 526-6227

Copy to:                            J. Roger Williams, Jr., Esquire
                                            Dilworth, Paxson, Kalish & Kauffman
                                            1735 Market Street
                                            3200 The Mellon Bank Center
                                            Philadelphia, Pennsylvania 19103
                                            Telephone No. (215) 575-7050
                                            Telefax No. (215) 575-7200

If to Penncore to:                  Owen O. Freeman, Jr.
                                            Chairman of the Board
                                            Penncore Financial Services
                                                  Corporation
                                            3 Friends Lane
                                            Newtown, Pennsylvania 18940
                                            Telephone No. (215) 860-4200
                                            Telefax No. (215) 860-2032

Copy to:                            John B. Lampi, Esquire
                                            Schnader, Harrison, Segal & Lewis
                                            30 North Third Street, Suite 700
                                            Harrisburg, Pennsylvania 17101-1713
                                            Telephone No. (717) 231-4000
                                            Telefax No. (717) 231-4012

         9.8 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

                  (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after reasonable inquiry, of any "executive officer" of such party, as such term is defined in Regulation "0" of the Federal Reserve Board.

                  (b) the term  "Material  Adverse  Effect",  when  applied to a party shall mean, taken individually or in the aggregate with all other events, circumstances, occurrences and conditions, an event, occurrence, circumstance or condition (including without limitation (i) the making of any provisions for loan and lease losses, write-downs of other real estate owned (other than as required by Section 5.12 or as otherwise directed by or consented to by Bancorp or Penncore, as the case may be), and (ii) any breach of a representation or warranty by such party) which (A) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations or business of the party and its subsidiaries, taken as a whole, or (B) would materially impair the party's ability to perform its obligations under this Agreement; provided, that material adverse effect and material impairment shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or (y) changes in generally accepted accounting principles, regulatory accounting requirements and market conditions applicable to stock savings banks, savings and loan holding companies, banks and bank holding companies generally, and (z) the effects of the fees and expenses of all counsel, accountants and financial advisors relating to the transactions contemplated by this Agreement and the costs and expenses incurred in connection with the Penncore Shareholders' Meeting.

                  (c) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure that is delivered by that party to the other party prior to the execution of this Agreement which identifies exceptions to the representations, warranties and covenants delivered by that party; provided, that any information so disclosed shall apply only to the provisions of this Agreement pursuant to which such information is identified as being disclosed.

         9.9 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Stock Option Agreement, the written disclosures which have been Previously Disclosed, and the Confidentiality Agreement between Penncore and Bancorp represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Sections 1.1, 9.10, 9.11 9.12, 9.13 and 9.14.

         9.10 Benefit Plans.

                  (a) As soon as administratively practicable after consummation of the Merger, employees of Penncore and the Penncore Subsidiaries shall be generally entitled to participate in Bancorp's employee benefit, health, welfare and similar plans (other than Bancorp's defined benefit pension plan and Employee Stock Ownership Plan as described below) on substantially the same terms and conditions as employees of Bancorp, giving effect (except for the accrual of benefits under such plans) to years of service with Penncore and the Penncore Subsidiaries as if such service were with Bancorp; provided that, no employee of Penncore or the Penncore Subsidiaries presently participating in Penncore's or Penncore's Subsidiaries' medical plan shall be precluded from participating in medical plans of Bancorp on account of a pre-existing medical condition, and shall receive credit toward any deductible and co-payments under any welfare benefit plans sponsored by Bancorp to the extent such deductibles and co-payments have been satisfied under the respective Penncore welfare benefit plans.

                  (b) Upon consummation of the Merger or as soon thereafter as practicable, all participants in Penncore's 401(k) Plan shall be automatically and fully vested in all amounts contained in or allocable to their accounts in accordance with the terms of such Plan, Penncore's 401(k) Plan shall be merged into the Bancorp's 401(k) Plan and (i) Penncore employees who remain employees of Bancorp shall have the right to participate therein on the same terms and conditions as other participating employees, but shall in all events be fully vested in their accounts transferred from Penncore's 401(k) Plan in accordance with the terms of such Plan; and (ii) all other Penncore employees shall be entitled to roll their respective accounts into an individual retirement account and to all other rights to which they would have been entitled had they been fully vested and terminated their employment with Penncore immediately preceding the Effective Date, in accordance with the terms of the Plan and applicable law.

                  (c) Employees of Bancorp hired after July 31, 1993 and Penncore employees who remain employees of Bancorp after the Effective Date are not eligible to participate in Bancorp's defined benefit pension plan.

                  (d) Employees of Penncore and the Penncore Subsidiaries shall be entitled to participate in Bancorp's Employee Stock Ownership Plan on the same basis as any new employee of Bancorp, but will receive no credit for vesting purposes for service with Penncore.

         9.11 Indemnification.

                  (a) From and  after  the  Effective  Time,  Bancorp  agrees to indemnify and hold harmless each present director and officer of Penncore or its Subsidiaries and each officer or employee of Penncore or its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at Penncore's request or direction (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of Penncore or a Subsidiary or director or trustee of another entity at the request or direction of Penncore, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent and in the manner provided in Article 23 of Penncore's bylaws in effect on the date hereof. If such indemnity is determined not to be available as a matter of law with respect to any Indemnified Party, then Bancorp and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits and other relevant equitable considerations.

                  (b) Any Indemnified Party wishing to claim indemnification under Section 9.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Bancorp thereof, but the failure to so notify shall not relieve Bancorp of any liability it may have to such Indemnified Party if such failure does not materially prejudice Bancorp. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) Bancorp shall have the right to assume the defense thereof and Bancorp shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Bancorp elects not to assume such defense, the Indemnified Parties may retain counsel satisfactory to them, and Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Bancorp shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld.

         9.12 Listing. Bancorp shall use its best efforts following the Effective Time, as promptly as practicable following the Effective Time, subject to the conditions and requirements of the National Association of Securities Dealers, Inc. for such listing, to cause the shares of Bancorp Common Stock to be issued pursuant hereto to be included for listing on THE NASDAQ NATIONAL MARKET.

         9.13 Advisory Board; Commonwealth State Bank.

                  (a) Bancorp agrees, promptly following the Effective Time, to appoint an advisory board of Bancorp which may include members of the Boards of Directors of Penncore and Commonwealth requested by Bancorp and willing to serve on such advisory board (the "Advisory Board"). The Advisory Board shall be responsible to interact with the officers of Bancorp for purposes of generating new deposit and loan business in the Bucks and Montgomery County, Pennsylvania market area. Bancorp shall appoint Owen O. Freeman, Jr. as the Chairman of the Advisory Board. The members of the Advisory Board shall be paid for each meeting that they attend as determined by the Board of Directors of Bancorp.

                  (b) After the Effective Time, all offices of Commonwealth shall be placed under the organizational structure of Main Line as an operating division and designated for marketing purposes as "Commonwealth State Bank, a division of Main Line Bank."

                  (c) The Advisory Board and/or the divisional designation specified in this Section 9.13 shall continue so long as they are deemed to be in the best interests of Bancorp as determined by the Board of Directors of Bancorp.

         9.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



ATTEST:                                 PENNCORE FINANCIAL SERVICES
                                        CORPORATION
By:/s/ Sharon M. Fink
    Sharon M. Fink                      By:/s/ Owen O. Freeman, Jr.
    Assistant Secretary                    Owen O. Freeman, Jr.
                                           Chairman of the Board



ATTEST:                                 ML BANCORP, INC.

By:/s/ Lynn O. Robinson                 By:/s/ Dennis S. Marlo
    Lynn O. Robinson                       Dennis S. Marlo
    Assistant Secretary                    President and Chief
                                             Executive Officer

                                     ANNEX B

                             STOCK OPTION AGREEMENT


         This STOCK OPTION AGREEMENT dated as of the 4th day of February 1997 (this "Agreement"), by and between Penncore Financial Services Corporation ("Penncore") and ML Bancorp, Inc. ("Bancorp").


                                    RECITALS:

         A. Penncore and Bancorp have entered into an Agreement and Plan of Merger of even date herewith ("Merger Agreement") providing for the merger of Penncore with and into Bancorp with Bancorp as the surviving entity; and

         B. As a condition and inducement to Bancorp's entry into the Merger Agreement, Penncore has agreed to grant to Bancorp the option set forth herein to purchase authorized but unissued shares of Penncore Common Stock;

         NOW, THEREFORE, in consideration of the representations and mutual promises and obligations herein contained, the parties agree as follows:

                   1. Definitions.

                        Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

                   2. Grant of Option.

                        Subject to the terms and conditions set forth herein, Penncore hereby grants to Bancorp an option ("Option") to purchase up to 95,900 newly issued or treasury shares of Penncore Common Stock, at a price of $24.00 per share payable in cash as provided in Section 4 hereof.

                   3. Exercise of Option.

                        (a) Bancorp may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) termination of the Merger Agreement in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than a termination resulting from a willful breach by Penncore of any covenant contained therein), or (iii) 12 months after termination of the Merger Agreement if such termination follows the occurrence of a Purchase Event or is due to a willful breach by Penncore of any covenant contained therein; and provided further, that any such exercise shall be subject to compliance with applicable provisions of law. The Option shall not be exercisable in the event Bancorp is in material breach of its covenants or obligations contained in the Merger Agreement.

                        (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                             (i)  Penncore or any Penncore  subsidiary,  without
having received Bancorp's prior written consent, shall have entered into an agreement with any person (other than Bancorp or one of its subsidiaries) to (x) merge or consolidate, or enter into any similar transaction, with Penncore, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Penncore or, (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Penncore or any Penncore subsidiary;

                             (ii)  Except  with  respect  to  a  certain   Stock
Purchase Agreement between Penncore and National Penn Investment Company, any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Penncore Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or

                             (iii) any person  (other  than  Bancorp)  (x) shall
have made a bona fide proposal to Penncore by public announcement or written communication that is or becomes the subject of public disclosure to acquire Penncore by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, (y) shall have commenced a bona fide tender or exchange offer to purchase shares of Penncore Common Stock such that upon consummation of such offer such person would own or control 10% or more of the outstanding shares of Penncore Common Stock, or (z) shall have filed an application or notice with the Federal Reserve Board or any other federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (i) or (ii) above, and thereafter the holders of Penncore Common Stock shall have not approved the Merger Agreement and the transactions contemplated thereby at the meeting of such stockholders held for such purpose or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement.

                   If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Agreement, "person" shall have the meanings specified in Sections 3(a) (9) and 13(d) (3) of the Exchange Act.

                   (c) In the event Bancorp wishes to exercise the Option, it shall send to Penncore a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided, that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Bancorp shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

               4. Payment and Delivery of Certificates.

                   (a) At the closing referred to in Section 3 hereof, Bancorp shall pay to Penncore the aggregate purchase price for the shares of Penncore Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Penncore.

                   (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), Penncore shall deliver to Bancorp a certificate or certificates representing the number of shares of Penncore Common Stock purchased by Bancorp, and Bancorp shall deliver to Penncore a letter agreeing that Bancorp will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                   (c) Certificates for Penncore Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

               "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Penncore Financial Services Corporation and to resale restrictions arising under federal law, a copy of which agreement is on file at the principal office of Penncore Financial Services Corporation. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Penncore Financial Services Corporation of a written request."

                   It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Bancorp shall have delivered to Penncore a copy of a letter from the staff of the appropriate regulatory authority or an opinion of counsel, in form and substance satisfactory to Penncore and its counsel, to the effect that such legend is not required for purposes of applicable federal law.

               5. Representations.

                   (a) Penncore hereby represents, warrants and covenants to Bancorp as follows:

                        (i) Penncore shall at all times maintain sufficient authorized but unissued shares of Penncore Common Stock so that the Option may be exercised without authorization of additional shares of Penncore Common Stock.

                        (ii) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

                        (iii) Penncore has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Penncore. This Agreement has been duly executed and delivered by Penncore.

                   (b) Bancorp hereby represents and warrants to Penncore as follows:

                        (i) Bancorp has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bancorp. This Agreement has been duly executed and delivered by Bancorp.

                        (ii) This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any shares of Penncore Common Stock will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

          6.   Adjustment Upon Changes in Capitalization.

              In the event of any change in Penncore Common Stock by reason of stock dividends, split-ups, recapitalization, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Penncore Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Penncore Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Penncore Common Stock then issued and outstanding after giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Penncore to breach any provision of the Merger Agreement.

          7.   Registration Rights.

              Penncore shall, if requested by Bancorp or any Bancorp assignee, as expeditiously as possible following the occurrence of a Purchase Event and prior to the second anniversary thereof, prepare a registration statement ("registration statement") under federal and any state law if necessary in order to permit the sale or other disposition of the shares of Penncore Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Bancorp. Bancorp shall provide all information reasonably requested by Penncore for inclusion in any registration statement to be filed hereunder. Penncore will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this
Section 7 shall be at Penncore's expense except for underwriting commissions and the fees and disbursements of Bancorp's or any of Bancorp assignee's counsel attributable to the registration of such Penncore Common Stock. In no event shall Penncore be required to effect more than one registration hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Penncore of Penncore Common Stock. If requested by Bancorp or any Bancorp assignee, in connection with any such registration, Penncore will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from a Bancorp assignee under this
Section 7, Penncore agrees to send a copy of such request to Bancorp and to any other Bancorp assignee known to Penncore, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

          8.   Severability.

              If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Penncore Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Penncore to allow the holder to acquire or to require Penncore to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          9.   Miscellaneous.

              (a) Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

              (b) Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

              (c) Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Bancorp may assign in whole or in part its rights and obligations hereunder without the express written consent of Penncore.

              (d) All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as provided in the Merger Agreement. A party may change its address for notice purposes by written notice to the other party hereto.

              (e) This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

              (f) The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by either party hereto and that this Agreement may be enforced by either party hereto through injunctive or other equitable relief.

              (g)  This  Agreement   shall  be  governed  by  and  construed  in
accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.


ATTEST:                                 PENNCORE FINANCIAL SERVICES
                                        CORPORATION

By:/s/ Sharon M. Fink                   By:/s/ Owen O. Freeman, Jr.
    Sharon M. Fink                          Owen O. Freeman, Jr.
    Assistant Secretary                     Chairman of the Board



ATTEST:                                 ML BANCORP, INC.

By:/s/ Brian M. Hartline                By:/s/ Dennis S. Marlo
    Brian M. Hartline                       Dennis S. Marlo
    Executive Vice President and            President and Chief
      Chief Financial Officer                 Executive Officer

                                     ANNEX C

                      OPINION OF DANIELSON ASSOCIATES, INC.


                                                               To be determined

Board of Directors
Penncore Financial Services Corporation
Route 332 & Friends Lane
Newtown, Pennsylvania 18940

Dear Members of the Board:

         Set forth herein is the updated opinion as to the "fairness," from a financial point of view, of the offer by ML Bancorp, Inc. ("ML") of Villanova, Pennsylvania to acquire all of the shares of the common stock of Penncore Financial Services Corporation ("Penncore") of Newtown, Pennsylvania, and its banking subsidiary, Commonwealth State Bank ("Commonwealth State" and the "Bank") also of Newtown. The ML offer is to exchange 2.5 shares of ML common stock for each share of Penncore stock up to 70% of the total shares outstanding, to acquire the remainder for cash at a price of $36.56 per share and to cash out the warrants and SARs at $36.56 per share. The "fair" sale value is defined as the price at which all of the shares of Penncore's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining as to the "fairness" of the offer, it also must be determined if the ML common stock to be exchanged for Penncore common stock is "fairly" valued.

         Danielson Associates Inc. ("Danielson Associates"), as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies and thrifts in connection with mergers, acquisitions and other securities transactions. Danielson Associates has knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets.

Board of Directors
To be determined
Page Two

         This opinion is based partly on data supplied to Danielson Associates by Penncore, but it relies on some public information, all of which is believed to be reliable, but neither the completeness nor accuracy of such information can be guaranteed. In particular, the opinion assumes, based on management's representation, that there are no significant asset quality problems beyond what is stated in recent reports to regulatory agencies and in the monthly report to the directors.

         In preparing the original  opinion dated  February 3, 1997, we reviewed
(a) annual reports of Penncore and ML for 1994 and 1995; (b) call report data on each from 1989 through 1996, including quarterly reports for March 31, 1996, June 30, 1996, September 30, 1996; (c) recently reported prices and trading activities of, and dividends paid on, the common stock of ML; and (d) certain other publicly available information, including data relating to the current economic and acquisition environment generally and the banking market in particular.

         In preparing the opinion, the Bank's market was analyzed and its business and prospects were discussed with management. In addition, we conducted such other financial analyses as we deemed appropriate such as comparable company analyses, comparable transaction analyses, and pro forma dilution analyses. Any unique characteristics also were considered.

         We believe that such analyses as described above must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying this opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses and summary description.

         In the analyses, we make certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond ML's or Penncore's control. Any estimates contained in our analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates.

Board of Directors
To be determined
Page Three

         Subsequently there has been no change in the performance of ML or deterioration in its stock price. Based on the foregoing, it is our opinion that, as of the date hereof, the offer by ML Bancorp to acquire Penncore is fair, from a financial point of view, to Penncore and its shareholders.

                              Respectfully submitted,


                              Arnold G. Danielson
                              Chairman
                              Danielson Associates Inc.

                                     ANNEX D

               PROVISIONS OF PENNSYLVANIA BUSINESS CORPORATION LAW
                         RELATING TO DISSENTERS' RIGHTS

                      PENNSYLVANIA BUSINESS CORPORATION LAW

Subchapter D. - Dissenters Rights


ss. 1571.  Application and effect of subchapter.

         (a) General Rule. - Except as otherwise proved in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

         (b)      Exceptions. -

                  (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                     (i) listed on a national securities exchange; or

                     (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

                  (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                     (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                     (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all the shareholders of the class.

                     (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

                  (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

         (c) Grant of option dissenters rights. - The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

         (d) Notice of dissenters rights. - Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

                  (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

                  (2)      a copy of this subchapter.

         (e) Other statutes. - The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

         (f) Certain provisions of articles ineffective. - This subchapter may not be relaxed by any provision of the articles.

         (g) Cross references. - See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

ss. 1572.  Definitions.

         The following words and phrases when used in this subchapter shall have the meaning given to them in this section unless the content clearly indicates otherwise:

         "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

         "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

         "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

         "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by corporation on its principal bank loans.

ss. 1573.  Record and beneficial holders and owners.

         (a) Record holders of shares. - A record holder of shares on a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

         (b) Beneficial owners of shares. - A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

ss. 1574.  Notice of intention to dissent.

         If the proposed action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

ss. 1575.  Notice to demand payment.

         (a) General rule. - If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of the shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporation action. In either case, the notice shall:

                  (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

                  (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

                  (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

                  (4)      Be accompanied by a copy of this subchapter.

         (b) Time for receipt of demand for payment. - The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of this notice.


ss. 1576.  Failure to comply with notice to demand payment, etc.

         (a) Effect of failure of shareholder to act. - A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

         (b) Restriction on uncertificated shares. - If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

         (c) Rights retained by shareholder. - The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

ss. 1577.  Release of restrictions or payment for shares.

         (a) Failure to effectuate corporate action. - Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

         (b) Renewal of notice to demand payment. - When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

         (c) Payment of fair value of shares. - Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair market value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

                  (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

                  (2) A statement of the corporation's estimate of the fair value of the shares.

                  (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

         (d) Failure to make payment. - If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment for their fair value.

ss. 1578.  Estimate by dissenter of fair value of shares.

         (a) General rule. - If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment in the amount or the deficiency.

         (b) Effect of failure to file estimate. - Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of this remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

ss. 1579.  Valuation proceedings generally.

         (a) General rule. - Within 60 days after the latest of :

                  (1) effectuation of the proposed corporate action;

                  (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

                  (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

         (b) Mandatory joinder of dissents. - All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceedings as in an action against their shares. A copy of application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa. C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure). [Footnote omitted].

         (c) Jurisdiction of the court. - The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

         (d) Measure of recovery. - Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

         (e) Effect of corporation's failure to file application. - If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

ss. 1580.  Costs and expenses of valuation proceedings.

         (a) General  rule.  - The costs and  expenses of any  proceeding  under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

         (b) Assessment of counsel fees and expert fees where lack of good faith appears. - Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

         (c) Award of fees for benefits to other dissenters. - If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

         Sections 1741 through 1750 of Subchapter C, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any of them is a party or is threatened to be made a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 1742 permits indemnification in derivative actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by
(i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determIned that he is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17C of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

         Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director. whether or not the corporation would have the power to indemnify him against the liability under Subchapter 17C of the BCL.

         Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17C of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17C of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

         Registrant's Articles of Incorporation provide that (i) a director shall not be personally liable for monetary damages for any action or failure to act as a director except to the extent that by law the director's liability for monetary damages may not be limited, (ii) the Registrant shall indemnify officers, directors, employees or agents (including former officers, directors, employees and agents) of Registrant to the fullest extent now or hereafter permitted by law, (iii) indemnification is provided for any person who is or was serving at the request of registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises,
(iv) for advancement or reimbursement of expenses to such indemnified persons (subject to an undertaking to repay all amounts so advanced in the event that it is determined that such person was not entitled to indemnification), (v) the provisions in the Articles of Registrant are not deemed to be exclusive of other rights that a person may have under law, (v) the Registrant has the right to purchase and maintain insurance on behalf of any person named in (iv) or (vi), the duties of the Registrant to indemnify and advance expenses is in the nature of a contract and may not be amended or terminated or altered to the detriment of any such person based on an act or claim which took place prior to such amendment, repeal or termination.

         Registrant maintains a directors and officers liability insurance policy insuring the directors and officers of Registrant and its subsidiaries in certain instances.

Item 21. Exhibits and Financial Statement Schedules.

               The following  documents are filed as a part of this Registration
Statement:

         (a) Exhibits.

               The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number   Description

 2.1 Agreement and Plan of Merger, dated as of February 4, 1997, between Penncore Financial Services Corporation ("Penncore") and Registrant (attached as Annex A to the Proxy Statement/Prospectus included as part of this Registration Statement).

 3.1*    Articles of Incorporation of Bancorp
 3.2*    Bylaws of Bancorp

 5.1 Opinion of Dilworth, Paxson, Kalish & Kauffman LLP as to the legality of the Registrant's Common Stock being registered hereby.

 8.1     Tax opinion of KPMG Peat Marwick, LLP.
10.1 Stock Option Agreement dated as of February 4, 1997 between Penncore and Registrant (attached as Annex B to the Proxy Statement/Prospectus included as part of this Registration Statement).

10.2     Form of Voting Agreement executed by each Penncore director.
10.3     Voting Agreement executed by National Penn Investment Company.

10.4 Employment Agreement dated January 1, 1997 between Penncore and Owen O. Freeman, Jr. which will be assumed by Registrant upon completion of the Merger.

10.5 Employment Agreement dated January 1, 1997 between Penncore and H. Paul Lewis, which will be assumed by Registrant upon completion of the Merger.

10.6     Form of Severance Agreement to be assumed by Registrant at Closing.

23.1 Consent of Dilworth, Paxson, Kalish & Kauffman LLP with respect to the legality of securities being registered (included in Exhibit 5.1).

23.2 Consent of KPMG Peat Marwick LLP, independent accountants, with respect to certain tax matters.

23.3 Consent of KPMG Peat Marwick LLP, independent accountants, with respect to financial statements of Registrant.

23.4 Consent of KPMG Peat Marwick LLP, independent accountants, with respect to financial statements of Penncore.

23.5 Consent of Danielson Associates, Inc., with respect to its fairness opinion.

99.1     Form of Election by Penncore shareholders.

99.2     Letter to Penncore Shareholders with respect to Annual Meeting.

99.3     Form of Proxy by Penncore shareholders.

99.4     Notice of Penncore Annual Meeting of Shareholders.

*   Incorporated herein by reference.

         (b)      Financial Statement Schedules

         Financial statement schedules with respect to ML Bancorp, Inc. have been omitted since they are either not required, not applicable, or the required information is shown in the consolidated financial statements, or notes thereto, contained in the Proxy Statement/Prospectus filed as part of this Registration Statement.

         (c)      Reports, Opinions and Appraisals

         The opinion of Danielson Associates, Inc. (attached as Annex C to the Proxy Statement/Prospectus filed as part of this Registration Statement).

Item 22. Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termInation of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities.

         (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determIning any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submIt to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4,10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, at Villanova, Radnor Township, Commonwealth of Pennsylvania on this 22nd day of April, 1997.

                                       ML Bancorp, Inc.


                                       By: /s/ Dennis S. Marlo
                                          Dennis S. Marlo
                                          President and Chief
                                          Executive Officer


         Signature                   Title(s)                       Date

/s/  John R. Eppinger            Chairman, Director              April 22, 1997
     John R. Eppinger


/s/  David B. Hastings           Director                        April 22, 1997
     David B. Hastings


/s/  John J. Leahy               Director                        April 22, 1997
     John J. Leahy


/s/  Henry M. Luedecke           Director                        April 22, 1997
     Henry M. Luedecke


/s/  Dennis S. Marlo             President and Chief Executive   April 22, 1997
     Dennis S. Marlo             Officer, Director


/s/  Allan Woolford              Director                        April 22, 1997
     Allan Woolford


/s/  Brian M. Hartline           Vice President (Principal       April 22, 1997
     Brian M. Hartline           Financial and Accounting Officer)